The Redwood Review

4th Quarter 2008

REDWOOD TRUST

TABLE OF CONTENTS

Introduction	3

Shareholder Letter	4

Quarterly Overview	6

Financial Insights	10

GAAP Income	23

Taxable Income	26

Dividends	28

Capital and Liquidity	29

Mark-to-Market Adjustments	30

Residential Real Estate Securities	35

Commercial Real Estate Securities	42

Investments in Sequoia	44

Investments in Acacia	47

Appendix

Accounting Discussion	50

Glossary	52

Financial Tables	61

THE REDWOOD REVIEW 4TH QUARTER 2008	1

CAUTIONARY STATEMENT

Cautionary Statement

This Redwood Review contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve numerous risks and uncertainties. Our actual results may differ from our expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Forward-looking statements are not historical in nature and can be identified by words such as "anticipate," "estimate," "will," "should," "expect," "believe," "intend," "seek," "plan" and similar expressions or their negative forms, or by references to strategy, plans, or intentions. These forward-looking statements are subject to risks and uncertainties, including, among other things, those described in our Annual Report on Form 10-K for the year ended December 31, 2008 under the caption "Risk Factors." Other risks, uncertainties, and factors that could cause actual results to differ materially from those projected are described below and may be described from time to time in reports we file with the Securities and Exchange Commission, including reports on Forms 10-K, 10-Q, and 8-K. We undertake no obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise.

Statements regarding the following subjects, among others, are forward-looking by their nature: (i) the ability of our current and future investments to generate attractive future cash flows and returns with a comfortable margin of safety, (ii) our ability to prosper in the current environment and build our business in the future, (iii) our belief that our common stock offering in January 2009, and the investment of the proceeds thereof, will be accretive to our future financial results and significantly extend the duration of our investment cash flows, (iv) our estimate of how long it will take to invest the proceeds of common stock offering in January 2009, (v) our expectation that we will generate over $100 million in positive cash flow from existing investments after operating and interest expenses in 2009, (vi) our expectations regarding future declines in home values, (vii) our credit loss expectations for investment grade securities and the sensitivity of investment grade securities to credit risk, (viii) our Board of Directors’ intention to pay a regular quarterly dividend of $0.25 per share in 2009 and our expectation that such dividends will constitute a return of capital, and (ix) our belief that government initiatives could result in an increase in mortgage prepayment rates.

Important factors, among others, that may affect our actual results include: changes in interest rates; changes in mortgage prepayment rates; the timing of credit losses within our portfolio; our exposure to adjustable-rate and negative amortization mortgage loans; the state of the credit markets and other general economic conditions, particularly as they affect the price of earning assets and the credit status of borrowers; the concentration of the credit risks we are exposed to; the ability of counterparties to satisfy their obligations to us; legislative and regulatory actions affecting the mortgage industry or our business; the availability of high quality assets for purchase at attractive prices; declines in home prices and commercial real estate prices; increases in mortgage payment delinquencies; changes in the level of liquidity in the capital markets which may adversely affect our ability to finance our real estate asset portfolio; changes in liquidity in the market for real estate securities, the re-pricing of credit risk in the capital markets, inaccurate ratings of securities by rating agencies, rating agency downgrades of securities, and increases in the supply of real estate securities available-for-sale, each of which may adversely affect the values of securities we own; the extent of changes in the values of securities we own and the impact of adjustments reflecting those changes on our income statement and balance sheet, including our stockholders’ equity; our ability to maintain the positive stockholders’ equity necessary to enable us to pay the dividends required to maintain our status as a real estate investment trust (REIT) for tax purposes; our ability to generate the amount of cash flow we expect from our investment portfolio; changes in our investment, financing, and hedging strategies and the new risks that those changes may expose us to; changes in the competitive landscape within our industry, including changes that may affect our ability to retain or attract personnel; our failure to manage various operational risks associated with our business; our failure to maintain appropriate internal controls over financial reporting; our failure to properly administer and manage our securitization entities; risks we may be exposed to if we expand our business activities, such as risks relating to significantly increasing our direct holdings of loans; limitations imposed on our business due to our REIT status and our status as exempt from registration under the Investment Company Act of 1940; our ability to successfully deploy the proceeds from our recent common equity offering and raise additional capital to fund our investing activity; and other factors not presently identified. This Redwood Review may contain statistics and other data that in some cases have been obtained from or compiled from information made available by servicers and other third-party service providers.

2	THE REDWOOD REVIEW 4TH QUARTER 2008

INTRODUCTION

Note to Readers:

We file annual reports (on Form 10-K) and quarterly reports (on Form 10-Q) with the Securities and Exchange Commission. These filings and our earnings press releases provide information about our financial results in accordance with generally accepted accounting principles (GAAP). We urge you to review these documents, which are available through our web site, www.redwoodtrust.com.

This document, called the Redwood Review, provides supplemental information about Redwood through a discussion of many GAAP as well as non-GAAP metrics, such as taxable income and economic book value. We believe that these figures provide additional insight into Redwood’s business and future prospects. In each case in which we discuss a non-GAAP metrics, you will find an explanation of how it has been calculated, why we think the figure is important, and a reconciliation between the GAAP and non-GAAP figures. We hope you find the Redwood Review to be helpful to your understanding of our business.

We thank you for your input and suggestions, which have resulted in our changing the form and content of the Redwood Review over time. We welcome your continued interest and comments.

Selected Financial Highlights

Quarter:Year	GAAP Income per Share	Taxable Income per Share	Annualized Return on Equity	GAAP Book Value per Share	Economic Book Value per Share**	Total Dividends per Share
Q406	$1.32	$1.45	15%	$37.51	$31.42	$3.70
Q107	$0.66	$1.48	8%	$34.06	$32.22	$0.75
Q207	$0.41	$1.66	5%	$31.50	$33.11	$0.75
Q307	($2.18)	$1.74	(26%)	$5.32	$27.55	$0.75
Q407*	($36.49)	$0.92	(610%)	$23.18	$22.29	$2.75
Q108	($5.28)	$0.79	(83%)	$17.89	$18.04	$0.75
Q208	($1.40)	$0.11	(28%)	$17.00	$16.72	$0.75
Q308	($3.34)	$0.07	(80%)	$12.40	$13.18	$0.75
Q408	($3.46)	$0.25	(103%)	$9.02	$11.10	$0.75
*
The GAAP book value per share is after giving retroactive effect to the adoption of FAS 159 on January 1, 2008. Without giving retroactive effect to FAS 159, the GAAP book value per share was negative $22.18.

**
Economic book value per share is calculated using bid-side marks for our financial assets and offer-side marks for our financial liabilities and we believe it more accurately reflects liquidation value than does GAAP book value per share.  Economic book value is reconciled to GAAP book value in Table 6 of the Financial Tables.

THE REDWOOD REVIEW 4TH QUARTER 2008	3

SHAREHOLDER LETTER

Dear Fellow Shareholders:

We all know by now that we are in the midst of a multifaceted downturn that is the worst since the Great Depression. But as someone who has been in the business world for many years and seen many cycles, I can assure you that this dreadful period will pass and that the economy, housing, and the financial system will right themselves — setting the stage, yet again, for a new cycle of growth to begin.

Before looking to the future, I want to take a moment to review 2008. While we were not surprised by the downturn, we underestimated the extraordinary level and complexity of the financial risks that market participants had taken, the extreme level of leverage employed, and the degree to which the fates of most financial institutions and markets were intertwined. With the clarity of hindsight, we were too early with some of the investments we made in the first half of 2008, although we believe these investments will ultimately yield acceptable returns.

On the positive side, we financed our 2008 investments with permanent capital, which allows us to hold these securities to maturity without the risk of margin calls or forced redemptions. In addition, starting in mid-June we ceased all investing activity, so that we could assess the impact of the unprecedented developments occurring in the financial markets and the implications of government intervention in the mortgage market. We resumed acquiring assets late in the fourth quarter, after we got our arms around the potential investment risks and rewards.

Looking ahead to 2009 and 2010, no matter how I adjust the prism, it’s not a pretty picture on so many levels. If there were an easy fix for this situation, the smart, hard-working, and experienced people addressing these problems would already have found it. In the absence of a silver bullet, we expect governments and the private sector to continue probing for solutions that enable homeowners and the markets to stabilize. Complicating the problem is the extreme level of anger from all quarters (in some cases, justifiably so) at banks, regulators, Wall Street, and Washington, among others. We are not yet at the point at which emotions can subside and people can resume working with and trusting each other again. We believe it is simply going to take time, and that eventually, market forces will take hold and provide the needed stability for the economy to recover.

Of course, of particular interest to Redwood is the health of the housing sector. It is clearly in Redwood’s interest for home values to stabilize as soon as possible. Unfortunately, despite all the good intentions of government programs, we believe that home values will continue to fall for some time, until housing inventories decline and values come back in line with income and rental fundamentals. The rapid increase in home values between January 2000 and December 2006 — a period during which home prices doubled — was driven not by fundamentals but by excessive leverage and creative "affordability" mortgage products that stretched the purchasing power of borrowers. Home ownership rates, which had averaged 65% in the 20 years prior to 2000, rose to 69% between 2004 and 2006. We believe we are now in the midst of a painful retrenchment period during which home values and home ownership rates will decline until they are in line with historical norms. Realistically, this is likely to take years.

4	THE REDWOOD REVIEW 4TH QUARTER 2008

SHAREHOLDER LETTER

We continue to offer support for government programs designed to alleviate the housing and credit crisis, but we believe that as a nation, we must determine what long-term role the government should play in the mortgage market. We are of the opinion that governmental entities can not do it all, and that private sector financing will be essential to getting the mortgage markets back on track. We will continue to support the creative exploration of securitization solutions and we look forward to resuming our role of facilitating credit risk transfers. In the meantime, we will continue to invest carefully and patiently in assets that we believe will generate attractive returns with comfortable margins of safety.

Redwood has a strong balance sheet, solid operations, and management depth, which we believe will enable us to prosper in the current environment and continue to build our franchise in the months and years ahead. We appreciate the support you have shown us throughout a very challenging year in 2008, and more recently during our capital raise. Rest assured that we remain focused on building shareholder value as we navigate through what is likely to be a challenging 2009.

George E. Bull, III
Chairman and CEO

THE REDWOOD REVIEW 4TH QUARTER 2008	5

QUARTERLY OVERVIEW

Fourth Quarter 2008

In the spirit of keeping our commentary as topical as possible, we are changing the focal point of this letter to a Q&A discussion that recaps the most frequent questions investors asked during our recent common stock offering road show. Our usual summary of quarterly results seems out-of-date, as we released fourth quarter financial information a month-and-a-half ago in connection with our common stock offering. Rest assured that all of the numbers and usual commentary regarding the fourth quarter are addressed in detail in the relevant modules later in this Review.

Before we turn to the Q&A, let’s start with a quick recap of the current market conditions. Unfortunately, for many companies and homeowners, the real-life horror story continues. The credit markets remain under intense pressure as housing and economic activity continue to deteriorate, available credit and liquidity continue to contract, and the rating agencies busily issue a barrage of downgrades. In response, prices for residential and commercial real estate loans and securities saw a steep decline during the fourth quarter. So far in 2009, asset prices seem to be holding relatively steady from year-end levels. We would caution that this price stability may be temporary, especially as we expect significant additional downgrades of AAA residential and commercial mortgage-backed securities.

Various arms of the federal government have issued an alphabet soup of programs, legislation, and stimulus packages, all aimed at stemming the decline in home values, slowing the rate of foreclosures, and getting the economy and banking system back on track. Overall, these and other initiatives should be positive for Redwood. We support government policy aimed at helping homeowners, and actions that improve conditions in the housing market will directly benefit Redwood if they lead to lower losses and higher prepayments. We believe, however, that there is unlikely to be a near-term recovery in housing or the economy.

In spite of the gloomy outlook, and after spending four months watching and analyzing from the sidelines, we have been active investors in residential mortgage-backed securities (RMBS) since the latter part of the fourth quarter. We will go into more detail on the prospective returns from these investments later in the Review, but we believe we can now make attractive long-term residential mortgage-related investments with a comfortable margin of safety. We invested $50 million in the fourth quarter of 2008 and $98 million in the first quarter through February 24, 2009. The vast majority of these investments were in senior residential mortgage securities backed by prime or near-prime loans.

It was clear from our market analysis that the size of the investment opportunity was substantially larger than the excess capital we had on hand to invest. After much research and analysis, we concluded that raising common stock equity (at the right price) would be accretive to earnings after the proceeds were deployed into new investments and, therefore would be in the best interest of the company and shareholders. When we commenced the offering road show in mid-January, we were immediately tested by strong stock market headwinds. Nevertheless, thanks to the support of existing shareholders and some new large institutional investors we were successful in raising $283 million of new equity capital for Redwood.

During the road show, we met with over 100 institutional investors who asked many thoughtful, hard-hitting questions. The majority of these questions touched on the purpose of the offering, the investment opportunities we see, the impact of government initiatives, and the sensitivity of our balance sheet and cash flows to further credit deterioration. Below are the most frequent questions and our answers.

6	THE REDWOOD REVIEW 4TH QUARTER 2008

QUARTERLY OVERVIEW

Fourth Quarter 2008 (continued)

The Offering

Q: Did Redwood need to raise additional capital?

A: No, we did not need to raise capital. This was an offensive capital raise. At December 31, 2008, we had $126 million of unrestricted cash and no short-term debt. We also expect to generate over $100 million in positive cash flow from our existing investments after operating and interest expenses in 2009.

Q: Will the offering be accretive?

A: One of the core values that we remain deeply committed to (and which was articulated at Redwood’s inception in 1994) is this: We ask for new capital from our shareholders only when we believe we have investment opportunities in our business that should lead us to higher levels of earnings and dividends per share. We believe this offering will be accretive since we will be able to leverage our existing overhead to invest the additional capital without adding personnel, systems, or space. Furthermore, Redwood will benefit as the planned investments will significantly extend the duration of our investment cash flows.

Q: Why common equity?

A: We reviewed several alternative forms of capital and structures that did not involve common equity. The net result of this review was that these alternative forms of capital were either prohibitively expensive, or would give rise to REIT or Investment Company Act issues, or just added too much complexity to the story. In the end, we decided that common equity was the best alternative for Redwood and its shareholders. Common equity was simple, transparent, and appealing to the broadest range of potential investors.

The Investment Opportunity

Q: Why now? Many other smart investors have lost a fortune calling a bottom to this down cycle.

A: We are not in the business of calling market tops or bottoms, but we do have a view on when it is a better time to invest and when it is a better time to sell. We are now active buyers.

We have based our analysis on our expectation that more bad things will happen in housing. In our base case, we expect, on average, another 18% decline in nationwide home values and as much as a 35% further decline in some major markets. We make our investment decisions based on a range of outcomes. In this market, our target investment has attractive mid- to high-teen returns in an unlevered base case, well-protected stress case returns, and exceptional upside returns if we benefit from faster prepayments or lower than expected credit losses.

As we intend to fund these investments with permanent capital, we can sustain any future price volatility without the risk of margin calls or equity redemptions. Furthermore, if market discount rates go higher and asset prices go lower, it does not change our long-term investment returns. So if we are a little early or a little late, it’s okay. We are still acquiring assets that we believe will generate attractive long-term cash flows.

THE REDWOOD REVIEW 4TH QUARTER 2008	7

QUARTERLY OVERVIEW

Fourth Quarter 2008 (continued)

Q: How will you invest the proceeds?

A: Our primary focus will be on assets similar to our recent purchases — senior cash flows from prime and near-prime residential mortgage securities. To a lesser degree, we may selectively purchase very credit-sensitive securities with a shorter duration, but with the expectation of high projected rates of return. We have no current plans to purchase commercial mortgage-backed securities, although we constantly monitor the commercial market and the steps the government is taking in this area. Additionally, we may use a portion of the proceeds to co-invest with third party investors in investment funds which we may sponsor and manage.

Q: What separates you from your competitors?

A: To make successful investment decisions, you need both the right people and the right tools. Over the past 14 years, we have built a team comprised of seasoned mortgage and capital markets professionals. These include former loan servicers, originators, underwriters, as well as bond research analysts, structuring experts, and senior managers with extensive Wall Street  investment backgrounds. They provide invaluable experience and street-level insights into our investment assumptions and decisions. But that’s not enough. To properly evaluate the projected cash flow from a residential mortgage-backed security (RMBS), you need to have an opinion on each of the thousands of underlying loans. The market often only gives us an hour to bid on a security. Traditional underwriting methods and analytical tools are too slow to react. That is why our propriety analytical tools are so crucial — they allow us to leverage our extensive mortgage knowledge to make quick, well-informed decisions in the limited time available without sacrificing detailed loan level analysis.

Q: How long will it take to invest the proceeds?

A: We intend to invest the proceeds in a focused and patient manner. We conservatively estimate it will take about six months to invest the proceeds from the offering, but we caution that the time period is difficult to project. For example, we invested $50 million in the fourth quarter, but $33 million was invested within a short period in mid-December. In contrast, from mid-June through late October 2008, we were on the sidelines. The opportunities to invest the proceeds can change rapidly depending upon a number of factors including changes in the economy, the state of the banking industry, and changes in government regulation and policy. We consistently bid on considerably more securities than we purchase.

Balance Sheet and Cash Flows

Q: Can you discuss the credit sensitivity of your balance sheet? What are your cash flow expectations for your existing investment portfolio?

A: These are critical questions that require reference to data and tables. Please see the Real Estate Securities at Redwood section (pages 14-17) and the Cash Flow section (pages 20-22) in the Financial Insights section of this Redwood Review for an analysis that addresses these questions.

8	THE REDWOOD REVIEW 4TH QUARTER 2008

QUARTERLY OVERVIEW

Fourth Quarter 2008 (continued)

Governmental Actions

Q: Please provide the Company’s thoughts on loan modifications and the impact on Redwood’s returns.

A: As the government becomes further enmeshed in the banking system, and as support builds for a bankruptcy law cramdown amendment that will enable bankruptcy courts to modify mortgage loan terms, we believe the industry will continue to see mounting pressure (and incentives) to accept loan modifications (or be forced to accept them through a cramdown in bankruptcy).

At Redwood, we believe that loan modifications will have a relatively small financial impact on our existing portfolio. We expect that the biggest impact of modifications will be on lower-rated non-prime securities. Our capital investment in these types of securities is minimal ($0.24 per share at December 31, 2008). For new investments, our analysis takes into account the likely negative impact to investors of projected loan modifications.

Q: How would the proposal to allow for bankruptcy cramdowns affect Redwood?

A: We don’t think cramdowns will have a major impact on Redwood. Like modifications, we believe cramdowns will have more of an impact on non-prime securities, where we have an increasingly smaller exposure. We note that for December 2008 only 0.22% of prime borrowers were in bankruptcy proceedings compared to 2.65% for subprime borrowers, according to data from LoanPerformance.

The proposed cramdown amendment may result in additional downgrades of AAA securities and additional forced selling by investors whose capital allocation is ratings-sensitive. This would present attractive investment opportunities for Redwood.

We are delighted that we completed the capital raise during difficult market conditions. We are pleased by the support our equity offering received from several new and existing shareholders. Now comes the crucial job of successfully deploying the capital. We intend to invest patiently and wisely, and we fully appreciate the trust and confidence you have shown us. Thank you for your continuing support.

Martin S. Hughes President, Chief Financial Officer, and Co-Chief Operating Officer	Brett D. Nicholas Chief Investment Officer and Co-Chief Operating Officer

THE REDWOOD REVIEW 4TH QUARTER 2008	9

FINANCIAL INSIGHTS

Book Value

Summary

▶
The following supplemental non-GAAP balance sheet presents our assets and liabilities as calculated under GAAP and adjusted to reflect our estimate of economic value. We show our investments in the Redwood Opportunity Fund, L.P. (the Fund) and the Sequoia and Acacia securitization entities in separate line items, similar to the equity method of accounting, reflecting the reality that the underlying assets and liabilities owned by these entities are legally not ours. We own only the securities or interests that we have acquired from these entities.

▶
This table, except for our estimates of economic value, is derived from the consolidating balance sheet presented on page 19. Our estimate of economic value of $11.10 per share is calculated using bid-side asset marks, as required to determine fair value under GAAP. This method of calculating economic value more closely represents liquidation value and does not represent the higher amount we would have to pay at the offered-side to replace our existing assets.

Components of Book Value
December 31, 2008
($ in millions, except per share data)

	As Reported		Adj.		Management's Estimate of Economic Value
Cash and cash equivalents	$126	$			$126

Real estate securities at Redwood
Residential	145				145
Commercial	42				42
CDO	4				4
Total real estate securities at Redwood	191				191

Investments in the Fund	28				28
Investments in Sequoia	97		(32)	(a)	65
Investments in Acacia	16		(7)	(b)	9
Total securities and investments	$332				$293

Long-term debt	(150)		108	(c)	(42)

Other assets/liabilities, net (d)	(6)				(6)

Stockholders' equity	$302				$371

Book value per share	$9.02				$11.10

(a) Our Sequoia investments consist of credit enhancement securities, investment grade securities, and interest-only securities issued by Sequoia entities. We calculated the $65 million estimate of economic value for these securities using the same valuation process that we followed to fair value our other real estate securities. In contrast, the $97 million of GAAP carrying value of these investments represents the difference between residential real estate loans owned by the Sequoia entities and the asset-backed securities (ABS) issued by these entities to third-party investors. Under GAAP, we account for these loans and ABS issued at cost, not at fair value.

(b) Our Acacia investments consist of ABS and equity interests issued by Acacia entities; we also have management agreements with each entity. The $9 million estimate of economic value of our investments in Acacia entities represents the fair value of the ABS acquired plus the net present value of projected cash flows from our Acacia management fees discounted at 45%. We valued our equity interests at zero. In contrast, the $16 million GAAP value of these investments represents the difference between securities owned by the Acacia entities and the ABS issued by these entities to third-party investors. Under GAAP we account for these securities and ABS issued at fair value.

(c) We have issued $150 million of 30-year long-term debt at an interest rate of LIBOR plus 225 basis points. Under GAAP, this debt is carried at cost. Economic value is difficult to estimate with precision as the market for this debt is currently inactive. We estimated the $42 million economic value using the same valuation process used to fair value our other financial assets and liabilities. Estimated economic value is $108 million lower than our GAAP carrying value because given the significant overall contraction in credit availability and re-pricing of credit risk, we believe that if we had issued this long-term debt at December 31, 2008, investors would have required a substantially higher interest rate.

(d) Other assets/liabilities, net are comprised of real estate loans of $3 million, $4 million of deferred taxes, $6 million of accrued interest receivable, and other assets of $27 million, less dividends payable of $25 million and accrued interest and other liabilities of $21 million.

10	THE REDWOOD REVIEW 4TH QUARTER 2008

FINANCIAL INSIGHTS

Book Value (continued)

Summary (continued)

▶
In the fourth quarter, our GAAP book value declined by $110 million, or $3.38 per share, to $9.02 per share. Our estimated economic book value declined by $67 million, or $2.08 per share, to $11.10 per share. These declines were largely due to mark-to-market write-downs that were driven by the continuing and unprecedented lack of liquidity in the marketplace. Credit deterioration continues to persist in most parts of our portfolio at rates consistent with the expectations we established in prior quarters. We believe the steep rate of market price declines in the fourth quarter was exaggerated relative to the change in, and trend of, the fundamentals underlying these securities.

▶
Based on our estimate of the future loss-adjusted cash flows underlying our calculation of economic book value at December 31, 2008, the overall cash flow yield for our $419 million economic value of financial assets was 21% (including $126 million of cash yielding less than 1%) and 36% (excluding cash). The implied yield for our $42 million of market value of financial liabilities was 18%. Details and caveats regarding the use and determination of these calculations and reconciliations of non-GAAP measures to GAAP are found later in this Review.

▶
The following table highlights the components of the change in economic book value per share that occurred during the fourth quarter. This table highlights the performance of our different investment categories and shows other sources and uses of cash that impacted economic value. Our investment performance, expressed below as the change in the non-GAAP economic value of investments, gives effect to mark-to-market adjustments, new investments, and principal and interest collected.

Changes in the Components of Economic Value Per Share
Three Months Ended December 31, 2008
(in $ per share)

Management's estimate of economic value at 9/30/08	$13.18

Change in economic value of securities and investments
Real estate securities at Redwood	(1.73)
Investments in the Fund	(0.12)
Investments in Sequoia	0.21
Investments in Acacia	(0.09)
Total change in economic value of securities and investments	(1.73)

Operating expenses and working capital	(0.51)
Interest expense and change in long-term debt valuation	0.98
Equity issuance, net	(0.07)
Changes in economic value before dividends	(1.33)

Dividends	(0.75)

Total changes to economic value	(2.08)

Management's estimate of economic value at 12/31/08	$11.10

THE REDWOOD REVIEW 4TH QUARTER 2008	11

FINANCIAL INSIGHTS

Book Value (continued)

Summary (continued)

▶
The following table shows the components of management’s estimate of economic book value at December 31, 2008 on a pro forma basis after giving retroactive effect to the receipt of $283 million of net proceeds from our public offering of common stock in January 2009.

Pro forma Components of Economic Value
reflecting the January 2009 equity offering (a)
($ in millions, except per share data)

	December 31, 2008		Pro forma

	Management's Estimate of Economic Value	Per Share	Management's Estimate of Economic Value	Per Share
Cash and cash equivalents	$126	$3.76	$409	$6.81

Total securities and investments	293	8.77	293	4.88

Long-term debt	(42)	(1.25)	(42)	(0.70)

Other assets/liabilities, net	(6)	(0.18)	(6)	(0.10)

Stockholders' equity	$371	$11.10	$654	$10.89

(a) Reflects net proceeds of $283 million and issuance of 26,450,000 shares from the common stock offering.

▶
The shares of common stock issued in the January 2009 public offering were priced at $11.25 per share and, after underwriting fees and other offering expenses of $0.53 per share, the net proceeds to Redwood were $10.72 per share. This is the reason pro forma economic book value declined from $11.10 per share pre-offering to $10.89 per share post-offering.

▶
At year-end, our cash was $3.76 per share and management’s non-GAAP estimate of the economic value of our securities and investments was $8.77 per share. After giving retroactive effect to the offering, on a pro forma basis, our cash was $6.81 per share and management’s non-GAAP estimate of the economic value of our securities and investments was $4.88 per share. This table highlights that our cash position, after the offering, accounts for a significant amount of value per share and, as a result, our future returns will depend upon our investment success.

12	THE REDWOOD REVIEW 4TH QUARTER 2008

FINANCIAL INSIGHTS

Book Value (continued)

Quarterly Activity

▶
The total fair value of securities at Redwood (which is the same as GAAP carrying value) decreased during the fourth quarter by $37 million to $191 million. The table below presents the changes in fair value for our real estate securities portfolio during the fourth quarter.

Real Estate Securities at Redwood
Three Months Ended December 31, 2008
($ in millions)

Fair value at September 30, 2008	$228

Acquisitions	50
Sales	(1)
Principal payments	(10)
Discount amortization	(2)
Mark-to-market adjustments, net	(74)

Fair value at December 31, 2008	$191

▶
In the fourth quarter we invested $46 million in AAA RMBS at a weighted average price of 64% of face value and with average credit support of 12 percentage points. In addition, we invested $4 million in residential CES at a weighted average price of 2% of face value. We have continued to acquire assets in the first quarter of 2009 and through February 24, 2009, we invested $98 million in IGS at a weighted average price of 63% of face value and with average credit support of 11 percentage points. The vast majority of these IGS are in senior cash flow securities backed by prime or near-prime loans.

Impact of Potential Credit Ratings Downgrades

▶
Our investment decisions are based on our projection of the underlying collateral cash flows and the level of subordination protecting against future credit losses. We do not rely on credit ratings as part of our investment decision process. We emphasize this point because in the near future we expect significant downgrades by rating agencies of prime and non-prime AAA RMBS issued from 2005 through 2008. The overall credit performance of loans underlying these vintages is significantly worse than the rating agencies’ original expectations. In many cases, we expect securities currently rated AAA to be downgraded below investment grade, and in some cases downgraded to CCC.

▶
Additionally, the proposed bankruptcy cramdown legislation, if enacted, could result in additional downgrades of prime and Alt-A RMBS, as technical loss sharing arrangements in many of these securitization structures require that the AAA securities share in a portion of the credit losses resulting from bankruptcies.

▶
So what does this all mean for Redwood? Although there could be downward pressure on prices for our existing portfolio, there may also be buying opportunities as many current AAA investors could be pressured to sell. Some AAA investors are rating-sensitive (meaning they can only own securities that are rated AAA) and others, such as banks, would face significantly higher capital requirements to hold lower-rated securities.

▶
It also means that next quarter we are going to re-think how we present our information on our securities. We are considering presenting our residential securities by their senior and subordinate cash flow designations instead of IGS and CES (as presented in the table on the next page). Unfortunately, communicating the Redwood story just never seems to get any easier. Nevertheless, we remain committed to transparency and will adapt our presentations to keep up with the changing times.

THE REDWOOD REVIEW 4TH QUARTER 2008	13

FINANCIAL INSIGHTS

Book Value (continued)

Components

Cash and Cash Equivalents

▶
At December 31, 2008, we had $126 million in cash and cash equivalents, or $3.76 per share. Adjusted for the $283 million net proceeds from our January 2009 public offering of common stock, we had, on a pro forma basis, $409 million in cash and cash equivalents, or $6.81 per share. All of our cash is currently invested in U.S. Treasury Bills or bank deposits insured by the Federal Deposit Insurance Corporation.

Real Estate Securities at Redwood

▶	The following table provides a breakout of our real estate securities portfolio by residential, commercial, and CDO, and by vintage at December 31, 2008.

Real Estate Securities at Redwood
December 31, 2008
($ in millions)
					% of Total
	<=2004	2005	2006-2008	Total	Securities

Residential
IGS
Prime	$16	$41	$16	$73	38%
Non-prime	-	25	17	42	22%
Total IGS	$16	$66	$33	$115	60%

CES
Prime	$18	$2	$2	$22	12%
Non-prime	1	1	6	8	4%
Total CES	$19	$3	$8	$30	16%

Total Residential	$35	$69	$41	$145	76%

Commercial CES	$10	$9	$23	$42	22%
CDO	$-	$4	$-	$4	2%

Total	$45	$82	$64	$191	100%

14	THE REDWOOD REVIEW 4TH QUARTER 2008

FINANCIAL INSIGHTS

Book Value (continued)

Components (continued)

Real Estate Securities at Redwood (continued)

Residential IGS

▶
Our investment strategy has shifted over the past year towards acquiring residential prime and near-prime senior cash flows with a comfortable margin of safety to protect against escalating credit losses. As a result, the fair value of our residential IGS at December 31, 2008 was $115 million, representing 60% of our total securities portfolio at December 31, 2008, up from 51% at the end of the third quarter and 11% at the end of last year.

▶
Due to the unprecedented dislocations in the credit markets, we are currently able to buy IGS at significant discounts to principal value. Our returns on these IGS investments will be based on how much principal and interest we ultimately receive and how quickly we receive it. As these investments primarily represent senior cash flows, we do not expect a high level of losses. Our IGS returns are generally more sensitive to changes in prepayment rates than they are to credit risk.

▶	The following table presents the components of fair value (which equals GAAP carrying value determined in accordance with GAAP) for residential prime and non-prime IGS at Redwood at December 31, 2008.

Residential Investment Grade Securities at Redwood
December 31, 2008
($ in millions)

	Prime	Non-Prime	Total
Current face	$195	$104	$299
Unamortized premium (discount), net	(100)	(44)	(144)
Discount designated as credit reserve	(24)	(7)	(31)
Amortized cost	71	53	124

Unrealized gains	3	1	4
Unrealized losses	(1)	(12)	(13)

Fair value	$73	$42	$115

Fair value as a percentage of face	37%	40%	38%

▶
The $115 million fair value of our IGS represents 38% of face value at December 31, 2008. The IGS credit reserve of $31 million represents 10% of face value, while the IGS unamortized discount (the face amount we expect to recoup over time) of $144 million represents 48% of face value.

▶
The lifetime prepayment assumptions used to value our IGS range from 8 to 15 CPR for securities backed by prime loans and from 2 to 10 CPR securities backed by non-prime loans. While these rates are representative of current prepayment speeds for non-agency securities, we note that they are extremely low relative to historical prepayment rates.

▶
As has been well publicized, many borrowers are currently having difficulty refinancing due to high non-agency mortgage rates, insufficient home equity, and stringent underwriting. A pick-up in refinance activity either from lower non-agency mortgage rates or from the government’s initiatives to stimulate refinancing would likely benefit our IGS returns.

THE REDWOOD REVIEW 4TH QUARTER 2008	15

FINANCIAL INSIGHTS

Book Value (continued)

Components (continued)

Real Estate Securities at Redwood (continued)

Residential CES

▶
The fair value of our residential CES portfolio was $30 million, representing 16% of our total securities portfolio at December 31, 2008, down from 42% a year ago. This decline resulted from a reduction in market values due to negative mark-to-market adjustments and from our decision to re-direct our investment focus to senior cash flows (i.e., IGS).

▶
We acquire CES at a significant discount to principal value, as credit losses could reduce or eliminate the principal value of these bonds. In an ideal environment, we would experience fast prepayments and low credit losses, allowing us to recover a substantial part of the discount as income. Conversely, the least beneficial environment is the environment we are currently experiencing, with slow prepayments and high credit losses.

▶	The table below presents the components of fair value (which equals GAAP carrying value) of residential CES at Redwood at December 31, 2008.

Residential Credit Enhancement Securities at Redwood
December 31, 2008
($ in millions)

	Vintage
	<=2004	>=2005	Total
Current face	$208	$593	$801
Unamortized premium (discount), net	(35)	(33)	(68)
Discount designated as credit reserve	(151)	(549)	(700)
Amortized cost	22	11	33

Unrealized gains	1	3	4
Unrealized losses	(5)	(2)	(7)

Fair value	$18	$12	$30

Fair value as a percentage of face	9%	2%	4%

▶	We believe it is best to analyze and discuss our CES investments by vintage — 2004 and prior and 2005 to 2008 — as the potential return profiles differ significantly.

▶
The fair value of our CES from 2004 and prior vintages totals $18 million, representing 9% of face value. From a credit standpoint, these vintages are generally performing in line with or better than our initial expectations. We believe there is still potential earnings upside from these investments if actual credit losses are below our credit reserves of $151 million. These investments would also benefit from an increase in refinance activity.

▶
The fair value of our CES from 2005 to 2008 vintages totals $12 million, representing 2% of face value. Based on the poor credit trends underlying these vintages, we expect future credit losses to eliminate nearly all of the principal or face amount of these securities. Therefore, the fair value ascribed to these securities primarily represents the present value of future interest we expect to collect before actual credit losses are realized. Even if prepayments increase, it will be too late to benefit these CES to any material extent. We do not expect any upside from these investments.

16	THE REDWOOD REVIEW 4TH QUARTER 2008

FINANCIAL INSIGHTS

Book Value (continued)

Components (continued)

Real Estate Securities at Redwood (continued)

Commercial CES

▶
Our commercial CES represents 22% of our securities portfolio, down from 41% a year ago. We have not purchased commercial securities since the first quarter of 2007 and we remain on the sidelines. Due to the continuing deterioration in the fundamentals (increasing vacancies, falling rents, and difficulty in refinancing) in an increasingly weakening economy, we wrote down our commercial CES to $42 million, or 8% of face value in the fourth quarter.

▶	The table below presents the components of fair values (which equals GAAP carrying values) of commercial CES at Redwood at December 31, 2008.

Commercial Credit Enhancement Securities at Redwood
December 31, 2008
($ in millions)

	Vintage
	<=2004	2005	2006	2007	Total
Current face	$48	$124	$261	$81	$514
Unamortized premium (discount), net	(6)	12	23	7	36
Discount designated as credit reserve	(34)	(123)	(260)	(81)	(498)
Amortized cost	8	13	24	7	52

Unrealized gains	2	-	-	-	2
Unrealized losses	-	(4)	(7)	(1)	(12)

Fair value	$10	$9	$17	$6	$42

Fair value as a percentage of face	21%	7%	7%	7%	8%

▶
Our $498 million commercial CES credit reserve reflects our belief that we will not receive much principal from these investments. Since commercial CES do not prepay like residential securities, our returns will be based on our receiving interest on the outstanding face value until the anticipated losses occur.

THE REDWOOD REVIEW 4TH QUARTER 2008	17

FINANCIAL INSIGHTS

Book Value (continued)

Components (continued)

Investments in the Fund

▶
The fair value (which equals GAAP carrying value) of our investments in the Fund was $28 million at December 31, 2008. This investment represents a 52% interest in the Fund, which closed in March 2008 and is fully invested, primarily in non-prime RMBS. The Fund is managed by a subsidiary of Redwood.

Investments in Sequoia

▶
At December 31, 2008, the fair value of our investments in Sequoia was $65 million and the GAAP carrying value was $97 million. These investments consist primarily of interest-only securities (IOs) and to a lesser extent IGS and CES. Our returns on these IOs are most sensitive to prepayments and faster prepayments would negatively impact returns. Material changes in interest rates also have a short-term impact on cash flows generated.

Investments in Acacia

▶
At December 31, 2008, the fair value of our investments in Acacia was $9 million and the GAAP carrying value was $16 million. These investments represent equity interests and ABS issued from our Acacia CDO securitization entities and the management fees we receive from those entities. Due to various provisions in each CDO securitization, our equity interests are generally cut off from cash flows and we only expect limited returns on the ABS issued we own. We value the management fees at $5 million, which equals our projected management fees discounted at a 45% rate.

Short-term Debt

▶
We had no short-term debt at December 31, 2008. We believe that it is currently prudent to fund our investments with permanent capital (equity and long-term debt) that is not subject to margin calls and financial covenants.

Long-term Debt

▶
In 2006 and 2007, we issued $150 million of 30-year long-term debt at Redwood (due in 2037) at an interest rate of LIBOR plus 2.25%. Under GAAP, this debt is carried at cost. At December 31, 2008, we estimated a $63 million fair value for this liability using the same valuation process used to fair value our other financial assets and liabilities. Estimated economic value is lower than our GAAP carrying value because we believe that investors would have required an 18% yield on this debt (currently equal to LIBOR + 16.75%) had we issued it at December 31, 2008, and the low LIBOR rates have decreased anticipated interest payments.

18	THE REDWOOD REVIEW 4TH QUARTER 2008

FINANCIAL INSIGHTS

Book Value (continued)

Consolidating Balance Sheet

▶
GAAP requires us to consolidate all of the assets and liabilities of the Sequoia and Acacia securitization entities (which had a combined $5.2 billion of assets and $5.1 billion of liabilities at December 31, 2008), even though the assets are owned by securitization entities and the liabilities are obligations of these securitization entities payable only from the cash flows generated by the assets owned by these entities. Additionally, we are required to consolidate all of the assets and liabilities of the Fund, even though Redwood owns only the general partnership interest in the Fund and just over half of the limited partnership interests.

▶
The table below shows the consolidating components of our consolidated balance sheet at December 31, 2008. The purpose of this presentation is to show the effect each of the components had on our consolidated shareholders’ equity at December 31, 2008. The Fund, Sequoia, and Acacia components represent investments and are not separate business segments.

Consolidating Balance Sheet
December 31, 2008
($ in millions)

	Redwood	The Fund	Sequoia	Acacia	Intercompany	Redwood Consolidated
Real estate loans	$3	$-	$4,644	$12	$-	$4,659
Real estate securities	191	48	-	408	(74)	573
Investments in the Fund	28	-	-	-	(28)	-
Investments in Sequoia	97	-	-	-	(97)	-
Investments in Acacia	16	-	-	-	(16)	-
Other investments	-	-	-	78	-	78
Cash and cash equivalents	126	-	-	-	-	126
Total earning assets	461	48	4,644	498	(215)	5,436

Other assets	37	5	44	60	-	146

Total assets	$498	$53	$4,688	$558	$(215)	$5,582

Short-term debt	$-	$-	$-	$-	$-	$-
Other liabilities	46	2	9	195	-	252
Asset-backed securities issued - Sequoia	-	-	4,582	-	(74)	4,508
Asset-backed securities issued - Acacia	-	-	-	347	-	347
Long-term debt	150	-	-	-	-	150
Total liabilities	196	2	4,591	542	(74)	5,257

Minority interest	-	23	-	-	-	23

Total stockholders’ equity	302	28	97	16	(141)	302

Total liabilities and stockholders’ equity	$498	$53	$4,688	$558	$(215)	$5,582

THE REDWOOD REVIEW 4TH QUARTER 2008	19

FINANCIAL INSIGHTS

Cash Flow

▶
As a supplement to the Consolidated Statement of Cash Flows included in our Annual Report on Form 10-K, we have included the table below, which summarizes the sources and uses of our cash during the fourth quarter in a manner consistent with the way management analyzes them. This table excludes the gross cash flows generated by our Sequoia and Acacia securitization entities and the Fund (cash flows that are not available to Redwood), but does include the cash flows distributed to Redwood as a result of our investments in these entities.

▶
As shown in the table below, fourth quarter business cash flow totaled $27 million, down $19 million from the third quarter. The majority of the decline resulted from a $20 reduction in cash flow received from our investments, which was consistent with our warning in the third quarter Review. Other factors included a $1 million reduction in asset management fees and a $2 million reduction in cash operating expenses.

Redwood
Sources and Uses of Cash
Three Months Ended December 31, 2008
($ in millions)

Beginning cash balance at 9/30/08	$177
Business Cash Flows:
Cash flow from investments	$40
Asset management fees	1
Operating expenses	(12)
Interest expense on debt	(2)
Total business cash flows	27

Other Sources and Uses:
Proceeds from asset sales	1
Proceeds from equity issuance	2
Changes in working capital	2
Acquistions	(50)
Dividends	(26)
Repayment of debt	(7)
Net other uses	(78)

Net uses of cash	$(51)
Ending cash balance at 12/31/08	$126

▶
The beginning cash balance at September 30, 2008 and the ending cash balance at December 31, 2008 presented in the table above are GAAP amounts. The presentation of our sources and uses of cash in the table is derived from our GAAP Consolidated Statement of Cash Flows for the fourth quarter of 2008 by aggregating and netting all items within our GAAP Consolidated Statement of Cash Flows in order to present our sources and uses of cash in a manner consistent with the way management analyzes them.

20	THE REDWOOD REVIEW 4TH QUARTER 2008

FINANCIAL INSIGHTS

Cash Flow (continued)

▶
Our cash flow from investments in the fourth quarter declined from the prior quarter due for three reasons; slower prepayments (reducing principal paid on our securities), lower interest rates (reducing the interest paid on our securities and investments in Sequoia), and the lack of one-time events (which had increased our third quarter cash flows from our investments in the Fund and in Acacia). The table below presents the changes in cash flows from the third to the fourth quarter from our securities and investments.

Redwood
Cash Flow From Investments
($ in millions)

	Three Months Ended
	9/30/08	12/31/08	Change

Securities at Redwood
Residential principal	$17	$10	$(7)
Residential interest	13	11	(2)
Commercial and CDO interest	5	5	-
Total Securities at Redwood	35	26	(9)

Investments in Sequoia	13	9	(4)
Investments in Acacia	5	2	(3)
Investments in the Fund	7	3	(4)
Total Cash Flow from Securities and Investments	$60	$40	$(20)

▶
The $40 million of cash flow from our investments included $27 million of coupon interest and $13 million of principal. We caution readers that given the nature of our investments (deep discount credit-sensitive securities, IGS at discounts, IOs, equity investments in Acacia, and other types) it is difficult to draw conclusions in any one period about what portion of our cash flow represents "income" and what is a "return of capital." It is only at the end of an asset’s life that we can accurately determine what portion of the cumulative cash received (whether principal or interest) was truly income and what was a return of capital.

THE REDWOOD REVIEW 4TH QUARTER 2008	21

FINANCIAL INSIGHTS

Cash Flow (continued)

▶
The following table provides information regarding the investment source and vintage of cash flows from our investments. As shown, most of our cash flows are generated by assets from earlier vintages, which we believe provides a level of comfort about our ongoing ability to generate cash, as these assets generally continue to perform within our expectations.

Cash Flow from Investments by Vintage
Three Months Ended December 31, 2008
($ in millions)

	<=2004	2005	2006	2007	2008	Total
Redwood	$11	$6	$5	$4	$-	$26
The Fund	2	1	-	-	-	3
Sequoia	6	-	-	3	-	9
Acacia	2	-	-	-	-	2

Total	$21	$7	$5	$7	$-	$40

▶
At this time, we believe our 2009 quarterly cash flows from our existing investments (excluding the small amount of interest we receive on our cash) at December 31, 2008 will be similar to the cash flows in the fourth quarter of 2008. That is, we currently expect our net investment cash flow, after operating and interest expenses, to exceed $100 million for 2009. We caution that the projection of cash flows from existing investments at December 31, 2008 is subject to risks and the actual cash flows may vary and will depend upon, among other things, the amount and timing of credit losses, the amount and timing of prepayments, and the nature and impact of legislative and regulatory actions.

▶
Cash flow will be reduced in future periods as a consequence of credit losses, since interest payments will be based on reduced principal balances. Credit losses reduce our potential to recover the full face value.

▶
Future increases in cash flow could be generated by successfully reinvesting the cash flow from our existing investments, from investing our $126 million of cash at December 31, 2008, and from investing the $283 million in proceeds from our January 2009 common stock offering.

22	THE REDWOOD REVIEW 4TH QUARTER 2008

GAAP INCOME

Summary

What is this?

GAAP income is income calculated under generally accepted accounting principles in the United States.

Quarterly Update

▶
Our reported consolidated GAAP loss for the fourth quarter of 2008 was $116 million ($3.46 per share) compared to a loss of $111 million ($3.34 per share) for the third quarter of 2008. Negative market valuation adjustments (MVA) recognized through our income statement continue to be the driving factor in our results.

▶	The table below provides a summary of our GAAP loss for the fourth and third quarters of 2008.

GAAP (Loss) Income
($ in millions, except per share data)
	Three Months Ended
	12/31/08	9/30/08
Interest income	$123	$131
Management fees	1	1
Interest expense	(100)	(93)
Net interest income	24	39

Provision for loan losses	(19)	(18)
Market valuation adjustments, net	(111)	(127)
Net interest income (loss) after provision and market valuation adjustments	(106)	(106)

Operating expenses	(14)	(17)
Realized gains on sales	6	-
Realized gains on calls	-	-
Minority interest allocation	2	2
Benefit from (provision for) income taxes	(4)	10

GAAP (loss) income	$(116)	$(111)

GAAP (loss) income per share	$(3.46)	$(3.34)

THE REDWOOD REVIEW 4TH QUARTER 2008	23

GAAP INCOME

Quarterly Update (continued)

▶
The table below shows the consolidating components of our consolidated income statements for the fourth and third quarters of 2008. The purpose of this presentation is to show the effect each of the components had on our consolidated income statements for these periods. The Fund, Sequoia, and Acacia components represent investments and are not separate business segments.

Consolidating Income Statement
Three Months Ended December 31, 2008
($ in millions)

	Redwood	The Fund	Sequoia	Acacia	Intercompany Adjustments	Redwood Consolidated
Interest income	$18	$2	$71	$36	$(1)	$126
Net discount (premium) amortization	(3)	1	(1)	-	-	(3)
Total interest income	15	3	70	36	(1)	123

Management fees	1	-	-	-	-	1
Interest expense	(2)	-	(64)	(35)	1	(100)
Net interest income	14	3	6	1	-	24

Provision for loan losses	-	-	(19)	-	-	(19)
Market valuation adjustments, net	(103)	(7)	(3)	(4)	6	(111)
Net interest income (loss) after provision and market valuation adjustments	(89)	(4)	(16)	(3)	6	(106)

Operating expenses	(13)	(1)	-	-	-	(14)
Realized gains on sales and calls, net	-	-	12	-	(6)	6
Loss from the Fund, Sequoia, and Acacia	(10)	-	-	-	10	-
Minority interest allocation	-	2	-	-	-	2
Benefit from (provision for) income taxes	(4)	-	-	-	-	(4)

Net (loss) income	$(116)	$(3)	$(4)	$(3)	$10	$(116)

Consolidating Income Statement
Three Months Ended September 30, 2008
($ in millions)

	Redwood	The Fund	Sequoia	Acacia	Intercompany Adjustments	Redwood Consolidated
Interest income	$17	$2	$71	$37	$(1)	$126
Net discount (premium) amortization	6	2	(3)	-	-	5
Total interest income	23	4	68	37	(1)	131

Management fees	1	-	-	-	-	1
Interest expense	(2)	-	(63)	(29)	1	(93)
Net interest income	22	4	5	8	-	39
						-
Provision for loan losses	-	-	(18)	-	-	(18)
Market valuation adjustments, net	(88)	(8)	(2)	(29)	-	(127)
Net interest income (loss) after provision and market valuation adjustments	(66)	(4)	(15)	(21)	-	(106)

Operating expenses	(17)	-	-	-	-	(17)
Realized gains on sales and calls, net	-	-	-	-	-	-
Loss from the Fund, Sequoia, and Acacia	(38)	-	-	-	38	-
Minority interest allocation	-	2	-	-	-	2
Benefit from (provision for) income taxes	10	-	-	-	-	10

Net (loss) income	$(111)	$(2)	$(15)	$(21)	$38	$(111)

24	THE REDWOOD REVIEW 4TH QUARTER 2008

GAAP INCOME

Quarterly Update (continued)

▶
At Redwood, net interest income declined from the prior quarter by $8 million to $14 million in the fourth quarter. This decline was due to the reduction in face value on our securities due to credit losses in this and prior quarters, slower prepayments (which reduced the rate at which we accrete discount into income), and lower coupon rates as a result of lower short-term interest rates (approximately 70% of our investments are variable-rate investments). Negative MVA on our securities increased by $15 million to $103 million as many of the continued declines in market values on our securities resulted in other-than-temporary impairments this quarter.

▶
Total operating expenses at Redwood decreased by $4 million to $13 million in the fourth quarter of 2008. As discussed in the third quarter Review, prior period expenses included non-recurring legal and consulting costs.

▶
In the fourth quarter, we recorded a $4 million provision for income taxes relating to timing differences between GAAP and taxable income recognition. As noted in the third quarter Review, the decision of our board of directors to distribute 100% of our 2007 and 2008 REIT taxable income resulted in a $10 million credit for income taxes in that quarter.

▶
For reasons noted below, the losses from our investments in the Fund, Sequoia, and Acacia were $10 million in the fourth quarter, as compared to a loss of $38 million from these investments in the third quarter. As a result of all the following factors, Redwood’s loss in the fourth quarter of $116 million was similar to the loss of $111 million in the prior quarter.

▶
The Fund generated $3 million of net interest income, a slight decrease from the prior quarter. Negative MVA on the securities in the Fund totaled $7 million in the fourth quarter, a slight improvement from the prior quarter. After minority interests, the net loss from our investments in the Fund was $3 million in the fourth quarter, which was similar to the net loss of $2 million in the third quarter.

▶
At Sequoia, net interest income after loan loss provision and MVA in the fourth quarter was negative $16 million, similar to the third quarter result of negative $15 million. The sale of our interests in certain Sequoia entities resulted in a $12 million gain at Sequoia this quarter (as discussed further in the Investment in Sequoia section of this Review). As a result, our loss from our investments in Sequoia of $4 million was lower than the $15 million loss in the third quarter.

▶
At Acacia, net interest income declined as expected to $1 million in the fourth quarter as distributions on our equity investments were terminated due to rating agency downgrades of securities held by the Acacia entities. The negative MVA of $4 million in the fourth quarter was significantly less than in the prior quarter. As a result, our loss of $3 million on our investment in Acacia In the fourth quarter was down than the $21 million loss in the third quarter.

THE REDWOOD REVIEW 4TH QUARTER 2008	25

TAXABLE INCOME

Summary

What is this?

Taxable income is our pre-tax income as calculated for tax purposes. Taxable income differs materially from GAAP income. Table 3 in the Appendix reconciles these two earnings measures.

REIT taxable income is the primary determinant of the minimum amount of dividends we must distribute in order to maintain our tax status as a REIT. REIT taxable income is pre-tax profit, as calculated for tax purposes, excluding taxable income earned at our taxable subsidiaries. Over time, we must distribute at least 90% of our REIT taxable income as dividends.

For our quarterly taxable earnings estimates, we project our taxable earnings for the year based upon various assumptions of events that will occur during the year. However, some of the events that could have significant impact on our taxable earnings are difficult to project, including the amount and timing of credit losses, prepayments, and employee stock option exercises. Thus, our quarterly taxable earnings are likely to remain volatile.

Quarterly Update

▶	The charts below provide a summary of our taxable income per share and REIT taxable income per share of each for the nine most recently completed fiscal quarters.

26	THE REDWOOD REVIEW 4TH QUARTER 2008

GAAP INCOME

Quarterly Update (continued)

▶	Our fourth quarter taxable earnings included $40 million of deductions related to credit losses, an increase of $7 million over the previous quarter.

▶
We caution that the realization of credit losses can vary significantly from quarter to quarter, depending on a number of variables (e.g., the level of loan modifications, short sales, and the impact of new legislation) that could decelerate or accelerate the timing of recognition of losses. For example, federal and state regulatory actions are giving delinquent borrowers additional time to resolve mortgage delinquency issues. Nevertheless, we expect credit losses to continue to increase in 2009.

▶
We are not permitted to establish credit reserves for tax purposes and we do not generally recognize changes in the market values of assets for tax purposes until the asset is sold. As a result, at December 31, 2008, the tax basis of our residential, commercial, and CDO CES at Redwood (excluding investments in Sequoia and Acacia) was $479 million higher than our GAAP basis. As a result, future credit losses will have a more significant impact on our taxable income than on our GAAP income. Over time, cumulative GAAP and taxable income will converge. Given our projected losses, we expect taxable income to be less than GAAP income for the next few quarters (although negative MVA could decrease reported GAAP income significantly).

THE REDWOOD REVIEW 4TH QUARTER 2008	27

DIVIDENDS

Summary

What is this?

As a REIT, we are required to distribute at least 90% of our REIT taxable income in the form of dividends to shareholders. Our board of directors can declare dividends in excess of this minimum requirement.

The chart below shows the regular and special dividends per share paid to shareholders for the indicated periods and our projected regular dividend for 2009.

Quarterly Update

▶	On November 10, 2008, our board of directors declared a regular dividend of $0.75 per share for the fourth quarter, which was paid on January 21, 2009 to shareholders of record on December 31, 2008.

▶	We paid $3.00 per share in regular dividends in 2008 and have announced that these dividends consisted of $2.75 per share of ordinary income and $0.25 per share of return of capital.

▶	On November 10, 2008, our board of directors announced its intention to pay a regular dividend of $0.25 per share per quarter in 2009.

▶	There was no undistributed REIT taxable income at December 31, 2008.

▶
We expect a tax loss at the REIT level for 2009 due to the expected realization of credit losses. We currently expect that Redwood’s 2009 regular dividend will constitute a return of capital and, as such, will not be taxable to shareholders.

▶	We currently believe it is unlikely that we will pay a special dividend in 2009.

28	THE REDWOOD REVIEW 4TH QUARTER 2008

CAPITAL & LIQUIDITY

Summary

What is this?

We use capital to fund our operations, invest in earning assets that are generally illiquid, fund working capital, and meet lender capital requirements with respect to collateralized borrowings, if any.

Through our internal risk-adjusted capital policy, we allocate a prudent level of capital for our earning assets to meet liquidity needs that may arise. In most cases, the amount of allocated capital is equal to 100% of the fair value of the asset. The amount of capital that exceeds our risk-adjusted capital guideline, less short-term debt, pending investment settlements, operating expense allocations, and other miscellaneous capital allocations, is excess capital that can be invested to support business growth.

Our capital base includes common equity plus $150 million of long-term debt at Redwood, which is due in 2037.

Declines in the fair value of assets do not have an effect on excess capital, as asset value declines equally reduce both available capital and capital required for these investments.

Quarterly Update

▶	At December 31, 2008, our unrestricted cash totaled $126 million.

▶
At December 31, 2008, our reported capital totaled $452 million, compared to $562 million at September 30, 2008. The decline in our reported capital during the quarter generally reflects the decrease in the market value of our assets.

▶
Our excess capital position was $121 million at December 31, 2008, a decrease from $163 million at September 30, 2008. During the fourth quarter, our sources of capital were $27 million from portfolio cash flows and management fees in excess of operating costs and financing costs. Other sources of capital included $1 million from asset sales, $2 million from the sale of shares pursuant to our dividend reinvestment plan, and $4 million of net changes in operating capital (per our internal risk-adjusted guidelines). Uses of capital included the payment of $26 million in dividends and the funding of $50 million of asset acquisitions.

▶	In January 2009, we raised $283 million, net of offering expenses, from a public offering of common stock.

THE REDWOOD REVIEW 4TH QUARTER 2008	29

MARK-TO-MARKET ADJUSTMENTS

Market Conditions

▶
No sector of the non-agency RMBS or CMBS market was spared from pricing pressure during the fourth quarter of 2008. In particular, the AAA space saw relentless declines in market value. We believe multiple factors drove the market lower, including the following:

-	Hedge funds, facing redemptions, were persistent and relatively price insensitive sellers.

-	Mutual funds were also persistent sellers in the face of redemptions.

-	Global investment banks were again under earnings and liquidity pressure.

-	Traditional high yield corporate investors, who had moved capital into the RMBS space, moved back to high-yield corporate bonds as yields in that sector reached historical levels.

-	Increased uncertainty about how loan modifications and bankruptcy cramdowns will affect mortgage-backed securities.

-	The slowing pace of existing home sales and the continued declines in housing prices.

-	A limited amount of new capital available at year end.

▶
No residential prime non-agency mortgage securitizations were completed in the fourth quarter, and less than $7 billion were issued in 2008, down from $180 billion issued in 2007, and $281 billion issued in the peak year of 2005. No commercial mortgage securitizations were completed in the second half of 2008, and only $12 billion were issued for the full year, which was a significant reduction from the $230 billion issued in 2007.

▶
The chart below illustrates the substantial decline in prices throughout 2008 that investors demanded to compensate for the perceived risk of various types of AAA RMBS and CMBS over the past two years.

▶
Note that AAA RMBS and CMBS prices dropped dramatically in the fourth quarter (after the Treasury Department announced it would not use TARP funds to acquire non-agency mortgage securities). In early 2009, prices have partially recovered from their lows.

30	THE REDWOOD REVIEW 4TH QUARTER 2008

MARK-TO-MARKET ADJUSTMENTS

Market Conditions (continued)

▶
For some assets, declines in fair values reflect the near certainty of serious credit losses being realized. For others, significant future losses may not occur, but there is a perceived increase in the risk of loss, resulting in a lower value. Finally, many assets are not at serious risk of loss, but their declining value largely reflects a limited number of observed sales in the market as well as reduced liquidity and increased buyer caution.

▶
The accounting rules regarding mark-to-market (MTM) accounting are complex and may not clearly reflect the underlying economics. This topic is more fully discussed in the Accounting Discussion module in the Appendix.

▶	Financial Table 16 in the back of this Review details the fair value of the residential, commercial, and CDO securities at Redwood as a percentage of their face value as of December 31, 2008.

Total Mark-to-Market Adjustments

▶	The table below shows the consolidating impact of MTM adjustments against loans and securities on our balance sheet and income statement in the fourth quarter.

Mark-to-Market Adjustments on Assets and Liabilities
Consolidated Balance Sheet and Income Statement Effects
Three Months Ended December 31, 2008
($ in millions)
		The
	Redwood	Fund	Sequoia	Acacia (a)	Total
Balance sheet effect
Net change in equity account	$26	$(2)	$-	$-	$24

Income statement effect
Market valuation adjustments
Fair value assets and liabilities	(4)	-	(3)	2	(5)
Impairment on AFS securities	(99)	(7)	-	-	(106)
Total income statement effect	(103)	(7)	(3)	2	(111)

Total mark-to-market adjustments	$(77)	$(9)	$(3)	$2	$(87)

(a) Changes in fair value assets at Acacia does not include $6.5 million of intercompany market valuation adjustments related to the derecognition of certain Sequoia ABS issued assets at Acacia entities during the fourth quarter of 2008. These ABS issued were previously eliminated upon consolidation

THE REDWOOD REVIEW 4TH QUARTER 2008	31

MARK-TO-MARKET ADJUSTMENTS

Total Mark-to-Market Adjustments (continued)

▶
During the quarter, net MTM adjustments on securities held at Redwood were negative $77 million and were primarily related to higher discount rates required by market participants and declining prepayment speeds, with credit deterioration contributing to a minimal extent.

▶	The tables below detail the negative $77 million of MTM adjustments during the fourth quarter on securities held at Redwood by underlying collateral type and by vintage.

Mark-to-Market Adjustments
on Assets at Redwood
Three Months Ended December 31, 2008
($ in millions)

			Loans &		MTM
	IGS	CES	Derivatives	Total	Percentage (a)
Residential
Prime	$(26)	$(18)	$-	$(44)	(31)%
Non-prime	(14)	(1)	-	(15)	(21)%
Total Residential	(40)	(19)	-	(59)

Commercial	-	(15)	-	(15)	(24)%
CDO	-	-	-	-	-
Interest rate agreements & other derivatives	-	-	(3)	(3)

Total mark-to-market adjustments	$(40)	$(34)	$(3)	$(77)

By Vintage
	<= 2004	2005	2006	2007	2008	Loans & Derivatives	Total
Total mark-to-market adjustments	$(30)	$(19)	$(15)	$(8)	$(2)	$(3)	$(77)
MTM percentage (a)	(36)%	(18)%	(28)%	(19)%	(64)%

(a)
This percentage represents the MTM adjustments taken as a percentage of the reported fair values at the beginning of the period or purchase price if acquired during the period. It isintended to highlight the price declines by collateral type for the three months ended December 31, 2008. These price declines are specific to our portfolio and may not be indicative of price declines in the market in general.

32	THE REDWOOD REVIEW 4TH QUARTER 2008

MARK-TO-MARKET ADJUSTMENTS

Impact on Assets at the Fund

▶
During the fourth quarter, total MTM adjustments at the Fund were a negative $9 million, all of which were deemed other-than-temporary impairments. All of the securities owned by the Fund are classified as available-for-sale.

Impact on Assets and Liabilities at Sequoia

▶
Loans and ABS issued at Sequoia are carried at their amortized cost basis. Real estate owned is reported at lower of cost or market. During the fourth quarter, MTM adjustments totaled a negative $3 million resulting from a decrease in the fair value of real estate owned.

Impact on Assets and Liabilities at Acacia

▶
During the fourth quarter, MTM adjustments were negative $4 million resulting from decreases in the fair value of real estate securities, loans, derivatives, and related ABS issued, as presented in the table below.

Mark-to-Market Adjustments
on Acacia Assets and Liabilities
Three Months Ended December 31, 2008
($ in millions)

Assets
Real estate securities and loans	$(216)
Interest rate agreements and other derivatives	(74)

Liabilities
ABS issued	286

Net mark-to-market adjustments	$(4)

THE REDWOOD REVIEW 4TH QUARTER 2008	33

MARK-TO-MARKET ADJUSTMENTS

Mark-to-Market Valuation Process

▶
The market values we use for our assets and liabilities reflect the price we believe we would realize if we chose to sell our securities or would have to pay if we chose to buy back our liabilities or ABS issued. This is the required accounting standard even if we have no intention to sell assets.

▶
Establishing market values in thinly traded or essentially closed markets is inherently subjective and is dependent upon many market-based inputs, including observable trades, information on offered inventories, bid lists, and indications of value obtained from dealers. Obtaining market values for securities is especially difficult for illiquid securities (such as the securities we own), and is made more difficult when there is limited trading visibility. Although trading volume improved in the fourth quarter from depressed levels over the prior three quarters, we expect market valuations to remain volatile.

▶
Late last year, the Financial Accounting Standards Board issued clarifying guidance on marking assets to fair value, although it did not change the accounting requirements nor did it affect our valuation process. We continue to value our securities at prices where we believe we can sell them in the current illiquid market.

▶
Market values for our securities and ABS issued are dependent upon a number of market-based assumptions, including future interest rates, prepayment rates, discount rates, credit loss rates, and the timing of credit losses. We use these assumptions to generate internal estimates of fair value for each individual security.

▶
Although we rely on our internal calculations to compute the fair value of securities we own, we also request and consider indications of value (marks) from third-party dealers to assist us in our valuation process. For December 31, 2008, we received dealer marks on 67% of our assets and 94% of our liabilities on our consolidated balance sheet. In the aggregate, our internal valuations of the securities on which we received dealer marks were 1% lower than the aggregate dealer marks at December 31, 2008. Our internal valuations of our ABS issued on which we received dealer marks were 12% higher than the aggregate dealer marks at December 31, 2008.

▶
In assessing the third-party dealer marks that we receive, it appears that some measures have been taken to enhance the quality of these marks, as they more closely approximated our internal fair value estimates in the fourth quarter of 2008 than in recent prior quarters. However, there were fewer third party generated data points available to us at December 31, 2008, than in prior quarters, in part because some dealers no longer exist and others have ceased providing client valuation services.

34	THE REDWOOD REVIEW 4TH QUARTER 2008

RESIDENTIAL REAL ESTATE SECURITIES

Summary

What is this?

Redwood invests in securities that are backed by pools of residential real estate loans. Historically, these securities were primarily CES, but recent acquisitions of IGS have resulted in a larger percentage of IGS to total securities. Most of our investments in residential real estate securities are backed by prime residential loans and some are backed by Alt-A, Option ARM, and subprime loans. The following discussion refers only to the residential securities owned by Redwood, exclusive of the securities owned by Sequoia, Acacia, and the Fund, and exclusive of Redwood’s investments in these entities.

Quarterly Update

▶
In the fourth quarter, we invested primarily in AAA, or senior cash flow, securities. We invested $46 million in AAA securities at a weighted average price of 64% of the face value and with an average credit support of 12 percentage points, and $4 million of CES, or subordinate cash flow securities, that we acquired at 2% of face value. More details about our securities follow in the prime IGS, non-prime IGS, and CES sections.

▶
Prices for non-agency mortgage securities declined roughly 20% during the fourth quarter. The drop was driven by a combination of forced selling by certain investors facing liquidity pressures, uncertainty about government intervention and loan modifications, and the potential for bankruptcy cramdowns.

▶
Mortgage delinquencies continue to increase and ultimately will result in higher future losses. It is important to note Redwood’s losses are capped at its investment in any specific security, regardless of how much higher delinquencies and losses increase. This is significantly different from a portfolio lender or a guarantor that owns or guarantees the entire loan (or portfolio of loans) where the higher the amount of delinquencies and losses, the more loss exposure the lender or guarantor has.

▶
We expect the rating agencies to downgrade a significant number of prime and Alt-A mortgage securities from AAA to below investment grade ratings in the near term. Approximately $1.5 trillion of prime and Alt-A AAA securities were issued between 2005 and 2008. Given our current estimates of cumulative losses for loans from these vintages, we believe most of these securities will be downgraded.

▶
The pending bankruptcy reform legislation, if signed into law, will also result in AAA downgrades as many of the bond structures require losses from bankruptcies to be shared by all of the tranches in a mortgage security, and do not allocate these losses only to the most subordinate tranche.

▶
Prepayment rates in the fourth quarter were near historic lows (around 10%) for both non-agency prime and agency securities. However, government programs such as the recently announced Homeowner Affordability and Stability Plan are designed to spur refinancing activity. The government is highly motivated to increase prepayment activity and we may see an increase in prepayments in the near future.

▶
The Homeowner Affordability and Stability Plan is primarily focused on reducing foreclosures through loan modifications, and increasing refinancing opportunities for Agency borrowers.  Although details will not be released until March 4, 2009, the Plan appears to formalize several existing loan modification plans. The refinance aspect of the plan allows existing mortgagors with loan to value ratios up to 105%, and who have loans that are either owned or guaranteed by the Agencies, to refinance. Existing non-Agency borrowers who have conforming loan balances (up to $729,750 in high cost areas) could benefit under the plan by refinancing into an Agency loan subject to satisfying the underwriting requirements.

THE REDWOOD REVIEW 4TH QUARTER 2008	35

RESIDENTIAL REAL ESTATE SECURITIES

Prime IGS Portfolio

What is this?

Prime IGS are mortgage-backed securities backed by high quality residential loans. The borrowers typically have high FICO credit scores. The loans have relatively low loan-to-value (LTV) ratios. Information on our prime IGS and underlying loan characteristics are set forth in Tables 9, 10, 12, and 16 in the Financial Tables in this Review.

Quarterly Update

▶	Total interest income generated by our prime IGS was $3 million in the fourth quarter, which produced an annualized yield of 15% on our amortized cost of these securities.

▶
During the fourth quarter, we acquired $36 million of non-agency prime mortgage securities. This included $30 million of 2005 AAA mortgage securities at a weighted average price of 65% of face value and average credit support of 8 percentage points, and $6 million of 2007 AAA mortgage securities at a weighted average price of 60% of face value and average credit support of 6 percentage points.

▶
The increased level of delinquencies and losses, and the insufficient amount of credit support to cover the losses, means that today’s AAA, or senior cash flow, securities could experience principal losses in the future. Therefore, investing in these securities has become much more credit intensive, requiring significant mortgage credit and structured finance expertise.

36	THE REDWOOD REVIEW 4TH QUARTER 2008

RESIDENTIAL REAL ESTATE SECURITIES

Prime IGS Portfolio (continued)

Quarterly Update (continued)

▶	The following table presents information on our prime IGS at Redwood at December 31, 2008.

Credit Reserve Analysis - Prime IGS at Redwood
By Rating and Vintage
December 31, 2008
($ in millions)

	<=2004		2005		2006		2007		2008		Total

	Amount	% of loans	Amount	% of loans	Amount	% of loans	Amount	% of loans	Amount	% of loans	Amount	% of loans
AAA
Face	$-		$51		$16		$10		$-		$77
Unamortized discount	-		(19)		(9)		(4)		-		(32)
Discount designated as credit reserve	-		-		-		-		-		-
Unrealized gains (losses)	-		2		-		-		-		2

Fair value	$-		$34		$7		$6		$-		$47

Credit protection to AAA		n/a		7.57%		3.33%		8.43%		n/a		7.11%
Serious delinquencies		n/a		2.27%		0.92%		0.10%		n/a		1.74%

AA
Face	$23		$30		$-		$-		$6		$59
Unamortized discount	(15)		(23)		-		-		(4)		(42)
Discount designated as credit reserve	-		-		-		-		(1)		(1)
Unrealized gains (losses)	-		-		-		-		-		-

Fair value	$8		$7		$-		$-		$1		$16

Credit protection to AA		3.44%		3.86%		n/a		n/a		2.66%		3.61%
Serious delinquencies		1.47%		1.45%		n/a		n/a		0.85%		1.39%

A
Face	$23		$-		$1		$-		$3		$27
Unamortized discount	(15)		-		-		-		(1)		(16)
Discount designated as credit reserve	(3)		-		(1)		-		(2)		(6)
Unrealized (losses) gains	-		-		-	-	-		-		-

Fair value	$5		$-		$-		$-		$-		$5

Credit protection to A		1.99%		n/a		n/a		n/a		1.76%		1.78%
Serious delinquencies		1.97%		n/a		n/a		n/a		0.85%		1.61%
BBB
Face	$16		$6		$-		$6		$4		$32
Unamortized discount	(6)		-		-		(4)		-		(10)
Discount designated as credit reserve	(7)		(6)		-		-		(4)		(17)
Unrealized gains (losses)	-		-		-		-		-		-

Fair value	$3		$-		$-		$2		$-		$5

Credit protection to BBB		1.26%		0.99%		n/a		3.74%		1.23%		2.24%
Serious delinquencies		1.21%		1.96%		n/a		1.38%		3.52%		1.68%

Total fair value	$16		$41		$7		$8		$1		$73

▶
As seen in the table above, most of our IGS are from 2005 and prior vintages and rated AAA or AA. Note that most of these higher-rated securities are senior cash flows (although this information is not shown in this table).

▶
Comparing the level of credit support available to seriously delinquent loans provides a measure of the low level of credit sensitivity that exists within our prime IGS portfolio. For example, the AAA securities have over 7 percentage points of credit support while serious delinquencies are below 2%. In addition, the discount at which these securities are held provides additional credit protection.

▶
The credit support presented in the table above represents the level of protection to the associated position. As the amount of this credit support diminishes, the likelihood of our securities absorbing losses increases. When we anticipate that credit losses will exceed the credit support and be absorbed by our securities, we designate a portion of the discount as a credit reserve.

▶
For our AAA securities, we currently do not anticipate that losses will exceed the level of credit support that exists and thus have no designated credit reserve for these securities. We have established credit reserves for prime IGS other than AAA securities.

THE REDWOOD REVIEW 4TH QUARTER 2008	37

RESIDENTIAL REAL ESTATE SECURITIES

Prime IGS Portfolio (continued)

Quarterly Update (continued)

▶	The unamortized purchase discount on prime IGS was $100 million, or 51% of face value. This discount will be amortized into interest income over the expected lives of the securities.

▶
A significant factor in the rate of prepayments is the level of mortgage interest rates. The following table illustrates our analysis of the percent of our prime portfolio that is considered jumbo and the percent considered conforming balance, broken out by loan type and vintage, as well as the weighted average interest rates for the respective buckets.

Prime Securities at Redwood
Composition by Product Type, Vintage, and Balance
December 31, 2008 (a) (c)

	<= 2004		2005		2006		2007		2008		Total
Product	% of Balance	Wtd Avg Loan Rate	% of Balance	Wtd Avg Loan Rate	% of Balance	Wtd Avg Loan Rate	% of Balance	Wtd Avg Loan Rate	% of Balance	Wtd Avg Loan Rate	% of Balance	Wtd Avg Loan Rate

Hybrid/ARM (b)	22%	4.85%	41%	5.46%	34%	6.00%	13%	6.35%	7%	6.13%	26%	5.28%
Fixed	10%	5.69%	4%	6.03%	11%	6.29%	46%	6.41%	71%	6.57%	12%	6.02%

Jumbo	32%		45%		44%		59%		78%		38%

Hybrid/ARM (b)	33%	4.93%	49%	5.54%	42%	6.04%	8%	6.36%	2%	6.37%	35%	5.29%
Fixed	35%	5.85%	6%	6.02%	14%	6.25%	33%	6.40%	20%	6.48%	27%	5.94%

Conforming (d)	68%		55%		56%		41%		22%		62%

Totals	100%		100%		100%		100%		100%		100%

(a) The product percentages differ from other tables as this shows our exposure on a loan balance basis whereas other tables show our exposure on a market value basis.
(b) ARMs represent approximately 1% of our portfolio.
(c) Only the loan groups providing direct cash-flows to our securities are included.  Loans backing the subordinate bonds within the same structure as our IGS investments are not included unless we also hold such a subordinate bond in our portfolio.

(d) Consistent with the American Recovery and Reinvestment Act (ARRA) definition released in late February 2009.

▶	We estimate that 38% of our prime portfolio is jumbo, or non-conforming balance.

▶
Given the current level of non-conforming mortgage rates (close to 7%), tighter underwriting standards, and the equity required to refinance, we do not expect prepayments for our jumbo loans to increase in the near future.

▶
Historically, jumbo fixed-rate mortgages have been priced to a spread of roughly 1.25% above the 10-year Treasury note yield. Although the 10-year Treasury yield has declined since mid-November to about 3% in mid-February, current jumbo 30-year fixed-rate mortgage spreads remain high by historical standards, resulting in jumbo mortgage rates close to 7%.

▶	We estimate that approximately 62% of the loans backing our prime IGS portfolio have loan balances that conform to the new Agency conforming limit of up to $729,750 in high cost areas.

▶
For those borrowers that qualify under GSE underwriting requirements, we expect prepayment speeds to increase in the near future. Due to the delays associated with closing and reporting refinances, we will have more clarity regarding the magnitude of the change in prepayment speeds as future remittance reports are received in March or April.

▶
Prepayment speeds on our IGS portfolio dropped from 13 CPR in the third quarter to 10 CPR in the fourth quarter. Our base scenario for evaluating current and potential investments assumes no more than a 10 CPR. An increase in future prepayment speeds, resulting from government programs or other market factors, would increase our returns since the $100 million purchase discount associated with this portfolio would be amortized into income at a faster rate, and a portion of the credit reserves could be recovered.

38	THE REDWOOD REVIEW 4TH QUARTER 2008

RESIDENTIAL REAL ESTATE SECURITIES

Non-Prime Securities Portfolio

What is this?

Non-prime IGS include, Alt-A, option ARM, and subprime securities.

Alt-A securities are residential mortgage-backed securities backed by loans that generally have higher credit-quality characteristics than subprime, but lower credit-quality characteristics than prime.

Option ARM securities are residential mortgage-backed securities backed by loans that allow borrowers to make payments that are less than the monthly accrued interest on the mortgages.

Subprime securities are residential mortgage-backed securities backed by lower-quality loans. Many subprime borrowers have impaired credit histories.

Quarterly Update

▶	Total interest income generated by our non-prime IGS was $1 million in the fourth quarter, which produced an annualized yield of 10% on our amortized cost.

▶	During the fourth quarter, we acquired $10 million of 2005 Alt-A securities at an average price of 63% of face value and with average credit support of 26 percentage points.

▶	The following table presents information on our non-prime IGS at Redwood at December 31, 2008.

Credit Reserve Analysis - Non-Prime IGS at Redwood
By Rating and Vintage
December 31, 2008
($ in millions)

	2005			2006		2007		Total
	Amount	% of loans		Amount	% of loans	Amount	% of loans	Amount	% of loans
AAA
Face	$58			$17		$-		$75
Unamortized discount	(27)			(11)		-		(38)
Discount designated as credit reserve	-			-		-		-
Unrealized gains (losses)	(7)			-		-		(7)

Fair value	$24			$6		$-		$30

Credit protection to AAA		34.37%			37.28%		n/a		34.84%
Serious delinquencies		11.68%			14.11%		n/a		11.96%

AA
Face	$2			$-		$-		$2
Unamortized discount	(1)			-		-		(1)
Discount designated as credit reserve	-			-		-		-
Unrealized gains (losses)	-			-		-		-

Fair value	$1			$-		$-		$1

Credit protection to AA		18.08%			n/a		n/a		18.08%
Serious delinquencies		7.96%			n/a		n/a		7.96%

BBB
Face	$-			$-		$25		$25
Unamortized discount	-		-	-		(2)		(2)
Discount designated as credit reserve	-			-		(7)		(7)
Unrealized (losses) gains	-		-	-		(5)		(5)

Fair value	$-			$-		$11		$11

Credit protection to BBB		n/a			n/a		24.98%		24.98%
Serious delinquencies		n/a			n/a		27.04%		27.04%

Total fair value	$25			$6		$11		$42

THE REDWOOD REVIEW 4TH QUARTER 2008	39

RESIDENTIAL REAL ESTATE SECURITIES

Non-Prime Securities Portfolio (continued)

Quarterly Update (continued)

▶
Not surprisingly, serious delinquencies in our non-prime IGS portfolio are significantly higher than in our prime IGS portfolio. However, the levels of credit support and structural protection are also significantly higher and, as a result, our non-prime IGS portfolio can withstand higher levels of credit losses.

▶
For example, a non-prime super senior AAA security we recently purchased has 17 percentage points of credit support. This security can withstand default rates as high as 75% of the underlying loans, with loss severities up to 50%, and still generate low double-digit returns for Redwood.

▶
The fair value of our non-prime IGS portfolio is $42 million, or 41% of face value. In addition to the credit support and designated credit reserves, we effectively have additional cushion through this discount to face value before the value of our investments would not be returned to us.

▶	The unamortized purchase discount totaled $41 million, or 40% of face value. This discount will be amortized into interest income over the lives of the securities.

▶
The fourth quarter prepayment speed for our non-prime IGS was 6 CPR, down from 10 CPR in the third quarter as non-prime borrowers continued to have fewer refinancing options. We do not purchase or value non-prime IGS with fast prepayment assumptions.

40	THE REDWOOD REVIEW 4TH QUARTER 2008

RESIDENTIAL REAL ESTATE SECURITIES

Credit-Enhancement Securities Portfolio

What is this?

CES includes securities backed by prime and non-prime loans. The following discussion reflects only the CES at Redwood, exclusive of CES owned by Acacia or the Fund.

Quarterly Update

▶	Total interest income generated by our CES was $11 million in the fourth quarter, which produced an annualized yield of 93% on our amortized cost.

▶	In the fourth quarter, we acquired $4 million of CES at a weighted average purchase price of 2% of the face value.

▶	The table below presents information on our CES portfolio at Redwood at December 31, 2008.

Residential Credit Enhancement Securities at Redwood
December 31, 2008
($ in millions)

	Vintage
	<=2004	>=2005	Total
Current face	$208	$593	$801
Unamortized premium (discount), net	(35)	(33)	(68)
Discount designated as credit reserve	(151)	(549)	(700)
Amortized cost	22	11	33

Unrealized gains	1	3	4
Unrealized losses	(5)	(2)	(7)

Fair value	$18	$12	$30

Fair value as a percentage of face	9%	2%	4%

▶
We break out our CES portfolio into 2004 and earlier and 2005 and later categories. The fair value of the 2004 and earlier vintages is $18 million and is reported on our balance sheet at 9% of face value. From a credit standpoint, these securities continue to perform within our general expectations, and we believe there is upside potential (through recovery of a portion of the discount designated as credit reserve) to some of these seasoned securities that have low delinquencies and losses.

▶
The fair value of our 2005 and later securities is $12 million and is reported on our balance sheet at 2% of face value, and is performing worse than our original expectations. We expect to write these off in the near term as losses are incurred. Until then, they will continue to generate interest payments.

▶
Credit losses on our CES were $102 million in the fourth quarter, an increase from $81 million in the third quarter. For tax purposes, losses on our CES were $39 million ($1.17 per share). The loss for tax purposes is less than the principal value of credit losses incurred on the underlying loans as we own most of our credit sensitive securities at a tax basis that is substantially less than par value.

▶
Our credit reserves of $700 million for our CES portfolio represent 87% of the aggregate face value of $801 million at December 31, 2008. Our credit reserves increased by a net $152 million due primarily to the acquisition of approximately $244 million in face value of CES for which we established reserves of an equal amount, less credit losses in the fourth quarter. Credit expectations for our existing portfolio did not materially change during the fourth quarter.

THE REDWOOD REVIEW 4TH QUARTER 2008	41

COMMERCIAL REAL ESTATE SECURITIES

Commercial Securities Portfolio

What is this?

We invest in securities that are backed by pools of commercial real estate loans. The following discussion refers only to the commercial securities owned by Redwood, exclusive of commercial securities owned by Acacia.

Market Conditions

▶
We believe difficult times lay ahead for the commercial real estate sector. Escalating economic woes are causing downward pressure on property-level cash flows and valuations and, as a result, delinquency rates are expected to increase at an accelerated pace in 2009. Furthermore, tight underwriting standards at lowered leverage ratios will result in more extensions and defaults on maturing loans, exacerbating the problem.

▶
Prompted by the expectation of higher levels of delinquency, and a possible decline in property values of 30% or more from their peak, Moody’s recently re-assessed their CMBS rating model for 2006 and 2007 vintages, resulting in several downgrades for classes up to and including the junior AAA tranche. We expect the trend of downgrades to continue.

▶
According to data from Barclays Capital, prices on senior AAA CMBS declined from 86% of face value at September 30, 2008 to 62% of face value as of February 12, 2009. Prices for these securities hit a low of 50% of face value in November 2008.

▶
Our commercial CES generated $5 million of positive cash flow during the fourth quarter. As we anticipated at acquisition, portfolio cash flow will decrease over time as our bond principal erodes due to credit losses, leaving less principal outstanding to generate interest. The timing of these credit losses will therefore be the key determinant of our future returns. Structural considerations specific to CMBS, such as bond interest shortfalls due to property appraisal reductions, will also impact the timing of interest cash flows and affect our returns. (An appraisal reduction is a mechanism that prevents the bond servicer from over-advancing interest on seriously delinquent loans with high potential loss severities).

▶
Our commercial securities portfolio consists of CES investments that we fund with equity. The $49 billion of loans backing these securities are predominantly fixed-rate, 10-year loans. The loans are diverse in size, property type, and geographic location. Only 4% of these loans mature in 2009.

▶
The fair value of our commercial CES decreased to $42 million in the fourth quarter from $64 million in the third quarter due to negative MTM adjustments. These MTM adjustments resulted from significant price declines on CMBS during the quarter. The fair value of our commercial CES was equal to 8% of their $514 million face value at December 31, 2008. This fair value reflects the fact that we do not expect a return of principal on the majority of our commercial investments.

42	THE REDWOOD REVIEW 4TH QUARTER 2008

COMMERCIAL REAL ESTATE SECURITIES

Commercial Securities Portfolio (continued)

Quarterly Update

▶	The following table presents our commercial securities portfolio by credit rating and vintage and shows our cost as percentage of face value.

Credit Reserve Analysis - Commercial Portfolio
By Rating and Vintage
December 31, 2008
($ in millions)

		<=2004		2005		2006		2007		Total
		Amount	% of loans	Amount	% of loans	Amount	% of loans	Amount	% of loans	Amount	% of loans
BB
	Face	$8	0.10%	$-	-	$3	0.08%	$12	0.18%	$23	0.12%
	Unamortized discount	(4)		-		-		1		(3)
	Discount designated as credit reserve	(3)	0.04%	-	-	(2)	0.04%	(12)	0.18%	(17)	0.09%
	Unrealized gains (losses)	-		-		-		-		-

	Fair value	$1		$-		$1		$1		$3

	Overall credit protection to BB CES		3.61%				2.26%		2.13%		2.84%

B
	Face	$-		$-		$23	0.11%	$16	0.11%	$39	0.11%
	Unamortized discount	-		-		4		2		6
	Discount designated as credit reserve	-		-		(23)	0.11%	(16)	0.11%	(39)	0.11%
	Unrealized gains (losses)	-		-		(1)		-		(1)

	Fair value	$-		$-		$3		$2		$5

	Overall credit protection to B CES		-		-		1.89%		1.60%		1.77%

Unrated
	Face	$40	0.58%	$125	0.61%	$235	0.70%	$53	0.45%	$452	0.62%
	Unamortized discount	(2)		11		20		3		32
	Discount designated as credit reserve	(31)	0.44%	(123)	0.50%	(235)	0.70%	(53)	0.45%	(442)	0.61%
	Unrealized (losses) gains	2		(4)		(7)		-		(9)

	Fair value	9		9		13		3		34
	Total fair value	$10		$9		$17		$6		$42

▶
In line with the broader CMBS market, credit performance of our commercial portfolio continued to weaken during the fourth quarter. At December 31, 2008, serious delinquencies (60+ days) were $562 million, or 1.15% of the $49 billion of collateral loans, an increase from 0.96% at September 30, 2008. As delinquencies rise, monthly cash flow will become less predictable.

▶
Realized credit losses on our commercial CES of $0.7 million were charged against our designated credit reserve during the fourth quarter. For tax purposes, our deduction for these realized losses was $0.2 million. This deduction is less than the principal value of credit losses incurred on the underlying loans, as we own our commercial CES at a tax basis that is substantially less than par value.

▶	Our GAAP credit reserve for commercial CES was $498 million, or $14.88 per share, at December 31, 2008. We are not allowed to establish reserves for tax purposes.

THE REDWOOD REVIEW 4TH QUARTER 2008	43

INVESTMENTS IN SEQUOIA

Summary

What is this?

Sequoia entities are independent securitization entities that acquire residential mortgage loans and create and issue ABS backed by these loans. The vast majority of the loans that Sequoia entities acquire are prime-quality loans. Most of the investment-grade rated ABS created by Sequoia were sold to third-party investors. Redwood acquired most of the CES and acquired most of the IOs for securitizations issued before 2006. Although Redwood’s investment in Sequoia entities is relatively small and limited, the loans and ABS issued by Sequoia are shown on our consolidated financial statements. Redwood’s investments in these entities do not appear on our balance sheet as an asset; rather, they are reflected as the difference between the consolidated assets of Sequoia and the consolidated Sequoia ABS issued to third parties.

Redwood’s credit risk is generally limited to its investment in the CES Redwood acquires from the Sequoia entities. Each Sequoia entity is independent from the others, thus the performance of any one Sequoia entity does not affect any other Sequoia entity.

Quarterly Update

▶
Cash generated by our investments in Sequoia during the fourth quarter totaled $9 million, compared to $13 million in the third quarter. The increase in LIBOR late in the third quarter adversely affected cash flows distributed to the IOs in the fourth quarter due to timing differences between coupon resets on the loans held by the Sequoia entities and the ABS issued by the Sequoia entities. We expect IO cash flows over the next few quarters to increase because LIBOR fell dramatically during the fourth quarter and cash flows will benefit from the reset timing differences between the loans and ABS issued.

▶
As discussed in prior Reviews, loans underlying the Sequoia securitizations from 2006 and 2007 are performing worse than our expectations. For some of these securitizations, we have negative GAAP equity as our loan loss reserves exceed our investments. Economically, our losses cannot exceed our investment. For GAAP purposes, we will recoup this negative equity upon a deconsolidation event including the sale of our interests or the legal extinguishment of our interests as credit losses are passed through by trustees.

▶
In the fourth quarter, we sold our interests in the 2007 vintages of hybrid loans. For GAAP, we deconsolidated the loans and associated ABS issued from these securitization entities. This resulted in a positive $12 million adjustment to our income. This positive adjustment is the primary reason that the Sequoia net loss was $4 million in the fourth quarter of 2008, compared to a net loss of $15 million in the third quarter.

44	THE REDWOOD REVIEW 4TH QUARTER 2008

INVESTMENTS IN SEQUOIA

Quarterly Update (continued)

▶
After the above sale, we still had $14 million of negative GAAP equity from other interests in securitizations from 2007 and 2006. We would likely take corresponding gains in the future if and when deconsolidation events occur.

▶
At December 31, 2008, our loan loss reserve was $36 million, or 0.77% of the current loan balance, a decrease of $11 million during the quarter. Our credit provision for loans was $18 million in both the fourth and third quarters. We had net charge-offs of $7 million in the fourth quarter, compared to $4 million in the third quarter, and reversed $22 million of the reserve as a result of the deconsolidation noted above.

▶
Seriously delinquent loans decreased from $143 million to $120 million in the fourth quarter, primarily as a result of the deconsolidation of the 2007 hybrid loans. As a percent of current balances, seriously delinquent loans increased from 2.36% to 2.61% as serious delinquencies increased across all vintages.

Economic Value of our Investments in Sequoia

▶
The GAAP fair value of Redwood’s investments in Sequoia was $97 million at December 31, 2008. This is reflected on our balance sheet as the difference between residential loans of $4.7 billion and ABS issued of $4.6 billion. Both the loans and ABS issued are carried on our consolidated balance sheet at their amortized cost basis.

▶
Our estimated economic value of Sequoia securities that Redwood owned at December 31, 2008, was $65 million, consisting of $59 million of IOs, $5 million of CES, and $1 million of IGS. We used the same valuation process to value these Sequoia securities as we did for third-party securities (as described on page 34).

THE REDWOOD REVIEW 4TH QUARTER 2008	45

INVESTMENTS IN SEQUOIA

Economic Value of our Investments in Sequoia (continued)

▶
The primary difference between our GAAP fair value and the economic value of our investments in Sequoia is that for several years the loan premium amortization expenses as calculated under GAAP have not kept pace with prepayments. For a portion of these loans, our GAAP amortization method is linked more closely to short-term interest rates. As short-term interest rates increase, which they did during the third quarter, we expect premium amortization for this portion of the loan portfolio to decrease. Loan premium amortization expenses, a component of interest income, was $1 million in the fourth quarter, down from $3 million in the third quarter. We ended the quarter with a net premium of $68 million on a $4.6 billion principal loan balance for an average basis of 101.48. In the first half of 2009, we expect our premium amortization expense to increase substantially as a result of the decline in LIBOR rates during the fourth quarter of 2008.

▶
Our most significant investments in Sequoia are IOs, which have no credit risk and significant prepayment risk. These IOs earn the "spread" between the coupon rate on $2.3 billion notional amount of underlying adjustable rate mortgage loans (indexed to one- and six-month LIBOR) and the cost of funds (indexed to one-month LIBOR) on the ABS issued within each respective securitization entity. Returns on these investments increase when prepayments slow and decrease when prepayments speed up. The table below shows the declining prepayment speeds for the residential loans at Sequoia over the past several quarters. Our tax basis in these IOs is $39 million.

46	THE REDWOOD REVIEW 4TH QUARTER 2008

INVESTMENTS IN ACACIA

Summary

What is this?

Our investments in Acacia include equity interests and other securities in the Acacia CDO entities we sponsor. We also receive asset management fees that are paid to us as first or senior priority from the cash flows of the Acacia assets.

Quarterly Update

▶	During the fourth quarter, we received cash distributions of $1 million from our equity interests and $1 million from our ABS investments. We also received $1 million of management fees.

▶
The consolidated Acacia net loss was $3 million in the fourth quarter of 2008, compared to a net loss of $21 million in the third quarter, primarily due to lower MTM adjustments in the fourth quarter. Earnings from Acacia will continue to decline in future periods and MTM adjustments may continue to be volatile.

▶	Our reported GAAP equity value for Acacia was $16 million while our estimate of economic value is $9 million.

Economic Value of our Investments in Acacia

▶	Our investment in Acacia represent less than 4% of our capital at December 31, 2008.

▶
The table below shows the components of management’s estimate of economic value for our investment in Acacia as of the end of the fourth quarters. Management’s estimate of economic value is reconciled to GAAP fair value on Table 6 of the Financial Tables.

Investment in Acacia
Management's Estimate of
Economic Value
($ in millions)
December 31,
2008
Management fees	$5
ABS	4
Preference shares	-

Total	$9

▶	Our economic value includes the net present value of anticipated management fees (discounted at 45%) of $5 million.

▶	We valued our Acacia ABS investments at 4% of face value, which is our estimate of bid-side value.

▶
As noted in prior Reviews, collateral rating downgrades by credit rating agencies have now shut off the cash flows on all but one equity investment in Acacia. Due to the volatility surrounding rating downgrades, we are projecting no future cash distributions on any of our equity investments in Acacia entities and we valued our equity investments at zero.

THE REDWOOD REVIEW 4TH QUARTER 2008	47

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48

ACCOUNTING DISCUSSION

Accounting Discussion

▶
The rules regarding MTM accounting are complex and may not be consistent across portfolios or clearly reflect the underlying economics. This accounting discussion is intended to provide investors with a better understanding of the impact of MTM adjustments on our reported results.

▶
MTM adjustments can result from changes in fair values caused either by a change in expected cash flows (i.e., increased credit loss estimates that reduce expected cash flows), a change in market discount rates (i.e., the market requires a greater risk premium and/or interest rates rise), or a combination of both.

▶
At Redwood, where we hold most of our securities as available-for-sale (AFS) for accounting purposes, other-than-temporary MTM changes flow through our income statement while MTM changes that are temporary are charged to equity.

▶
All changes in fair value for securities, derivatives, or liabilities accounted for as trading instruments or under the fair value option of FAS 159 flow through the income statement. These adjustments can have a positive or negative impact on income in any period.

▶
CES and most IGS held at Redwood and the real estate securities held by the Fund are accounted for as AFS securities. We carry AFS securities on our GAAP balance sheet at their fair value. Positive changes in the fair value of AFS securities from period to period are always accounted for as increases to stockholders’ equity and do not flow through our income statement. Accounting for negative changes in the fair value of AFS securities from period to period requires a three-step process involving a combination of quantitative and judgmental evaluations. The ultimate purpose of this process is to determine whether negative MTM adjustments represent "other-than-temporary" (permanent) impairments, which flow through our GAAP income statement, or represent "temporary" impairments, which are recorded as a reduction of stockholders’ equity and do not flow through our income statement.

▶	For the Sequoia entities, we generally consolidate the assets and liabilities, which we report at amortized cost, except for REO, which are reported at the lower of cost or fair value.

▶
For accounting purposes, we consolidate the balance sheets and income statements of the Acacia securitization entities. On January 1, 2008, we adopted a new accounting standard, FAS 159, and elected to fair value both the assets and liabilities of the Acacia entities. In accordance with FAS 159, we recorded a one-time, cumulative-effect adjustment to our January 1, 2008 opening balance sheet that decreased the carrying value of Acacia liabilities by $1.5 billion and increased equity. This new standard significantly reduces the disparity that existed between GAAP carrying value and our previous estimates of economic value.

50	THE REDWOOD REVIEW 4TH QUARTER 2008

ACCOUNTING DISCUSSION

Accounting Discussion (continued)

▶	The diagram below and the narrative discussion that follows address the three-step process for evaluating impairments on AFS securities.

▶
The first step is to determine whether there has been an adverse change in the underlying cash flows generated by the security. A security is considered permanently impaired even if the change in projected cash flows is small relative to the resulting MTM adjustment. It is difficult to separate with precision how much of the change in fair value is driven by changes in expected cash flows versus changes in market discount rates, but during periods of market illiquidity and uncertainty (as we have encountered since mid-2007), the market discount rate impact can be significant.

▶	The second step is to determine whether we have the ability and intention to hold the security.

▶
The third step requires us to evaluate whether an impaired security will recover in value within a reasonable period of time. This step is very subjective, particularly when there is turmoil and uncertainty in the capital markets.

▶
AFS securities deemed permanently impaired for accounting purposes cannot be written back up through MTM adjustments in our income statement. This does not mean the underlying security could not recover in value. If the value of an impaired security does recover, we would recognize this benefit through higher interest yields over time. Therefore, some of the securities classified as permanently impaired during recent quarters may eventually prove to have significant value to us.

THE REDWOOD REVIEW 4TH QUARTER 2008	51

GLOSSARY

ACACIA

Acacia is the brand name for the collateralized debt obligation (CDO) securitizations Redwood sponsors (that is, a re-securitization of real estate and other securities). The underlying securities are generally backed by residential prime, Alt-A, and subprime real estate loans, and commercial real estate loans. Acacia also owns related assets such as CDO securities issued by other real estate oriented CDOs, corporate debt issued by equity REITs, commercial real estate loans, and synthetic assets derived from real estate assets. Redwood typically acquires a portion of the CDO credit-enhancement (or "equity") securities issued by Acacia; these are the securities that are in the first-loss (highest risk) position with respect to absorbing any credit losses that may occur within the assets owned by the Acacia entities. Redwood may also retain or acquire Acacia ABS issued. Redwood’s credit risk is limited to its investments in Acacia and each Acacia entity is independent of the others. Redwood also earns asset management fees for ongoing management of the Acacia entities. For GAAP accounting purposes, we consolidate the assets and liabilities of the Acacia entities and their associated income and expense on Redwood’s consolidating balance sheet and income statements.

ADJUSTABLE-RATE MORTGAGES (ARMs)

Adjustable-rate mortgages are loans that have coupons that adjust at least once per year. We make a distinction between ARMs (loans with a rate adjustment at least annually) and hybrids (loans that have a fixed-rate period of two-to-10 years and then become adjustable-rate).

AGENCY

Agency refers to government-sponsored enterprises (GSEs), include the Federal National Mortgage Association (Fannie Mae) and the Federal Home Loan and Mortgage Corporation (Freddie Mac).

ALT-A SECURITIES

Alt-A securities are residential mortgage-backed securities backed by loans that have higher credit quality than subprime and lower credit quality than prime. Alt-A originally represented loans with alternative documentation, but the definition has shifted over time to include loans with additional risk characteristics and a higher percentage of investor loans. In an Alt-A loan, the borrower’s income may not be verified, and in some cases, may not be disclosed on the loan application. Alt-A loans may also have expanded criteria that allow for higher debt-to-income ratios with higher accompanying loan-to-value ratios than would otherwise be permissible for prime loans.

AMORTIZED COST

Amortized cost is the initial acquisition cost of an AFS security, minus principal repayments or principal reductions through credit losses, plus or minus premium or discount amortization. At the point in time an AFS security is deemed other-than-temporarily impaired, the amortized cost is adjusted (by changing the amount of unamortized premium or discount) to equal to the fair value of the security, and this adjustment is recognized as a loss through our income statement.

52	THE REDWOOD REVIEW 4TH QUARTER 2008

GLOSSARY

ASSET-BACKED SECURITIES (ABS)

Asset-backed securities (ABS) are securities backed by financial assets that generate cash flows. Each ABS issued from a securitization entity has a unique priority with respect to receiving principal and interest cash flows and absorbing any credit losses from the assets owned by the entity.

BOOK VALUE (GAAP)

Book value is the value of our common equity. As measured for GAAP, through December 31, 2007, reported book value generally incorporated mark-to-market adjustments for securities and interest rate agreements, but not for loans or liabilities. Beginning January 1, 2008, book value as measured for GAAP includes mark-to-market adjustments on certain assets and liabilities.

CDO EQUITY SECURITIES

CDO equity securities (CDO CES) are credit-enhancement securities that bear the initial credit losses of the assets owned by CDO securitization entities. See "Credit-Enhancement Securities."

COLLATERALIZED DEBT OBLIGATION (CDO) SECURITIZATIONS

The securitization of a diverse pool of assets.

COMMERCIAL MORTGAGE-BACKED SECURITIES (CMBS)

A type of mortgage-backed security that is secured by one or more loans on a commercial property.

CONSTANT (OR CONDITIONAL) PREPAYMENT RATE (CPR)

Constant (or conditional) prepayment rate (CPR) is an industry-standard measure of the speed at which mortgage loans prepay. It approximates the annual percentage rate at which a pool of loans is paying down due to principal prepayments.

CREDIT-ENHANCEMENT SECURITIES (CES)

Credit-enhancement securities (CES) absorb the initial credit losses generated by a pool of securitized assets. As a result, the more senior securities issued from that securitization are credit-enhanced because they carry less credit risk. Our definition of CES includes all the below investment-grade rated bonds issued from a securitization. These securities are also referred to as subordinated securities or B-pieces. For a typical securitization of prime residential loans, there are three CES: the first-loss, second-loss, and third-loss bonds. The first-loss security takes the initial risk of credit loss. If credit losses within the securitized asset pool exceed the principal value of the first-loss security, the second-loss security is at risk. If cumulative losses exceed the principal value of the first- and second-loss securities, then the third-loss security is at risk. Generally, for these securitizations, the third-loss security has a credit rating of BB, the second-loss security has a credit rating of B, and the first-loss security is unrated. Other types of securitizations, such as commercial, CDO, subprime residential, and some Alt-A residential transactions, may be structured differently. Nevertheless, the non-investment grade rated securities issued from these securitizations function as credit-enhancement securities in these transactions.

THE REDWOOD REVIEW 4TH QUARTER 2008	53

GLOSSARY

CREDIT SUPPORT

The face amount of securities subordinate (or junior) to the applicable security, that protects the security from credit losses, expressed as a percentage of the pool balance.

DEBT

Debt is an obligation of Redwood. See Long-term debt and Short-term debt.

ECONOMIC VALUE (MANAGEMENT’S ESTIMATE OF ECONOMIC VALUE)

Economic value closely relates to liquidation value and is calculated using the bid-side marks for all of our financial assets, and offered-side marks for all of our financial liabilities. We calculate management’s estimate of economic value per share as a supplemental measure to book value per share calculated under GAAP. Our economic value estimates are reconciled to GAAP book values in Table 6 of the Financial Tables.

THE FUND

The Fund refers to the Redwood Opportunity Fund, L.P., which is managed by Redwood Asset Management, and invested in sub-prime and CDO mortgage securities.

GAAP

Generally Accepted Accounting Principles in the United States.

INTEREST-ONLY SECURITIES (IOs)

Interest-only securities (IOs) are specialized securities created by securitization entities where the projected cash flows generated by the underlying assets exceed the cash flows projected to be paid to the ABS issued that have principal balances. They receive interest payments calculated by a formula wherein cash flows on IOs vary as a function of interest payments generated by the underlying assets within a securitization or as a function of the spread between the yield on the loans owned by a securitization entity and the cost of funds of the securities issued by that entity. Typically, IOs do not have a principal balance and they will not receive principal payments. Interest payments to IOs usually equal an interest rate formula multiplied by a "notional" principal balance. The notional principal balances for IOs are typically reduced over time as the actual principal balances of the underlying pools of assets pay down, thus reducing the cash flows to the IOs over time. Cash flows on IOs are typically reduced more quickly when asset prepayments accelerate.

INVESTMENT GRADE SECURITIES (IGS)

Investment grade securities (IGS) are securities that are rated AAA, AA, A, or BBB.

54	THE REDWOOD REVIEW 4TH QUARTER 2008

GLOSSARY

LEVERAGE RATIOS

When determining Redwood’s financial leverage, traditional leverage ratios may be misleading in some respects if consolidated ABS issued from securitization entities are included as part of Redwood’s obligations when calculating this or similar ratios. Because of the requirement to consolidate the independent securitization entities for GAAP accounting purposes, it appears that Redwood is highly leveraged, with total consolidated liabilities significantly greater than equity. The obligations of these securitization entities are not obligations of Redwood. We may use collateralized debt to finance the accumulation of assets prior to sale to a securitization entity and to finance investments in high-quality loans and IGS.

LONG-TERM DEBT

Long-term debt is debt that is an obligation of Redwood that is not payable within a year and includes junior subordinated notes and trust preferred securities. We generally treat long-term debt as part of our capital base when it is not payable in the near future. We may issue other forms of long-term debt in the future.

MARK-TO-MARKET ACCOUNTING

Mark-to-market accounting uses estimated fair values of assets, liabilities, and hedges. Many of our assets are carried on our balance sheet at their fair value rather than historical amortized cost. Through December 31, 2007 changes in the fair value of some of our assets and hedges were reported through our income statement. Beginning January 1, 2008 we began to use mark-to-market accounting for income statement purposes for a wider variety of assets and liabilities. This likely makes quarter-to-quarter GAAP income trends more volatile. Taxable income is generally not affected by market valuation adjustments.

MARKET VALUE ADJUSTMENTS (MVA)

Market value adjustments (MVA) are those changes in market values reported through our GAAP income statement. They reflect all changes in market values on assets and liabilities accounted for at fair value and impairments on securities accounted for as AFS.

NEGATIVE AMORTIZATION ADJUSTABLE-RATE MORTGAGES (NEG AM ARMs, OPTION ARMs, OR MTA ARMs)

Negative amortization ARMs (neg am ARMs, option ARMs, pay option ARMs, or monthly treasury average (MTA) ARMs) are adjustable-rate mortgages that allow the borrower to choose between different payment options. These options allow the borrower to make minimum payments, or other payments that are less than the interest accrued on the mortgage during that period. As a result of this feature, the borrower’s loan balance may increase, causing negative amortization of the loan balance.

NON-GAAP MEASURES

Not all companies and analysts calculate non-GAAP measures in the same fashion. As a result, certain measures as calculated by Redwood may not be comparable to similarly titled measures reported by other companies. Redwood uses non-GAAP measures such as management’s estimate of economic value to provide greater transparency for investors. Our non-GAAP measures are reconciled to GAAP in the Financial Tables in the Review.

THE REDWOOD REVIEW 4TH QUARTER 2008	55

GLOSSARY

NON-PRIME SECURITIES

Non-prime securities are Alt-A, option ARM, and subprime securities. See definitions of Alt-A, option ARM, and subprime securities.

PRIME RESIDENTIAL REAL ESTATE LOANS

Prime loans are residential loans with high quality credit characteristics, such as borrowers with high FICO credit scores, lower loan-to-value ratios, lower debt-to-income ratios, greater levels of other assets, and more documentation.

PRIME SECURITIES

Prime securities are residential mortgage-backed securities backed by high credit-quality loans, generally with balances greater than conforming loan limits. Prime securities are typically backed by loans that have relatively high weighted average FICO scores (700 or higher), low weighted average LTVs (75% or less), limited concentrations of investor properties, and a low percentages of loans with low FICO scores or high loan-to-value ratios.

PROFITABILITY RATIOS

Many financial institution analysts use asset-based profitability ratios such as interest rate spread and interest rate margin when analyzing financial institutions. These are asset-based measures. Because we consolidate the assets and liabilities of securitization entities for GAAP purposes, our total GAAP assets and liabilities may vary over time, and may not be comparable in economic reality to assets typically used in profitability calculations for other financial institutions. As a result, we believe equity-based profitability ratios may be more appropriate than asset-based measures for analyzing Redwood’s operations. We believe, for example, that net interest income as a percentage of equity is a useful measure of profitability. For operating expenses, we believe useful measures are operating efficiency ratio (operating expenses as a percentage of net interest income) and operating expenses as a percentage of equity.

REAL ESTATE INVESTMENT TRUST (REIT)

A real estate investment trust (REIT) is an entity that makes a tax election to be taxed as a REIT, invests in real estate assets, and meets other REIT qualifications, including the distribution as dividends of at least 90% of REIT taxable income. A REIT’s profits are not taxed at the corporate level to the extent that these profits are distributed as dividends to stockholders, providing an operating cost savings. On the other hand, the requirement to pay out as dividends most of the REIT profits means it can be harder for a REIT to grow using only internally-generated funds (as opposed to issuing new stock).

REAL ESTATE OWNED (REO)

Real estate owned (REO) refers to real property owned by the lender or loan owner that has been acquired through foreclosure.

56	THE REDWOOD REVIEW 4TH QUARTER 2008

GLOSSARY

REIT RETAINED TAXABLE INCOME

REIT retained taxable income is not a measure calculated in accordance with GAAP. REIT retained taxable income is the taxable income earned at the REIT after dividend distributions to our shareholders, less corporate income taxes paid at the REIT level. A reconciliation of REIT retained taxable income to GAAP income appears in Table 3 in the Financial Tables.

REIT SUBSIDIARY

A REIT subsidiary is a subsidiary of a REIT that is taxed as a REIT.

REIT TAXABLE INCOME

REIT taxable income is not a measure calculated in accordance with GAAP. REIT taxable income is pre-tax income calculated for tax purposes at Redwood including only its REIT subsidiaries (i.e., excluding its taxable subsidiaries). REIT taxable income is an important measure as it is the basis of our dividend distribution requirements. We must distribute at least 90% of REIT taxable income as dividends to shareholders over time. As a REIT, we are not subject to corporate income taxes on the REIT taxable income we distribute. We pay income tax on the REIT taxable income we retain (up to 10% of total REIT taxable income). A reconciliation of REIT taxable income to GAAP income appears in Table 3 in the Financial Tables.

RESIDENTIAL MORTGAGE-BACKED SECURITIES (RMBS)

A type of mortgage-backed security that is secured by a pool of residential properties.

RETAINED TAXABLE INCOME

Retained taxable income is not a measure calculated in accordance with GAAP. Retained taxable income is the taxable income earned at the REIT after dividend distributions to shareholders and taxes. It also includes all of the taxable income earned at our taxable subsidiaries, less corporate income taxes paid, as we generally retain the after-tax income at our taxable subsidiaries. A reconciliation of  retained taxable income to GAAP income appears in Table 3 in the Financial Tables.

RETURN ON EQUITY (ROE) AND ADJUSTED RETURN ON EQUITY

ROE is the amount of profit we generate each year per dollar of equity capital and equals GAAP income divided by GAAP equity. Adjusted ROE is GAAP income divided by core equity. Core equity excludes balance sheet mark-to-market adjustments. Thus, only those market value changes that are included in our income statement will affect adjusted ROE.

THE REDWOOD REVIEW 4TH QUARTER 2008	57

GLOSSARY

SEQUOIA

Sequoia is the brand name for securitizations of residential real estate loans Redwood sponsors. Most of the loans the Sequoia entities acquire are prime-quality loans. Most of the investment grade ABS issued by Sequoia are sold to third-party investors. Redwood usually acquires most of the CES and IOs issued by these securitization entities. Acacia has also acquired some CES, IOs, and IGS from Sequoia. Redwood’s credit risk is limited to its investments in Sequoia and each Sequoia entity is independent of the others. For GAAP accounting purposes, we generally consolidate the assets and liabilities of the Sequoia entities and their associated income and expense on Redwood’s consolidating balance sheet and income statements.

SENIOR SECURITIES

Senior securities have the least credit risk in a securitization transaction because they are the last securities to absorb credit losses. In addition, the senior securities have the highest claim on the principal and interest payments (after the fees to servicers and trustees are paid.)  To further reduce credit risk, most if not all principal collected from the underlying asset pool is used to paydown the senior securities until certain performance tests are satisfied. After certain performance tests are satisfied, principal payments are shared between the senior securities and the subordinated securities, generally on a pro rata basis. At issuance, senior securities are generally AAA-rated.

SHORT-TERM DEBT

Short-term debt is debt that is an obligation of Redwood and payable within a year. We obtain this debt from a variety of Wall Street firms, banks, and other institutions. As another form of short-term debt, we have issued collateralized commercial paper in the past and may issue other forms of short-term debt in the future.

SUBPRIME SECURITIES

Subprime securities are residential mortgage-backed securities backed by loans to borrowers who typically have lower credit scores and/or other credit deficiencies that prevent them from qualifying for prime or Alt-A mortgages and may have experienced credit problems in the past, such as late payments or bankruptcies. To compensate for the greater risks and higher costs to service the loans, subprime borrowers pay higher interest rates, points, and origination fees.

Typical characteristics of subprime loan pools include more than 60% of loans with FICO scores below 680, weighted average LTVs over 85%, more than 70% of loans with LTVs over 75%, and loans with LTVs over 80% with no mortgage insurance.

58	THE REDWOOD REVIEW 4TH QUARTER 2008

GLOSSARY

SUBORDINATE SECURITIES (JUNIOR SECURITIES)

Subordinate securities absorb the initial credit losses from a securitization structure, thus protecting the senior securities. Subordinate securities have a lower priority to receive principal and interest payments than the senior securities. Subordinate securities receive little, if any, principal payments until certain performance tests are satisfied. After certain performance tests are satisfied, principal payments are shared between the senior securities and the subordinated securities, generally on a pro rata basis. Subordinate securities generally receive interest payments even if they do not receive principal payments. At issuance, subordinate securities are generally rated AA or below.

TAXABLE INCOME

Taxable income is not a measure calculated in accordance with GAAP. Taxable income is pre-tax income for Redwood and all its subsidiaries as calculated for tax purposes. Taxable income calculations differ significantly from GAAP income calculations. A reconciliation of taxable income to GAAP income appears in Table 3 in the Financial Tables.

TAXABLE SUBSIDIARY

A taxable subsidiary is a subsidiary of a REIT that is not taxed as a REIT and thus pays taxes on its income. A taxable subsidiary is not limited to investing in real estate and it can choose to retain all of its after-tax profits.

THE REDWOOD REVIEW 4TH QUARTER 2008	59

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60

Table 1: GAAP Earnings ($ in thousands, except per share data)	62

										Full	Full
	2008	2008	2008	2008	2007	2007	2007	2007	2006	Year	Year
	Q4	Q3	Q2	Q1	Q4	Q3	Q2	Q1	Q4	2008	2007

Interest income	$124,452	$126,227	$140,445	$171,976	$193,728	$207,023	$208,708	$210,372	$213,504	$563,101	$819,831
(Premium) discount amortization on securities, net	(1,189)	7,850	6,258	10,864	18,869	20,514	23,849	20,268	18,665	23,783	83,500
Other investment interest income	572	487	514	732	984	1,143	464	-	-	2,305	2,591
Premium amortization expense on loans	(547)	(3,372)	(10,215)	(7,509)	(6,656)	(8,349)	(10,863)	(11,705)	(13,272)	(21,643)	(37,573)
Total interest income	123,288	131,192	137,002	176,063	206,925	220,331	222,158	218,935	218,897	567,545	868,349
Management fee income	1,152	1,307	1,319	1,612	1,866	1,893	1,481	1,168	993	5,390	6,408

Interest on short-term debt	(3)	(65)	(68)	(182)	(377)	(5,858)	(22,700)	(31,094)	(16,520)	(318)	(60,029)

ABS interest expense	(95,212)	(89,205)	(95,046)	(124,888)	(149,665)	(157,554)	(141,993)	(132,561)	(153,036)	(404,351)	(581,773)
ABS issuance expense amortization	(1,470)	(930)	(1,921)	(2,093)	(4,644)	(4,616)	(5,681)	(7,068)	(7,897)	(6,414)	(22,009)
ABS interest rate agreement (expense) income	(1,934)	(1,259)	(1,246)	(1,245)	1,265	1,959	3,358	1,646	2,497	(5,684)	8,228
ABS issuance premium amortization income	476	557	1,955	2,183	1,930	2,096	2,294	1,869	1,529	5,171	8,189
Total ABS expense consolidated from trusts	(98,140)	(90,837)	(96,258)	(126,043)	(151,114)	(158,115)	(142,022)	(136,114)	(156,907)	(411,278)	(587,365)

Interest expense on long-term debt	(2,344)	(2,164)	(2,233)	(2,534)	(3,055)	(3,150)	(2,516)	(2,056)	(423)	(9,275)	(10,777)

Net interest income	23,952	39,433	39,762	48,916	54,245	55,101	56,401	50,840	46,040	152,064	216,587
Provision for credit reserve	(18,659)	(18,333)	(10,061)	(8,058)	(4,972)	(1,507)	(2,500)	(3,829)	(1,506)	(55,111)	(12,808)
Market valuation adjustments, net	(111,331)	(127,157)	(60,619)	(193,780)	(1,118,989)	(102,766)	(29,430)	(10,264)	(1,404)	(492,887)	(1,261,449)
Net interest (loss) income after provision and market valuation adjustments	(106,038)	(106,057)	(30,918)	(152,922)	(1,069,716)	(49,172)	24,471	36,747	43,130	(395,935)	(1,057,670)

Fixed compensation expense	(3,575)	(4,331)	(4,648)	(5,674)	(4,316)	(4,560)	(4,286)	(4,616)	(3,688)	(18,228)	(17,778)
Variable compensation expense	418	(616)	(330)	(1,857)	(434)	1,096	(198)	(2,251)	(1,666)	(2,385)	(1,787)
Equity compensation expense	(2,377)	(3,080)	(3,502)	(3,306)	(2,767)	(2,593)	(3,540)	(3,349)	(3,233)	(12,265)	(12,249)
Severance expense	(1,814)	-	-	-	(1,340)	-	-	(2,380)	-	(1,814)	(3,720)
Other operating expense	(6,311)	(9,191)	(6,034)	(5,806)	(7,337)	(5,455)	(4,670)	(4,479)	(4,732)	(27,342)	(21,941)
Due diligence expenses	(13)	(29)	(8)	(10)	(75)	(220)	(78)	(707)	(532)	(60)	(1,080)
Total operating expenses	(13,672)	(17,247)	(14,522)	(16,653)	(16,269)	(11,732)	(12,772)	(17,782)	(13,851)	(62,094)	(58,555)

Realized gains (losses) on sales, net	5,671	(15)	2,909	(3)	7,199	(1,460)	1,428	303	5,308	8,562	7,470
Realized (losses) gains on calls, net	-	(39)	(72)	45	(126)	3,284	1,310	843	1,511	(66)	5,311
Realized gains (losses), net	5,671	(54)	2,837	42	7,073	1,824	2,738	1,146	6,819	8,496	12,781

Minority interest allocation	2,366	2,194	(2,369)	(254)	-	-	-	-	-	1,937	-
(Provision) credit for income taxes	(3,914)	9,860	(937)	(1,800)	1,467	(1,837)	(3,021)	(1,801)	(407)	3,209	(5,192)
Net (loss) income	($115,586)	($111,304)	($45,909)	($171,587)	($1,077,445)	($60,917)	$11,416	$18,310	$35,691	($444,386)	($1,108,636)

Diluted average shares	33,366	33,334	32,871	32,511	29,531	27,892	28,165	27,684	27,122	33,023	27,928
Net (loss) income per share	($3.46)	($3.34)	($1.40)	($5.28)	($36.49)	($2.18)	$0.41	$0.66	$1.32	($13.46)	($39.70)

THE REDWOOD REVIEW 4TH QUARTER 2008	Table 1: GAAP Earnings

Table 2: Taxable Income and GAAP (Loss) Income Differences ($ in thousands, except per share data)

			Estimated		Actual				Actual	Estimated	Actual
										Full	Full
	2008	2008	2008	2008	2007	2007	2007	2007	2006	Year	Year
	Q4	Q3	Q2	Q1	Q4	Q3	Q2	Q1	Q4	2008	2007

GAAP net (loss) income	$(115,586)	$(111,304)	$(45,909)	$(171,587)	$(1,077,445)	$(60,917)	$11,416	$18,309	$35,691	$(444,386)	$(1,108,637)
Difference in taxable income calculations
Amortization and credit losses	6,877	4,313	(7,377)	6,094	(15,080)	10,426	10,298	10,417	13,740	9,907	16,061
Operating expenses	(1,274)	2,713	706	1,491	10,048	(2,080)	(2,921)	(1,713)	(12,079)	3,636	3,334
Gross realized (gains) losses, net on calls and sales	(13,571)	(10,755)	(5,834)	(5,266)	(4,819)	(3,073)	(3,589)	954	(5,499)	(35,426)	(10,527)
Market valuation adjustments, net	111,179	127,157	60,619	193,932	1,118,989	102,766	29,430	10,264	6,571	492,887	1,261,449
Provision (benefit) for income taxes	3,897	(9,825)	1,447	1,158	(2,214)	1,523	1,662	1,800	405	(3,323)	2,771
Total differences in GAAP and taxable income	107,108	113,603	49,561	197,409	1,106,924	109,562	34,880	21,722	3,138	467,681	1,273,088

Taxable (loss) income	$(8,478)	$2,299	$3,652	$25,822	$29,479	$48,645	$46,296	$40,031	$38,829	$23,295	$164,451

REIT taxable (loss) income	$(8,793)	$2,400	$4,414	$24,734	$32,125	$48,591	$45,233	$35,112	$41,555	$22,755	$161,061
Taxable income (loss) in taxable subsidiaries	315	(101)	(762)	1,088	(2,646)	54	1,063	4,919	(2,727)	540	3,390
Taxable (loss) income	$(8,478)	$2,299	$3,652	$25,822	$29,479	$48,645	$46,296	$40,031	$38,828	$23,295	$164,451

After-tax
Retained REIT taxable income	$-	$ -	$-	$-	$-	$-	$-	$-	$2,010	$-	$-
Retained taxable income (loss) in taxable subsidiaries	210	(43)	(444)	633	(1,325)	34	663	3,068	(1,175)	356	2,440
Retained taxable income (loss)	$210	$(43)	$(444)	$633	$(1,325)	$34	$663	$3,068	$835	$356	$2,440

Shares used for taxable EPS calculation	33,471	33,238	33,184	32,710	32,385	27,986	27,816	27,129	26,733	32,577	28,354
REIT taxable (loss) income per share (1)	$(0.26)	$0.07	$0.13	$0.76	$0.99	$1.74	$1.63	$1.29	$1.55	$0.70	$5.65
Taxable income (loss) in taxable subsidiaries per share	$0.01	$(0.00)	$(0.02)	$0.03	$(0.08)	$0.00	$0.03	$0.19	$(0.10)	$0.02	$0.14
Taxable (loss) income per share (1)	$(0.25)	$0.07	$0.11	$0.79	$0.91	$1.74	$1.66	$1.48	$1.45	$0.72	$5.79
										$-	$-
Retained taxable income (loss) (after-tax)	$0.01	$(0.01)	$(0.01)	$0.02	$(0.04)	$0.00	$0.02	$0.11	$0.03	$0.01	$0.10

(1) REIT taxable (loss) income per share and taxable (loss) income per share per quarter are based on the number of shares outstanding at the end of each quarter. REIT taxable (loss) income and taxable (loss) income per share for the year are the sum of the four corresponding quarterly per share amounts.

THE REDWOOD REVIEW 4TH QUARTER 2008	Table 2: Taxable Income and GAAP (Loss) Income Differences	63

Table 3: Retention and Distribution of Taxable Income ($ in thousands, except per share data)	64

			Estimated		Actual				Actual	Estimated	Actual
										Full	Full
	2008	2008	2008	2008	2007	2007	2007	2007	2006	Year	Year
	Q4	Q3	Q2	Q1	Q4	Q3	Q2	Q1	Q4	2008	2007

Dividends declared	$25,103	$24,928	$24,887	$24,532	$80,496	$20,989	$20,862	$20,347	$97,665	$99,450	$142,694
Dividend deductions on stock issued through DSPP	45	165	288	192	2,605	81	933	660	812	690	4,279
Total dividend deductions (1)	$25,148	$25,093	$25,175	$24,724	$83,101	$21,070	$21,795	$21,007	$98,477	$100,140	$146,973

Regular dividend per share	$0.75	$0.75	$0.75	$0.75	$0.75	$0.75	$0.75	$0.75	$0.70	$3.00	$3.00
Special dividend per share	-	-	-	-	2.00	-	-	-	3.00	-	2.00
Total dividends per share (2)	$0.75	$0.75	$0.75	$0.75	$2.75	$0.75	$0.75	$0.75	$3.70	$3.00	$5.00

Undistributed REIT taxable income at beginning of period (pre-tax):	$21,128	$43,821	$64,582	$64,572	$115,548	$88,027	$64,589	$50,484	$111,411	$64,572	$50,484
REIT taxable income (loss) (pre-tax)	(8,793)	2,400	4,414	24,734	32,125	48,591	45,233	35,112	41,555	22,755	161,061
Retained (pre-tax)	-	-	-	-	-	-	-	-	(4,005)	-	-
Dividend of 2006 income	-	-	-	-	-	(7,682)	(21,795)	(21,007)	(98,477)	-	(50,484)
Dividend of 2007 income		(14,673)	(25,175)	(24,724)	(83,101)	(13,388)	-	-	-	(64,572)	(96,489)
Dividend of 2008 income	(12,335)	(10,420)	-	-	-	-	-	-	-	(22,755)	-
Undistributed REIT taxable income at period end (pre-tax):	$-	$21,128	$43,821	$64,582	$64,572	$115,548	$88,027	$64,589	$50,484	$-	$64,572

Undistributed REIT taxable income (pre-tax) at period end
From 2006	$-	$-	$-	$-	$-	$-	$7,682	$29,477	$50,484	$-	$-
From 2007	-	-	14,673	39,848	64,572	115,548	80,345	35,112	-	-	64,572
From 2008	-	20,872	29,148	24,734	-	-	-	-	-	-	-
Total	$-	$20,872	$43,821	$64,582	$64,572	$115,548	$88,027	$64,589	$ 50,484	$-	$64,572

Shares outstanding at period end	33,471	33,238	33,184	32,710	32,385	27,986	27,816	27,129	26,733	33,471	32,385
Undistributed REIT taxable income (pre-tax)
per share outstanding at period end	$-	$0.63	$1.32	$1.97	$1.99	$4.13	$3.16	$2.38	$1.89	$-	$1.99

(1) Dividends in 2008 exceeded the year's taxable income plus undistributed income carried over from prior years. Thus, the 2008 dividends included $8.4 million return of capital.

(2) Total dividends in 2008 were $3.00 per share, of which $2.75 per share was characterized as ordinary income and $0.25 per share was characterized as a return of capital.  The portion of Redwood's dividends characterized as a return of capital is not taxable and reduces a shareholder's basis for shares held at each quarterly distribution date.  Total dividends in 2007 were $5.00 per share, which were characterized entirely as ordinary income.

THE REDWOOD REVIEW 4TH QUARTER 2008	Table 3: Retention and Distribution of Taxable Income

Table 4: Components of Book Value ($ in millions, except per share data)

	2008	2008	2008	2008	January 1,	2007	2007	2007	2007
	Q4	Q3	Q2	Q1	2008	Q4	Q3	Q2	Q1

Assets at Redwood
Residential CES
Prime	$22	$41	$79	$78	$128	$128	$132	$189	$181
Non-prime	8	6	9	10	23	23	45	70	75
Total Residential CES at Redwood	30	47	88	88	151	151	177	259	256

Residential IGS
Prime	73	66	102	20	1	1	2	119	39
Non-prime	42	47	58	6	11	11	59	85	67
Total Residential IGS at Redwood	115	113	160	26	12	12	61	204	106

Commercial CES	42	64	91	100	148	148	159	186	198
Real estate loans	3	3	4	5	4	4	6	878	1,256
CDO	4	4	14	15	21	21	9	24	24
Other real estate investments	-	-	-	3	12	12	24	32	47
Total securities and loans at Redwood	194	231	357	237	348	348	436	1,583	1,887

Cash and cash equivalents	126	177	148	257	290	290	310	83	92
Other assets (1)	37	25	27	35	67	67	118	109	120
Other liabilities (2)	(46)	(29)	(37)	(34)	(41)	(41)	(89)	(88)	(65)

Short-term debt	-	(7)	(9)	(2)	(8)	(8)	(39)	(849)	(1,880)
Commercial paper	-	-	-	-	-	-	(5)	(5)	(5)
Total short-term debt	-	(7)	(9)	(2)	(8)	(8)	(44)	(854)	(1,885)

Investments in Sequoia
Total assets	4,688	6,137	6,414	6,800	7,205	7,205	7,624	7,473	7,424
Total liabilities	(4,591)	(6,026)	(6,274)	(6,654)	(7,059)	(7,059)	(7,376)	(7,238)	(7,203)
Net investments in Sequoia	97	111	140	146	146	146	248	235	221

Investments in Acacia
Total assets	558	813	1,091	1,269	2,107	2,107	2,795	3,433	3,424
Total liabilities	(542)	(794)	(1,050)	(1,201)	(2,023)	(3,492)	(3,475)	(3,475)	(2,770)
Net investments in Acacia	16	19	41	68	84	(1,385)	(680)	(42)	654

Investments in the Fund
Total assets	53	73	94	36	15	15	-	-	-
Total liabilities and minority interest	(25)	(38)	(47)	(8)	-	-	-	-	-
Net investments in the Fund	28	35	47	28	15	15	-	-	-

Long-term debt	(150)	(150)	(150)	(150)	(150)	(150)	(150)	(150)	(100)

Total GAAP equity	$302	$412	$564	$585	$751	$(718)	$149	$876	$924
GAAP Book value per share	$9.02	$12.40	$17.00	$17.89	$23.18	$(22.18)	$5.32	$31.50	$34.06

(1) Other assets includes deferred ABS issuance costs, derivative assets, accrued interest recievable, deferred tax assets, restricted cash, and other assets.

(2) Other liabilities include derivative liabilities, accrued interest payable, dividends payable, accrued expenses, and other liabilities.

THE REDWOOD REVIEW 4TH QUARTER 2008	Table 4: Components of Book Value	65

Table 5: Investment Activity in Sequoia, Acacia and the Fund ($ in millions)	66

	2008	2008	2008	2008
	Q4	Q3	Q2	Q1
Investments in Sequoia
Beginning asset balance	$6,136	$6,414	$6,800	$7,205
Beginning liability balance	(6,025)	(6,274)	(6,654)	$(7,059)
Beginning book value	$111	$140	$146	$146

Principal payments on assets	$(153)	$(243)	$(365)	$(400)
Asset transfers to REO	(12)	(6)	(13)	(7)
Loan premium amortization	(2)	(3)	(10)	(8)
Provision for credit losses	(19)	(18)	(10)	(8)
Sale of interests and resulting deconsolidation	(1,253)	-	-	-
Change in other assets	(9)	(8)	12	18
Net change in Sequoia assets	$(1,448)	$(278)	$(386)	$(405)

Principal payments on liabilities	$155	$243	$364	$394
Discount amortization	2	2	6	8
Sale of interests and resulting deconsolidation	1,264	-	-	-
Change in other liabilities	13	4	10	3
Net change in Sequoia liabilities	$1,434	$249	$380	$405

Ending asset balance	4,688	6,136	6,414	6,800
Ending liability balance	(4,591)	(6,025)	(6,274)	(6,654)
Ending book value	$97	$111	$140	$146

Investments in Acacia
Beginning asset balance	$813	$1,091	$1,269	$2,107
Beginning liability balance	(794)	(1,050)	(1,201)	(3,492)
Beginning book value	$19	$41	$68	$(1,385)

Principal payments on assets	$(29)	$(35)	$(40)	$(55)
Market valuation changes	(207)	(221)	(67)	(782)
Change in other assets	(19)	(22)	(71)	(1)
Net change in Acacia assets	$(255)	$(278)	$(178)	$(838)

Principal payments on liabilities	44	58	110	37
Market valuation changes	282	204	1	810
FAS 159 adjustments	-	-	-	1,490
Change in other liabilities	(74)	(6)	40	(46)
Net change in Acacia liabilities	$252	$256	$151	$2,291

Ending asset balance	$558	$813	$1,091	$1,269
Ending liability balance	(542)	(794)	(1,050)	(1,201)
Ending book value	$16	$19	$41	$68

Investments in the Fund
Beginning asset balance	$73	$94	$36	$15
Beginning liability balance	(38)	(47)	(8)	$-
Beginning book value	$35	$47	$28	$15

Principal payments on assets	$(4)	$(4)	$(6)	$(1)
Acquisitions	-	13	40	20
Discount amortization	1	2	1	1
Sales	-	-	(5)	-
Market valuation changes	(17)	(10)	-	1
Change in other assets	-	(22)	28	-
Net change in the Fund assets	$(20)	$(21)	$58	$21

Change in other liabilities and minority interest	13	9	(39)	(8)

Ending asset balance	$53	$73	$94	$36
Ending liability and minority interest balance	(25)	(38)	(47)	(8)
Ending book value	$28	$35	$47	$28

THE REDWOOD REVIEW 4TH QUARTER 2008	Table 5: Investment Activity in Sequoia, Acacia and the Fund

Table 6 : Book Value and Other Ratios ($ in millions, except per share data)

	2008	2008	2008	2008	January 1,	2007	2007	2007	2007	2006
	Q4	Q3	Q2	Q1	2008 (1)	Q4	Q3	Q2	Q1	Q4
Short-term debt	$-	$7	$9	$2	$8	$8	$39	$849	$1,880	$1,856
Long-term debt	150	150	150	150	150	150	150	150	100	100
Redwood debt	$150	$157	$159	$152	$158	$158	$189	$999	$1,980	$1,956

GAAP stockholders' equity	$302	$412	$564	$585	$751	$(718)	$149	$876	$924	$1,003

Redwood debt to equity	0.5x	0.4x	0.3x	0.3x	0.2x	(0.2)x	1.3x	1.1x	2.1x	2.0x
Redwood debt to (equity + debt)	33%	28%	22%	21%	17%	-28%	56%	53%	68%	66%

Redwood debt	$150	$157	$159	$152	$158	$158	$189	$999	$1,980	$1,956
ABS obligations of consolidated entities	4,855	6,603	7,110	7,591	8,839	10,329	10,803	10,675	9,947	9,979
GAAP debt	$5,005	$6,760	$7,269	$7,743	$8,997	$10,487	$10,992	$11,674	$11,927	$11,935

GAAP debt to equity	16.6x	16.4x	12.9x	13.2x	12.0x	(14.6)x	73.8x	13.3x	12.9x	11.9x
GAAP debt to (equity + GAAP debt)	94%	94%	93%	93%	92%	107%	99%	93%	93%	92%

GAAP stockholders' equity	$302	$412	$564	$585	$751	$(718)	$149	$876	$924	$1,003
Balance sheet mark-to-market adjustments	(57)	(84)	(68)	(93)	(99)	(574)	(735)	(81)	(6)	93
Core equity	$359	$496	$632	$678	$850	$(145)	$884	$957	$930	$910

Shares outstanding at period end	33,471	33,238	33,184	32,710	32,385	32,385	27,986	27,816	27,129	26,733

GAAP equity per share	$9.02	$12.40	$17.00	$17.89	$23.18	$(22.18)	$5.32	$31.50	$34.06	$37.51
Adjustments to GAAP equity to economic value
Investments in Sequoia	$(0.95)	$(1.65)	$(1.96)	$(1.65)	$(1.45)	$(1.45)	$(5.50)	$(4.10)	$(4.79)	$(7.96)
Investments in Acacia	(0.21)	(0.18)	(0.66)	(0.58)	(1.17)	44.19	26.26	5.71	2.95	1.87
Long-term debt	3.24	2.61	2.34	2.38	1.73	1.73	1.47	-	-	-
Economic value per share	$11.10	$13.18	$16.72	$18.04	$22.29	$22.29	$27.55	$33.11	$32.22	$31.42

(1) On January 1, 2008 we elected the fair value option for the assets and liabilities of Acacia and certain other assets.

THE REDWOOD REVIEW 4TH QUARTER 2008	Table 6 : Book Value and Other Ratios	67

Table 7: Profitability Ratios ($ in thousands)	68

										Full	Full
	2008	2008	2008	2008	2007	2007	2007	2007	2006	Year	Year
	Q4	Q3	Q2	Q1	Q4	Q3	Q2	Q1	Q4	2008	2007

Interest income	$123,288	$131,192	$137,002	$176,063	$206,925	$220,331	$222,158	$218,935	$218,897	$ 567,545	$ 868,349
Average consolidated earning assets	$7,026,139	$7,610,338	$8,112,607	$9,111,337	$11,521,330	$12,193,242	$12,301,562	$12,279,814	$12,498,889	$ 8,044,951	$12,258,453
Asset yield	7.02%	6.90%	6.76%	7.73%	7.18%	7.23%	7.22%	7.13%	7.01%	7.05%	7.08%

Interest expense	$(100,487)	$(93,066)	$(98,559)	$(128,759)	$(154,546)	$(167,123)	$(167,238)	$(169,264)	$(173,850)	$ (420,871)	$ (658,171)
Average consolidated interest-bearing liabilities	$6,613,677	$7,106,052	$7,499,474	$8,383,296	$10,716,433	$11,376,762	$11,580,196	$11,623,627	$11,836,717	$7,660,908	$11,527,275
Cost of funds	6.08%	5.24%	5.26%	6.14%	5.77%	5.88%	5.78%	5.82%	5.84%	5.49%	5.71%

Asset yield	7.02%	6.90%	6.76%	7.73%	7.18%	7.18%	7.14%	7.01%	6.96%	7.05%	7.08%
Cost of funds	(6.08%)	(5.24%)	(5.26%)	(6.14%)	(5.77%)	(5.81)%	(5.73)%	(5.78)%	(5.84)%	(5.49%)	(5.71%)
Interest rate spread	0.94%	1.66%	1.50%	1.59%	1.42%	1.37%	1.41%	1.22%	1.12%	1.56%	1.37%

Net interest income	$23,952	$39,433	$39,762	$48,916	$54,245	$55,101	$56,401	$50,840	$46,040	$152,064	$216,587
Average consolidated earning assets	$7,026,139	$7,610,338	$8,112,607	$9,111,337	$11,521,330	$12,193,242	$12,301,562	$12,279,814	$12,498,889	$8,044,951	$12,258,453
Net interest margin	1.36%	2.07%	1.96%	2.15%	1.88%	1.81%	1.83%	1.66%	1.47%	1.89%	1.77%

Net interest income	$23,952	$39,433	$39,762	$48,916	$54,245	$55,101	$56,401	$50,840	$46,040	$152,064	$216,587
Net interest income / average core equity	21.36%	28.21%	24.61%	23.75%	30.73%	23.11%	23.71%	21.98%	19.93%	22.55%	22.96%

Operating expenses (excluding severance expense)	$(11,858)	$(17,247)	$(14,522)	$(16,653)	$(14,929)	$(11,732)	$(12,772)	$(15,402)	$(13,851)	$(60,280)	$(54,835)

Average total assets	$7,057,467	$7,671,214	$8,173,483	$9,232,308	$10,866,153	$12,232,304	$12,688,468	$12,865,979	$13,041,794	$8,025,780	$12,594,827
Average total equity	$371,503	$492,659	$562,173	$720,035	$97,534	$851,869	$946,454	$1,008,688	$1,008,863	$556,354	$723,807

Operating expenses / net interest income	49.51%	43.74%	36.52%	34.04%	27.52%	21.89%	23.70%	32.76%	31.10%	39.64%	25.32%
Operating expenses / average total assets	0.67%	0.90%	0.71%	0.72%	0.55%	0.38%	0.40%	0.48%	0.42%	0.75%	0.44%
Operating expenses / average total equity	12.77%	14.00%	10.33%	9.25%	61.23%	5.51%	5.40%	6.11%	5.49%	10.83%	7.58%

GAAP net (loss) income	$(115,586)	$(111,304)	$(45,909)	$(171,587)	$(1,077,445)	$(60,917)	$11,416	$18,310	$35,691	$(444,386)	$(1,108,636)
GAAP net (loss) income / average total assets	(6.55%)	(5.80%)	(2.25%)	(7.43%)	(39.66%)	(1.99)%	0.36%	0.57%	1.09%	(5.54%)	(8.80%)
GAAP net (loss) income / average equity (GAAP ROE)	(124.45%)	(90.37%)	(32.67%)	(95.32%)	(4418.75%)	(28.60)%	4.82%	7.26%	14.15%	(79.87%)	(153.17%)
GAAP net (loss) income / average core equity (adjusted ROE)	(103.09%)	(79.62%)	(28.42%)	(83.31%)	(610.31%)	(25.55)%	4.80%	7.92%	15.45%	(65.89%)	(117.52%)

Note: All percentages in this table are shown on an annualized basis.

THE REDWOOD REVIEW 4TH QUARTER 2008	Table 7: Profitability Ratios

Table 8: Average Balance Sheet ($ in thousands)

									Full	Full
	2008	2008	2008	2008	2007	2007	2007	2007	Year	Year
	Q4	Q3	Q2	Q1	Q4	Q3	Q2	Q1	2008	2007

Residential CES at Redwood
Prime	$42,974	$85,314	$111,860	$164,621	$159,699	$133,552	$141,226	$124,513	$100,990	$139,747
Non-prime	3,674	3,710	10,502	26,349	38,788	80,689	74,449	72,918	11,719	66,711
Residential CES at Redwood	46,647	89,024	122,362	190,970	198,487	214,241	215,675	197,431	112,709	206,458

Residential IGS at Redwood
Prime	90,554	102,720	111,239	18,536	1,537	44,298	88,210	22,982	80,762	39,257
Non-prime	59,029	63,535	31,999	10,253	35,877	85,436	71,494	32,026	41,204	56,208
Residential IGS at Redwood	149,583	166,255	143,238	28,789	37,414	129,734	159,704	55,008	121,966	95,465

Commercial CES	63,969	98,534	106,314	183,446	184,491	185,358	188,672	199,302	112,892	189,456
Commercial loans	249	250	251	250	91	2,602	2,603	2,603	250	1,975
Residential loans	2,960	3,671	3,759	4,507	74,722	127,983	901,168	1,708,160	3,722	703,008
CDO	3,856	8,628	15,492	21,297	30,501	20,424	25,854	33,576	12,468	27,589
Other real estate investments	50	75	2,328	5,836	17,679	28,152	47,567	23,736	2,061	29,283
Real estate assets at Redwood	267,313	366,437	393,744	435,095	543,384	708,494	1,541,243	2,219,817	366,068	1,253,235

Earning assets at Acacia	575,709	830,311	982,169	1,439,913	3,337,923	3,333,313	3,138,142	2,819,194	955,637	3,358,420
Earning assets at Sequoia	5,966,898	6,170,944	6,483,475	6,895,529	7,254,340	7,745,341	7,331,308	6,995,987	6,377,515	7,331,744
Earning assets at the Fund	71,792	75,321	56,183	33,180	-	-	-	-	59,198	-

Cash and cash equivalents	204,246	229,778	311,052	402,584	385,683	406,094	290,869	244,816	286,533	315,054
Earning assets	7,085,959	7,672,791	8,226,623	9,206,301	11,521,330	12,193,242	12,301,562	12,279,814	8,044,951	12,258,453
Balance sheet mark-to-market adjustments	(76,981)	(66,491)	(84,038)	(103,808)	(608,634)	(101,733)	(4,923)	83,560	(82,767)	(8,522)
Earning assets - reported value	7,008,978	7,606,300	8,142,585	9,102,493	10,912,696	12,091,509	12,296,639	12,363,374	7,962,184	12,249,931
Other assets	31,328	41,802	60,876	120,971	(46,543)	140,795	391,830	502,605	63,596	344,896
Total assets	$7,040,306	$7,648,102	$8,203,461	$9,223,464	$10,866,153	$12,232,304	$12,688,469	$12,865,979	$8,025,780	$12,594,827

Short-term debt	$975	$7,825	$4,904	$21,477	$26,871	$399,068	$1,515,988	$2,188,561	$8,771	$1,361,136
Sequoia ABS issued	5,804,702	6,040,634	6,349,661	6,745,556	7,161,634	7,430,521	7,125,947	6,845,355	6,233,434	7,302,512
Acacia ABS issued	652,398	900,611	986,915	1,456,506	3,381,924	3,401,359	2,820,328	2,492,698	997,891	2,743,195
Other liabilities	32,533	(22,524)	72,870	126,790	52,187	3,673	161,819	233,664	52,843	343,745
Long-term debt	146,944	146,705	146,480	146,242	146,004	145,813	117,934	97,013	146,594	120,432
Total liabilities	6,637,552	7,073,251	7,560,830	8,496,572	10,768,620	11,380,435	11,742,015	11,857,291	7,439,533	11,659,982

Minority interest	31,251	41,096	40,229	6,858	-	-	-	-	29,893	-

Core equity	448,484	600,246	686,440	823,843	706,167	953,602	951,378	925,128	639,123	883,590
Balance sheet mark-to-market adjustments	(76,981)	(66,491)	(84,038)	(103,808)	(608,634)	(101,733)	(4,924)	83,560	(82,769)	(159,784)
Total equity	371,503	533,755	602,402	720,035	97,533	851,869	946,454	1,008,688	556,354	723,807

Total liabilities and equity	$7,040,306	$7,648,102	$8,203,461	$9,223,464	$10,866,153	$12,232,304	$12,688,469	$12,865,979	$8,025,780	$12,594,827

THE REDWOOD REVIEW 4TH QUARTER 2008	Table 8: Average Balance Sheet	69

Table 9: Balances & Yields by Securities Portfolio at Redwood ($ in thousands)	70

	2008	2008	2008	2008	2007		2008	2008	2008	2008	2007
	Q4	Q3	Q2	Q1	Q4		Q4	Q3	Q2	Q1	Q4
Residential Prime CES						Residential IGS Non-Prime at fair value
Current face	$343,900	$360,863	$390,128	$537,214	$528,745	Fair value	$237	$476	$3,251	$5,676	$-
Unamortized discount	(32,032)	(29,550)	(48,898)	(60,335)	(76,633)
Discount designated as credit reserve	(284,379)	(286,616)	(251,942)	(358,334)	(287,716)	Average fair value	$337	$1,505	$4,384	$10,253	$-
Unrealized losses	(5,559)	(3,283)	(9,984)	(40,739)	(36,784)	Interest income	$19	$131	$289	$433	$-
Fair value	$21,930	$41,414	$79,304	$77,806	$127,612		22.96%	34.91%	26.39%	16.88%	-

Average amortized cost	$42,974	$85,314	$111,860	$164,621	$159,699	Commercial CES
Average fair value	$39,933	$77,993	$79,243	$127,644	$156,031	Current face	$514,169	$514,883	$517,615	$523,118	$523,156
Interest income	$5,846	$7,764	$11,939	$16,600	$19,534	Unamortized premium (discount)	35,069	23,846	(31,871)	(36,955)	(17,867)
Annualized interest income / average amortized cost	54.41%	36.40%	42.69%	40.34%	48.93%	Discount designated as credit reserve	(497,047)	(470,660)	(384,487)	(378,388)	(318,456)
Annualized interest income / average fair value	58.55%	39.82%	60.27%	52.02%	50.08%	Unrealized losses	(9,701)	(4,383)	(10,288)	(8,252)	(38,325)
						Fair value	$42,490	$63,686	$90,969	$99,523	$148,508
Residential Non-Prime CES
Current face	$420,866	$260,142	$319,067	$240,997	$262,684	Average amortized cost	$63,969	$98,534	$106,314	$183,446	$184,491
Unamortized discount	(1,054)	(10,067)	(14,411)	(1,364)	(13,809)	Average fair value	$60,367	$90,068	$98,417	$151,051	$164,281
Discount designated as credit reserve	(415,820)	(247,798)	(296,986)	(227,820)	(222,416)	Interest income	$(1,000)	$3,160	$4,155	$5,000	$4,955
Unrealized gains (losses)	3,269	2,040	(142)	(1,762)	(3,062)	Annualized interest income / average amortized cost	(6.25%)	12.83%	15.63%	10.90%	10.74%
Fair value	$7,261	$4,317	$7,528	$10,051	$23,397	Annualized interest income / average fair value	(6.62%)	14.03%	16.89%	13.24%	12.06%

Average amortized cost	$3,563	$3,570	$10,236	$24,637	$37,882	CDO CES
Average fair value	$6,016	$6,269	$9,170	$22,874	$36,425	Current face	$17,558	$17,513	$22,470	$26,562	$26,501
Interest income	$5,167	$4,997	$2,367	$5,210	$4,769	Unamortized discount	(1,057)	(927)	(3,412)	(3,513)	(3,096)
Annualized interest income / average amortized cost	579.99%	559.80%	92.48%	84.59%	50.36%	Discount designated as credit reserve	(16,476)	(16,431)	(18,743)	(22,374)	(21,855)
Annualized interest income / average fair value	343.55%	318.81%	103.23%	91.11%	52.37%	Unrealized gains	-	-	10	10	822
						Fair value	$25	$155	$325	$685	$2,372
Residential Non-Prime CES at fair value
Fair value	$981	$1,901	$357	$3,777	$11,199	Average amortized cost	$154	$248	$693	$1,576	$1,678
						Average fair value	$154	$283	$670	$2,211	$4,215
Average fair value	$1,531	$1,468	$2,595	$6,413	$22,006	Interest income	$183	$105	$223	$140	$129
Interest income	$217	$223	$71	$2,220	$1,307	Annualized interest income / average amortized cost	474.30%	169.00%	128.97%	35.53%	30.75%
Annualized interest income / average fair value	56.76%	60.84%	10.88%	138.48%	23.76%	Annualized interest income / average fair value	474.30%	148.01%	133.34%	25.32%	12.24%

Residential Prime IGS						CDO CES at fair value
Current face	$194,344	$155,471	$160,389	$43,695	$1,745	Fair value	$75	$75	$75	$-	$-
Unamortized discount	(100,778)	(41,082)	(46,668)	(18,937)	(224)
Discount designated as credit reserve	(24,067)	(22,075)	(6,614)	(20)	-	Average fair value	$75	$532	$124	$-	$-
Unrealized losses	2,121	(27,180)	(6,444)	(6,414)	(160)	Interest income	$34	$242	$33	$-	$-
Fair value	$71,620	$65,134	$100,663	$18,324	$1,361	Annualized interest income / average fair value	180.73%	181.79%	107.10%	-	-

Average amortized cost	$90,554	$101,489	$109,565	$10,357	$1,537	CDO IGS
Average fair value	$70,358	$87,785	$102,032	$9,158	$1,571	Current face	$-	$-	$-	$-	$73,050
Interest income	$3,020	$3,776	$2,514	$229	$56	Unamortized discount	-	-	-	-	(24,951)
Annualized interest income / average amortized cost	13.34%	14.88%	9.18%	8.84%	14.57%	Discount designated as credit reserve	-	-	-	-	-
Annualized interest income / average fair value	17.17%	17.20%	9.86%	10.00%	14.26%	Unrealized losses	-	-	-	-	(29,649)
						Fair value	$-	$-	$-	$-	$18,450
Residential Non-Prime IGS
Current face	$102,263	$81,172	$82,617	$-	$25,362	Average amortized cost	$-	$-	$-	$-	$28,823
Unamortized discount	(41,873)	(19,251)	(20,473)	-	(2,456)	Average fair value	$-	$-	$-	$-	$19,447
Discount designated as credit reserve	(7,201)	-	-	-	(12,013)	Interest income	$-	$-	$-	$-	$807
Unrealized losses	(11,535)	(15,296)	(6,914)	-	-	Annualized interest income / average amortized cost	-	-	-	-	11.20%
Fair value	$41,654	$46,625	$55,230	$-	$10,893	Annualized interest income / average fair value	-	-	-	-	16.60%

Average amortized cost	$58,691	$62,030	$27,615	$-	$35,877	CDO IGS at fair value
Average fair value	$47,460	$52,080	$26,453	$-	$33,361	Fair value	$3,510	$3,835	$14,364	$15,504	$-
Interest income	$1,399	$1,911	$648	$-	$1,009
Annualized interest income / average amortized cost	9.54%	12.32%	9.38%	-	11.25%	Average fair value	$3,702	$8,380	$14,799	$19,721	$-
Annualized interest income / average fair value	11.79%	14.68%	9.79%	-	12.10%	Interest income	$159	$193	$512	$707	$-
						Annualized interest income / average fair value	17.18%	9.19%	13.84%	14.33%	-
Residential IGS Prime at fair value
Fair value	$1,202	$1,121	$1,320	$1,850	$-

Average fair value	$1,135	$1,231	$1,674	$2,283	$-
Interest income	$383	$291	$391	$628	$-
Annualized interest income / average fair value	134.85%	94.45%	93.47%	110.01%	-

THE REDWOOD REVIEW 4TH QUARTER 2008	Table 9: Balances & Yields by Securities Portfolio at Redwood

Table 10: Securities Portfolio Activity at Redwood (in thousands)

	2008	2008	2008	2008	2007		2008	2008	2008	2008	2007
	Q4	Q3	Q2	Q1	Q4		Q4	Q3	Q2	Q1	Q4
Residential Prime CES						Commercial CES
Beginning fair value	$41,414	$79,304	$77,806	$127,612	$132,055	Beginning fair value	$63,686	$90,969	$99,523	$148,508	$156,991
Acquisitions	-	-	2,435	10,159	63,663	Acquisitions	-	-	-	-	-
Downgrades into this portfolio	2,295	672	-	-	-	Transfer between portfolios	-	-	-	-	20,995
Transfer between portfolios	-	-	(3,395)	-	-	Sales	-	-	-	-	(3,546)
Sales	-	-	-	-	-	Principal payments	-	-	-	-	-
Principal payments	(4,622)	(6,831)	(13,421)	(14,590)	(14,633)	Premium amortization	(6,165)	(2,582)	(2,123)	(1,523)	(1,582)
Discount amortization	1,240	2,789	5,511	9,490	12,521	Changes in fair value, net	(15,031)	(24,701)	(6,431)	(47,462)	(24,350)
Changes in fair value, net	(18,397)	(34,520)	10,368	(54,865)	(65,994)	Ending fair value	$42,490	$63,686	$90,969	$99,523	$148,508
Ending fair value	$21,930	$41,414	$79,304	$77,806	$127,612

Residential Non-Prime CES						Commercial Real Estate Loans
Beginning fair value	$6,218	$7,885	$13,828	$34,596	$69,994	Beginning fair value	$250	$251	$252	$253	$249
Acquisitions	3,901	-	-	-	-	Acquisitions	-	-	-	-	-
Downgrades into this portfolio	-	1,877	207	953	8,273	Sales	-	-	-	-	-
Transfer between portfolios	-	-	3,395	(4,056)	(322)	Principal payments	(2)	(2)	(2)	(2)	(2)
Sales	-	-	-	-	-	Discount amortization	1	1	1	1	6
Principal payments	(2,232)	(3,359)	(1,392)	(3,164)	(6,288)	Credit provision	-	-	-	-	-
Discount (premium) amortization	536	2,289	177	2,080	(64)	Changes in fair value, net	-	-	-	-	-
Changes in fair value, net	(181)	(2,474)	(8,330)	(16,581)	(36,997)	Ending fair value	$249	$250	$251	$252	$253
Ending fair value	$8,242	$6,218	$7,885	$13,828	$34,596

Residential Prime IGS						CDO CES
Beginning fair value	$66,254	$101,983	$20,174	$1,360	$2,569	Beginning fair value	$-	$400	$685	$2,372	$4,136
Acquisitions	35,865	-	84,512	28,048	-	Acquisitions	-	-	-	-	-
Downgrades out of this portfolio	(2,295)	(672)	-	-	-	Downgrades into this portfolio	-	750	150	-	1,000
Transfer between portfolios	-	-	(408)	1,183	(624)	Transfer between portfolios	-	-	-	-	-
Sales	-	-	-	-	-	Sales	-	(1,679)	-	-	-
Principal payments	(1,882)	(3,288)	(1,175)	(178)	(68)	Principal payments	-	42	16	30	(317)
Discount amortization	963	1,892	863	63	23	Premium amortization	45	(43)	-	-	-
Changes in fair value, net	(26,083)	(33,661)	(1,983)	(10,302)	(540)	Changes in fair value, net	(45)	760	(451)	(1,716)	(2,447)
Ending fair value	$72,822	$66,254	$101,983	$20,174	$1,360	Ending fair value	$(0)	$230	$400	$685	$2,372

Residential Non-Prime IGS						CDO IGS
Beginning fair value	$47,100	$58,481	$5,676	$10,866	$58,063	Beginning fair value	$3,835	$14,364	$15,504	$18,450	$5,223
Acquisitions	10,148	-	62,809	-	2,575.00	Acquisitions	-	-	-	-	24,188
Downgrades	-	(1,877)	(207)	(953)	(8,273.23)	Downgrades out of this portfolio	-	(750)	(150)	-	(1,000)
Transfer between portfolios	-	-	408	2,874	(13,952)	Transfer between portfolios	-	-	-	-	(1,525)
Sales	(867)	-	-	-	(20,171)	Sales	-	(5,688)	-	-	-
Principal payments	(1,156)	(2,599)	(3,018)	(1,524)	(1,026)	Principal payments	(327)	(599)	(1,703)	-	-
Discount amortization	710	1,222	636	-	187	Discount (premium) amortization	-	-	-	-	-
Changes in fair value, net	(14,044)	(8,127)	(7,823)	(5,587)	(6,537)	Changes in fair value, net	2	(3,492)	712	(2,945)	(8,436)
Ending fair value	$41,891	$47,100	$58,481	$5,676	$10,866	Ending fair value	$3,510	$3,835	$14,364	$15,504	$18,450

Residential Real Estate Loans
Beginning fair value	$3,150	$3,695	$4,443	$4,533	$6,049
Sales	-	-	-	-	-
Principal payments	(40)	(19)	(626)	(16)	(343)
Premium amortization	-	-	-	-	(779)
Credit provision	-	-	-	-	-
Transfers to REO	(14)	-	(40)	-	-
Changes in fair value, net	(472)	(526)	(82)	(74)	-
Ending fair value	$2,624	$3,150	$3,695	$4,443	$4,533

THE REDWOOD REVIEW 4TH QUARTER 2008	Table 10: Securities Portfolio Activity at Redwood	71

Table 11: Managed Residential Loans Credit Performance ($ in thousands)	72

		Managed Loans	Internally-Designated Credit Reserve	External Credit Enhancement	Total Credit Protection	Total Credit Protection as % of Loans (1)	Seriously Delinquent Loans (2)	Seriously Delinquent Loan % of Current Balance	Total Credit Losses	Losses To Securities Junior to Redwood's Interest	Redwood's Share of Net Charge-offs/ (Recoveries)	Redwood Credit Losses As % of Loans (Annualized)
Residential	Q4: 2006	$219,178,838	$392,365	$302,072	$694,437	0.32%	$842,746	0.39%	$5,058	$196	$4,862	0.01%
Portfolio	2006	219,178,838	392,365	302,072	694,437	0.32%	842,746	0.39%	12,272	351	11,921	0.01%
	Q1: 2007	245,080,031	412,717	355,855	768,572	0.31%	1,075,683	0.44%	5,776	325	5,451	0.01%
	Q2: 2007	227,973,546	469,492	356,374	825,866	0.36%	1,431,963	0.63%	12,157	471	11,686	0.02%
	Q3: 2007	219,465,992	466,034	335,699	801,733	0.37%	2,234,644	1.02%	17,553	8,682	8,871	0.03%
	Q4: 2007	256,923,033	695,130	342,009	1,037,139	0.40%	7,536,293	2.93%	44,529	32,533	11,996	0.07%
	2007	256,923,033	695,130	342,009	1,037,139	0.40%	7,536,293	2.93%	80,015	42,011	38,004	0.03%
	Q1: 2008 (3)	157,481,973	610,598	89,472	700,070	0.44%	4,698,037	2.98%	57,354	24,746	32,608	0.15%
	Q2: 2008	151,774,072	581,525	63,141	644,666	0.42%	6,271,650	4.13%	82,967	13,890	69,077	0.22%
	Q3: 2008	138,100,158	581,295	50,021	631,316	0.46%	6,214,451	4.50%	94,165	699	93,466	0.27%
	Q4: 2008	132,921,087	735,912	48,177	784,089	0.59%	7,097,231	5.34%	114,315	5,478	108,837	0.34%
	2008	$132,921,087	$735,912	$48,177	$784,089	0.59%	$7,097,231	5.34%	$348,801	$44,813	$303,988	0.26%

Residential Real	Q4: 2006	$9,212,002	$20,119	$0	$20,119	0.22%	$65,071	0.79%	$711	$0	$711	0.02%
Estate Loans	2006	9,212,002	20,119	-	20,119	0.22%	65,071	0.79%	2,148	-	2,148	0.02%
	Q1: 2007	8,582,964	19,954	-	19,954	0.23%	68,632	0.92%	1,646	-	1,646	0.08%
	Q2: 2007	8,256,759	16,416	-	16,416	0.20%	55,674	0.67%	6,038	-	6,038	0.29%
	Q3: 2007	7,546,529	15,195	-	15,195	0.20%	56,068	0.74%	2,728	-	2,728	0.14%
	Q4: 2007	7,106,018	18,282	-	18,282	0.26%	67,984	0.96%	1,886	-	1,886	0.11%
	2007	7,106,018	18,282	-	18,282	0.26%	67,984	0.96%	12,298	-	12,298	0.17%
	Q1: 2008 (3)	6,697,241	24,444	-	24,444	0.36%	83,966	1.25%	1,896	-	1,896	0.11%
	Q2: 2008	6,322,568	32,597	-	32,597	0.52%	118,139	1.87%	1,908	-	1,908	0.12%
	Q3: 2008	6,070,083	46,881	-	46,881	0.77%	143,429	2.36%	4,049	-	4,049	0.27%
	Q4: 2008	4,617,269	35,713	-	35,713	0.77%	121,314	2.63%	7,548	-	7,548	0.65%
	2008	$4,617,269	$35,713	$0	$35,713	0.77%	$121,314	2.63%	$15,401	$0	$15,401	0.33%

Residential CES	Q4: 2006	$209,966,836	$372,246	$302,072	$674,318	0.32%	$777,675	0.37%	$4,347	$196	$4,151	<0.01%
	2006	209,966,836	372,246	302,072	674,318	0.32%	777,675	0.37%	10,124	351	9,773	<0.01%
	Q1: 2007	236,497,067	392,763	355,855	748,618	0.32%	1,007,051	0.43%	4,130	325	3,805	<0.01%
	Q2: 2007	219,716,787	453,076	356,374	809,450	0.37%	1,376,289	0.63%	6,119	471	5,648	0.01%
	Q3: 2007	211,919,463	450,839	335,699	786,538	0.37%	2,178,576	1.03%	14,825	8,682	6,143	0.01%
	Q4: 2007	249,817,015	676,848	342,009	1,018,857	0.41%	7,468,309	2.99%	42,643	32,533	10,110	0.02%
	2007	249,817,015	676,848	342,009	1,018,857	0.41%	7,468,309	2.99%	67,717	42,011	25,706	0.01%
	Q1: 2008 (3)	150,784,732	586,154	89,472	675,626	0.45%	4,614,071	3.06%	55,458	24,746	30,712	0.08%
	Q2: 2008	145,451,504	548,928	63,141	612,069	0.42%	6,153,511	4.23%	81,059	13,890	67,169	0.18%
	Q3: 2008	132,030,075	534,414	50,021	584,435	0.44%	6,071,023	4.60%	90,116	699	89,417	0.27%
	Q4: 2008	128,386,696	700,199	48,177	748,376	0.58%	6,745,103	5.25%	106,767	5,478	101,289	0.32%
	2008	$128,386,696	$700,199	$48,177	$748,376	0.58%	$6,745,103	5.25%	$333,400	$44,813	$288,587	0.22%

(1) The credit reserve on residential real estate loans is only available to absorb losses on our residential real estate loans.  Internally-designated credit reserves and external credit enhancement are only available to absorb losses on our residential CES. The credit enhancement balances shown above do not include pari passu CES owned by others.

(2) The seriously delinquent loans amount for residential real estate loans excludes loans in REO which is included in our consolidated other assets. At December 31, 2008, REO totaled $19 million.

(3) As of January 1, 2008, balances only include CES and loans held at Redwood and loans held by Sequoia.

(4) Credit reserve is 87% of the principal balance of our CES.  If the principal balance on our securities is completely absorbed by losses, we will cease to have any credit exposure to that pool of loans.

THE REDWOOD REVIEW 4TH QUARTER 2008	Table 11: Managed Residential Loans Credit Performance

Table 12A: Residential Prime IGS at Redwood and Underlying Loan Characteristics ($ in thousands)

	2008	2008	2008	2008	2007		2008	2008	2008	2008	2007
	Q4	Q3	Q2	Q1	Q4		Q4	Q3	Q2	Q1	Q4
AFS: Residential IGS Prime						Southern CA	20%	21%	21%	22%	11%
Principal value	$194,344	$155,471	$160,389	$43,695	$1,745	Northern CA	23%	23%	22%	22%	10%
Unamortized discount	(100,778)	(41,082)	(46,668)	(18,937)	(224)	Florida	6%	6%	6%	7%	16%
Discount designated as credit reserve	(24,067)	(22,075)	(6,614)	(20)	-	New York	6%	5%	5%	5%	8%
Unrealized gain (loss)	2,121	(27,180)	(6,444)	(6,414)	(160)	Georgia	2%	2%	2%	2%	1%
Fair value	$71,620	$65,134	$100,663	$18,324	$1,361	New Jersey	4%	4%	4%	4%	6%
Fair value / principal value	37%	42%	63%	42%	78%	Texas	2%	2%	2%	2%	4%
						Arizona	2%	2%	2%	2%	0%
FVO: Residential IGS Prime						Illinois	3%	3%	3%	3%	0%
Fair value	$1,202	$1,121	$1,320	$1,850	$-	Colorado	3%	3%	3%	2%	4%
						Virginia	5%	5%	5%	5%	10%
Total fair value	$72,822	$66,255	$101,983	$20,174	$1,361	Other states	24%	24%	25%	24%	30%

Current Rating						Wtd Avg Original LTV	70%	70%	70%	70%	66%
AAA	$47,637	$13,862	$17,165	$1,567	$328	Original LTV: 0 - 50	10%	10%	10%	10%	15%
AA	15,172	32,822	49,022	3,661	639	Original LTV: 50.01 - 60	11%	10%	10%	10%	13%
A	4,421	11,791	23,460	9,608	74	Original LTV: 60.01 - 70	21%	20%	21%	20%	23%
BBB	5,592	7,780	12,336	5,338	320	Original LTV: 70.01 - 80	56%	58%	57%	58%	48%
Total fair value	$72,822	$66,255	$101,983	$20,174	$1,361	Original LTV: 80.01 - 90	1%	1%	1%	1%	1%
						Original LTV: 90.01 - 100	1%	1%	1%	1%	0%
Security Type						Unknown	0%	0%	0%	0%	0%
Option ARM	$-	$-	$-	$493	$320
ARM	801	299	209	415	-	Wtd Avg FICO	744	744	743	740	722
Hybrid	68,363	56,923	83,962	7,877	260	FICO: <= 600	0%	0%	0%	0%	0%
Fixed	3,658	9,033	17,812	11,389	781	FICO: 601 - 620	0%	0%	0%	0%	1%
Total fair value	$72,822	$66,255	$101,983	$20,174	$1,361	FICO: 621 - 640	1%	1%	1%	2%	0%
						FICO: 641 - 660	2%	1%	2%	2%	1%
AFS: Residential IGS Prime						FICO: 661 - 680	4%	5%	5%	5%	11%
Coupon income	$2,008	$1,883	$1,418	$165	$33	FICO: 681 - 700	10%	9%	9%	10%	20%
Discount amortization	1,012	1,893	1,096	64	23	FICO: 701 - 720	12%	13%	13%	13%	19%
Total interest income	$3,020	$3,776	$2,514	$229	$56	FICO: 721 - 740	14%	14%	14%	14%	15%
						FICO: 741 - 760	16%	16%	16%	16%	12%
Average amortized cost	$90,554	$101,489	$109,565	$10,357	$1,537	FICO: 761 - 780	19%	19%	19%	18%	10%
						FICO: 781 - 800	17%	17%	16%	15%	8%
Coupon income %	8.87%	7.42%	5.18%	6.37%	8.59%	FICO: >= 801	5%	5%	5%	5%	3%
Discount amortization %	4.47%	7.46%	4.00%	2.47%	5.99%	Unknown	0%	0%	0%	0%	0%
Annualized interest income / avg. amt. cost	13.34%	14.88%	9.18%	8.84%	14.57%
						Conforming % (1)	46%	49%	49%	53%	51%
FVO: Residential IGS Prime						> $1 MM %	11%	9%	9%	7%	16%
Coupon income	$383	$291	$391	$628	$-
Average fair value	$1,135	$1,231	$1,674	$2,283	$-	2nd Home %	8%	8%	8%	8%	6%
Annualized interest income / avg. fair value	134.85%	94.45%	93.47%	110.01%	-	Investment Home %	2%	2%	2%	2%	3%

Underlying Loan Characteristics (2)
						Purchase	57%	58%	57%	54%	39%
Number of loans	31,731	46,864	49,227	37,389	271	Cash Out Refi	19%	21%	21%	26%	33%
Total loan face	$15,665,283	$22,246,211	$23,330,538	$16,433,177	$93,771	Rate-Term Refi	24%	21%	22%	19%	28%
Average loan size	$494	$475	$474	$440	$346	Construction	0%	0%	0%	0%	0%
						Other	0%	0%	0%	1%	0%
Year 2008 origination	0%	0%	1%	1%	0%
Year 2007 origination	29%	21%	20%	7%	0%	Full Doc	55%	54%	54%	47%	40%
Year 2006 origination	0%	33%	32%	52%	0%	No Doc	5%	3%	3%	1%	0%
Year 2005 origination	21%	11%	11%	3%	0%	Other Doc (Lim, Red, Stated, etc)	40%	43%	42%	52%	58%
Year 2004 origination and earlier	50%	35%	36%	37%	100%	Unknown/Not Categorized	0%	0%	1%	0%	2%

						2-4 Family	1%	2%	2%	1%	2%
						Condo	12%	12%	12%	13%	10%
						Single Family	86%	85%	85%	86%	88%
						Other	1%	1%	1%	0%	0%

(1) The definition of a conforming loan has significantly changed over time. For all periods shown in this table, the conforming loan definition available in January 2009 was used (which had a maximum loan balance of $625,500).
(2) Only the loan groups providing direct cash flows to our securities are included.

THE REDWOOD REVIEW 4TH QUARTER 2008	Table 12A: Residential Prime IGS at Redwood and Underlying Loan Characteristics	73

Table 12B: Residential Non-Prime IGS at Redwood and Underlying Loan Characteristics ($ in thousands)	74

	2008	2008	2008	2008	2007		2008	2008	2008	2008	2007
	Q4	Q3	Q2	Q1	Q4		Q4	Q3	Q2	Q1	Q4
AFS: Residential IGS Non-Prime						Southern CA	31%	31%	32%	28%	19%
Principal value	$102,263	$81,172	$82,617	$-	$25,362	Northern CA	24%	24%	24%	19%	12%
Unamortized discount	(41,873)	(19,251)	(20,473)	-	(2,456)	Florida	10%	10%	9%	13%	9%
Discount designated as credit reserve	(7,201)	-	-	-	(12,013)	New York	5%	6%	5%	4%	7%
Unrealized gain (loss)	(11,535)	(15,296)	(6,914)	-	-	Georgia	1%	1%	1%	1%	3%
Fair value	$41,654	$46,625	$55,230	$-	$10,893	New Jersey	3%	3%	3%	3%	4%
Fair value / principal value	41%	57%	67%	0%	43%	Texas	1%	1%	1%	1%	3%
						Arizona	2%	2%	2%	3%	3%
FVO: Residential IGS Non-Prime						Illinois	2%	2%	2%	2%	4%
Fair value	$237	$476	$3,251	$5,676	$-	Colorado	1%	1%	1%	1%	2%
						Virginia	3%	2%	3%	3%	2%
Total fair value	$41,891	$47,101	$58,481	$5,676	$10,893	Other states	17%	17%	17%	22%	32%

Current Rating						Wtd Avg Original LTV	74%	74%	74%	76%	80%
AAA	$29,646	$46,625	$57,123	$2,899	$8,824	Original LTV: 0 - 50	4%	4%	4%	4%	2%
AA	1,424	-	-	-	-	Original LTV: 50.01 - 60	7%	6%	6%	5%	3%
A	-	-	90	842	-	Original LTV: 60.01 - 70	19%	18%	17%	16%	10%
BBB	10,821	476	1,268	1,935	2,069	Original LTV: 70.01 - 80	63%	62%	63%	61%	57%
Total fair value	$41,891	$47,101	$58,481	$5,676	$10,893	Original LTV: 80.01 - 90	5%	7%	7%	10%	16%
						Original LTV: 90.01 - 100	2%	3%	3%	4%	12%
Security Type						Unknown	0%	0%	0%	0%	0%
Option ARM	$23,841	$32,873	$40,962	$804	$564
ARM	-	-	-	-	0	Wtd Avg FICO	703	694	695	703	666
Hybrid	12,569	14,228	17,519	4,872	9,867	FICO: <= 600	3%	6%	5%	2%	12%
Fixed	5,481	-	-	-	462	FICO: 601 - 620	3%	5%	4%	2%	10%
Total fair value	$41,891	$47,101	$58,481	$5,676	$10,893	FICO: 621 - 640	6%	7%	7%	6%	11%
						FICO: 641 - 660	8%	9%	9%	9%	13%
AFS: Residential IGS Non-Prime						FICO: 661 - 680	12%	12%	12%	14%	14%
Coupon income	$738	$689	$245	$-	$822	FICO: 681 - 700	16%	15%	16%	16%	12%
Discount amortization	661	1,222	403	-	187	FICO: 701 - 720	14%	13%	13%	14%	9%
Total interest income	$1,399	$1,911	$648	$-	$1,009	FICO: 721 - 740	11%	10%	11%	12%	7%
						FICO: 741 - 760	10%	10%	9%	10%	5%
Average amortized cost	$58,691	$62,030	$27,615	$-	$35,877	FICO: 761 - 780	9%	7%	8%	9%	4%
						FICO: 781 - 800	5%	5%	5%	5%	2%
Coupon income %	5.03%	4.44%	3.55%	0.00%	9.16%	FICO: >= 801	1%	1%	1%	1%	1%
Discount amortization %	4.50%	7.88%	5.84%	0.00%	2.08%	Unknown	2%	0%	0%	0%	0%
Annualized interest income / avg. amt. cost	9.53%	12.32%	9.39%	0.00%	11.25%
						Conforming % (1)	49%	52%	53%	60%	74%
FVO: Residential IGS Non-Prime						> $1 MM %	16%	15%	14%	15%	9%
Coupon income	$19	$131	$289	$433	$-
Average fair value	$337	$1,505	$4,384	$10,253	$-	2nd Home %	6%	6%	6%	7%	3%
Annualized interest income / avg. fair value	22.96%	34.91%	26.39%	16.88%	-	Investment Home %	5%	5%	5%	11%	5%

Underlying Loan Characteristics (2)						Purchase	39%	39%	40%	35%	48%
						Cash Out Refi	47%	48%	47%	44%	38%
Number of loans	18,516	19,448	22,017	9,452	14,276	Rate-Term Refi	14%	13%	13%	21%	14%
Total loan face	$8,485,275	$8,314,102	$9,363,041	$3,528,453	$3,533,144	Construction	0%	0%	0%	0%	0%
Average loan size	$458	$428	$425	$373	$247	Other	0%	0%	0%	0%	0%

Year 2008 origination	0%	0%	0%	0%	0%	Full Doc	25%	25%	24%	16%	45%
Year 2007 origination	7%	4%	9%	35%	88%	No Doc	2%	0%	1%	2%	1%
Year 2006 origination	19%	28%	28%	50%	6%	Other Doc (Lim, Red, Stated, etc)	73%	75%	74%	78%	54%
Year 2005 origination	39%	34%	31%	6%	0%	Unknown/Not Categorized	0%	0%	1%	4%	0%
Year 2004 origination and earlier	35%	34%	32%	9%	6%
						2-4 Family	4%	4%	4%	6%	7%
						Condo	10%	10%	10%	11%	7%
						Single Family	86%	86%	86%	83%	86%
						Other	0%	0%	0%	0%	0%

(1) The definition of a conforming loan has significantly changed over time. For all periods shown in this table, the conforming loan definition available in January 2009 was used (which had a maximum loan balance of $625,500).
(2) Only the loan groups providing direct cash flows to our securities are included.

THE REDWOOD REVIEW 4TH QUARTER 2008	Table 12B: Residential Non-Prime IGS at Redwood and Underlying Loan Characteristics

Table 12C: Residential Prime CES at Redwood and Underlying Loan Characteristics ($ in thousands)

	2008	2008	2008	2008	2007		2008	2008	2008	2008	2007
	Q4	Q3	Q2	Q1	Q4		Q4	Q3	Q2	Q1	Q4
AFS: Residential Prime CES						Southern CA	25%	25%	25%	26%	26%
Principal value	$343,900	$360,863	$390,128	$537,214	$528,745	Northern CA	22%	23%	23%	23%	23%
Unamortized discount	(32,032)	(29,550)	(48,898)	(60,335)	(76,633)	Florida	5%	5%	5%	6%	6%
Discount designated as credit reserve	(284,379)	(286,616)	(251,942)	(358,334)	(287,716)	New York	6%	6%	6%	6%	6%
Unrealized loss	(5,559)	(3,283)	(9,984)	(40,739)	(36,784)	Georgia	2%	2%	2%	2%	2%
Fair value	$21,930	$41,414	$79,304	$77,806	$127,612	New Jersey	3%	3%	3%	3%	3%
Fair value / principal value	6%	11%	20%	14%	24%	Texas	3%	3%	3%	2%	2%
						Arizona	2%	2%	2%	2%	2%
FVO: Residential Prime CES						Illinois	3%	3%	3%	3%	3%
Fair value	$-	$-	$-	$-	$-	Colorado	2%	2%	2%	2%	2%
						Virginia	4%	4%	4%	4%	4%
Total fair value	$21,930	$41,414	$79,304	$77,806	$127,612	Other states	23%	22%	23%	22%	21%

Current Rating						Wtd Avg Original LTV	68%	69%	69%	69%	69%
BB	$7,488	$12,169	$29,714	$24,647	$49,935	Original LTV: 0 - 50	14%	14%	14%	13%	13%
B	4,700	12,362	20,928	21,538	41,150	Original LTV: 50.01 - 60	12%	12%	12%	12%	12%
Unrated	9,742	16,883	28,662	31,621	36,527	Original LTV: 60.01 - 70	22%	22%	22%	22%	22%
Total fair value	$21,930	$41,414	$79,304	$77,806	$127,612	Original LTV: 70.01 - 80	48%	49%	49%	50%	50%
						Original LTV: 80.01 - 90	3%	2%	2%	2%	2%
Security Type						Original LTV: 90.01 - 100	1%	1%	1%	1%	1%
Option ARM	$-	$-	$-	$6,841	$16,827	Unknown	0%	0%	0%	0%	0%
ARM	1,779	3,293	4,950	4,370	16,180
Hybrid	12,924	14,505	49,829	47,858	72,704	Wtd Avg FICO	735	748	748	736	736
Fixed	7,227	23,616	24,525	18,737	21,901	FICO: <= 600	<1%	0%	0%	0%	0%
Total fair value	$21,930	$41,414	$79,304	$77,806	$127,612	FICO: 601 - 620	<1%	1%	0%	0%	0%
						FICO: 621 - 640	1%	1%	1%	1%	1%
AFS: Residential Prime CES						FICO: 641 - 660	3%	2%	2%	3%	3%
Coupon income	$4,598	$4,975	$6,428	$7,110	$7,013	FICO: 661 - 680	5%	5%	5%	5%	7%
Discount amortization	1,247	2,789	5,511	9,490	12,521	FICO: 681 - 700	8%	9%	9%	10%	10%
Total interest income	$5,846	$7,764	$11,939	$16,600	$19,534	FICO: 701 - 720	13%	12%	12%	13%	13%
						FICO: 721 - 740	14%	14%	14%	14%	14%
Average amortized cost	$42,974	$85,314	$111,860	$164,621	$159,699	FICO: 741 - 760	16%	16%	16%	16%	16%
						FICO: 761 - 780	19%	19%	19%	18%	18%
Coupon income %	42.80%	23.32%	22.98%	17.27%	17.57%	FICO: 781 - 800	14%	14%	14%	13%	14%
Discount amortization %	11.61%	13.08%	19.71%	23.06%	31.36%	FICO: >= 801	4%	4%	4%	4%	4%
Annualized interest income / avg. amt. cost	54.41%	36.40%	42.69%	40.34%	48.93%	Unknown	3%	3%	3%	3%	0%

FVO: Residential Prime CES						Conforming % (1)	55%	24%	25%	25%	26%
Coupon income	$-	$-	$-	$-	$-	> $1 MM %	7%	8%	8%	10%	10%
Average fair value	$-	$-	$-	$-	$-
Annualized interest income / avg. fair value	-	-	-	-	-	2nd Home %	6%	6%	6%	6%	7%
						Investment Home %	1%	1%	1%	2%	2%

Underlying Loan Characteristics						Purchase	43%	43%	42%	42%	42%
						Cash Out Refi	21%	21%	21%	24%	25%
Number of loans	226,529	247,449	262,263	303,657	305,272	Rate-Term Refi	36%	36%	35%	33%	32%
Total loan face	$98,684,840	$101,075,147	$107,284,052	$127,183,501	$126,820,985	Construction	0%	0%	0%	0%	0%
Average loan size	$436	$408	$409	$419	$415	Other	0%	0%	0%	0%	1%

Year 2008 origination	<1%	<1%	0%	0%	0%	Full Doc	54%	53%	53%	49%	52%
Year 2007 origination	7%	6%	6%	8%	7%	No Doc	4%	7%	7%	7%	7%
Year 2006 origination	15%	11%	11%	13%	13%	Other Doc (Lim, Red, Stated, etc)	39%	37%	37%	41%	41%
Year 2005 origination	17%	20%	20%	22%	23%	Unkown	3%	3%	3%	3%	0%
Year 2004 origination and earlier	61%	62%	63%	56%	57%
						2-4 Family	1%	1%	1%	1%	0%
						Condo	10%	11%	11%	11%	2%
						Single Family	88%	88%	88%	87%	11%
						Other	1%	0%	0%	0%	87%

(1) The definition of a conforming loan has significantly changed over time. For all periods shown in this table, the conforming loan definition available during the corresponding period was used. For December 31, 2008, the conforming loan definition available in January 2009 was used (which had a maximum loan balance of $625,500).

THE REDWOOD REVIEW 4TH QUARTER 2008	Table 12C: Residential Prime CES at Redwood and Underlying Loan Characteristics	75

Table 12D: Residential Non-Prime CES at Redwood and Underlying Loan Characteristics ($ in thousands)	76

	2008	2008	2008	2008	2007		2008	2008	2008	2008	2007
	Q4	Q3	Q2	Q1	Q4		Q4	Q3	Q2	Q1	Q4
AFS: Residential CES Non-Prime						Southern CA	31%	30%	30%	27%	28%
Principal value	$420,866	$260,142	$319,067	$240,997	$262,684	Northern CA	22%	22%	22%	19%	19%
Unamortized discount	(1,054)	(10,067)	(14,411)	(1,364)	(13,809)	Florida	10%	10%	10%	11%	11%
Discount designated as credit reserve	(415,820)	(247,798)	(296,986)	(227,820)	(222,416)	New York	4%	4%	4%	3%	3%
Unrealized gain (loss)	3,269	2,040	(142)	(1,762)	(3,062)	Georgia	0%	1%	1%	1%	1%
Fair value	$7,261	$4,317	$7,528	$10,051	$23,397	New Jersey	3%	3%	3%	3%	3%
Fair value / principal value	2%	2%	2%	4%	9%	Texas	1%	1%	1%	2%	2%
						Arizona	3%	3%	3%	4%	4%
FVO: Residential CES Non-Prime						Illinois	2%	2%	2%	2%	2%
Fair value	$981	$1,901	$357	$341	$-	Colorado	2%	2%	2%	2%	2%
						Virginia	3%	3%	2%	3%	3%
Total fair value	$8,242	$6,218	$7,885	$10,392	$23,397	Other states	19%	19%	19%	23%	22%

Current Rating						Wtd Avg Original LTV	74%	77%	77%	80%	78%
BB	$748	$175	$459	$427	$2,901	Original LTV: 0 - 50	5%	5%	4%	3%	3%
B	3,207	1,928	1,356	2,220	7,642	Original LTV: 50.01 - 60	7%	7%	6%	5%	5%
Unrated	4,287	4,115	6,070	7,745	12,854	Original LTV: 60.01 - 70	19%	19%	18%	13%	14%
Total fair value	$8,242	$6,218	$7,885	$10,392	$23,397	Original LTV: 70.01 - 80	59%	58%	60%	61%	60%
						Original LTV: 80.01 - 90	7%	8%	8%	13%	12%
Security Type						Original LTV: 90.01 - 100	3%	3%	3%	5%	5%
Option ARM	$5,061	$3,943	$6,744	$7,798	$19,644	Unknown	0%	0%	0%	0%	0%
ARM	-	-	-	116	151
Hybrid	2,257	2,220	1,085	1,962	2,903	Wtd Avg FICO	708	705	703	688	692
Fixed	924	55	56	516	699	FICO: <= 600	2%	4%	4%	6%	5%
Total fair value	$8,242	$6,218	$7,885	$10,392	$23,397	FICO: 601 - 620	2%	3%	3%	4%	4%
						FICO: 621 - 640	5%	5%	6%	8%	7%
AFS: Residential CES Non-Prime						FICO: 641 - 660	7%	8%	8%	11%	10%
Coupon income	$4,387	$2,602	$2,189	$3,216	$4,094	FICO: 661 - 680	11%	11%	12%	15%	15%
Discount amortization	780	2,394	177	2,079	1,153	FICO: 681 - 700	16%	16%	16%	15%	14%
Total interest income	$5,167	$4,996	$2,367	$5,295	$5,247	FICO: 701 - 720	15%	14%	14%	12%	12%
						FICO: 721 - 740	13%	13%	12%	10%	9%
Average amortized cost	$3,563	$3,570	$10,236	$25,772	$38,788	FICO: 741 - 760	11%	11%	11%	8%	8%
						FICO: 761 - 780	10%	9%	9%	6%	6%
Coupon income %	492.46%	291.56%	85.56%	49.91%	42.22%	FICO: 781 - 800	6%	5%	5%	4%	4%
Discount amortization %	87.53%	268.20%	6.92%	32.27%	11.89%	FICO: >= 801	2%	1%	1%	1%	5%
Annualized interest income / avg. amt. cost	579.99%	559.76%	92.48%	82.18%	54.11%	Unknown	0%	0%	0%	1%	1%

FVO: Residential CES Non-Prime						Conforming % (1)	54%	37%	41%	50%	49%
Coupon income	$217	$223	$71	$128	$-	> $1 MM %	20%	19%	17%	12%	13%
Average fair value	$1,531	$1,468	$2,595	$576	$-
Annualized interest income / avg. fair value	56.76%	60.84%	10.88%	88.89%	-	2nd Home %	7%	7%	6%	5%	6%
						Investment Home %	7%	7%	9%	10%	11%
Underlying Loan Characteristics
						Purchase	34%	36%	37%	38%	37%
Number of loans	72,621	78,441	103,292	74,301	73,658	Cash Out Refi	45%	45%	44%	43%	44%
Total loan face	$29,701,856	$30,954,928	$38,167,452	$23,601,231	$22,895,942	Rate-Term Refi	21%	19%	18%	18%	19%
Average loan size	$409	$395	$370	$318	$311	Construction	0%	0%	0%	0%	0%
						Other	0%	0%	0%	0%	0%
Year 2008 origination	0%	0%	0%	0%	0%
Year 2007 origination	37%	34%	26%	32%	26%	Full Doc	23%	24%	24%	27%	25%
Year 2006 origination	28%	31%	30%	29%	32%	No Doc	5%	4%	4%	1%	1%
Year 2005 origination	22%	22%	28%	22%	23%	Other Doc (Lim, Red, Stated, etc)	71%	71%	69%	66%	69%
Year 2004 origination and earlier	13%	13%	16%	17%	19%	Unknown/Not Categorized	1%	1%	4%	7%	5%

						2-4 Family	4%	4%	5%	5%	5%
						Condo	10%	10%	11%	10%	10%
						Single Family	86%	86%	85%	85%	84%
						Other	0%	0%	0%	0%	0%

(1) The definition of a conforming loan has significantly changed over time. For all periods shown in this table, the conforming loan definition available during the corresponding period was used. For December 31, 2008, the conforming loan definition available in January 2009 was used (which had a maximum loan balance of $625,500).

THE REDWOOD REVIEW 4TH QUARTER 2008	Table 12D: Residential Non-Prime CES at Redwood and Underlying Loan Characteristics

Table 13: Residential Real Estate Loan Characteristics ($ in thousands)

	2008	2008	2008	2008	2007	2007	2007	2007	2006
	Q4	Q3	Q2	Q1	Q4	Q3	Q2	Q1	Q4

Residential loans	$4,617,269	$6,070,083	$6,322,868	$6,702,726	$7,106,018	$7,546,529	$8,256,759	$8,582,964	$9,212,002
Number of loans	15,203	18,037	18,706	19,801	21,000	21,981	24,452	25,579	27,695
Average loan size	$304	$337	$338	$339	$338	$343	$338	$336	$333

Adjustable %	85%	67%	67%	67%	68%	69%	71%	79%	85%
Hybrid %	15%	33%	33%	33%	32%	31%	29%	20%	15%
Fixed %	0%	0%	0%	0%	0%	0%	0%	1%	0%

Amortizing %	4%	5%	5%	5%	5%	5%	5%	4%	3%
Interest-only %	96%	95%	95%	95%	95%	95%	95%	96%	97%
Negatively amortizing %	0%	0%	0%	0%	0%	0%	0%	0%	0%

Southern California	12%	15%	15%	15%	14%	15%	14%	14%	13%
Northern California	9%	11%	11%	11%	10%	10%	11%	10%	10%
Florida	13%	13%	13%	13%	13%	12%	12%	13%	12%
New York	6%	6%	6%	6%	6%	6%	6%	6%	6%
Georgia	5%	4%	4%	4%	4%	4%	4%	5%	5%
New Jersey	4%	4%	4%	4%	4%	4%	4%	4%	4%
Texas	5%	4%	4%	4%	5%	5%	5%	5%	5%
Arizona	3%	3%	3%	3%	4%	4%	4%	4%	4%
Illinois	3%	3%	3%	3%	3%	3%	3%	3%	3%
Colorado	4%	3%	3%	3%	3%	3%	3%	3%	4%
Virginia	3%	3%	3%	3%	3%	3%	3%	3%	3%
Other states (none greater than 3%)	33%	31%	30%	30%	31%	31%	31%	30%	31%

Year 2008 origination	0%	0%	0%	0%	0%	0%	0%	0%	0%
Year 2007 origination	2%	13%	13%	13%	13%	12%	11%	3%	0%
Year 2006 origination	15%	21%	21%	20%	20%	19%	18%	19%	17%
Year 2005 origination	4%	5%	5%	5%	5%	5%	5%	5%	5%
Year 2004 origination or earlier	79%	61%	61%	62%	62%	64%	66%	73%	78%

Wtd Avg Original LTV	68%	69%	69%	69%	69%	68%	68%	68%	68%
Original LTV: 0 - 50	17%	15%	15%	15%	15%	15%	15%	15%	16%
Original LTV: 50 - 60	11%	11%	11%	11%	11%	11%	11%	12%	12%
Original LTV: 60 - 70	19%	19%	19%	19%	19%	19%	20%	20%	20%
Original LTV: 70 - 80	46%	49%	49%	49%	48%	48%	47%	46%	45%
Original LTV: 80 - 90	2%	2%	2%	2%	2%	2%	2%	2%	2%
Original LTV: 90 - 100	5%	4%	4%	4%	5%	5%	5%	5%	5%

Wtg Avg FICO	732	732	732	732	732	732	732	727	733
FICO: <= 600	1%	1%	1%	1%	1%	1%	1%	1%	1%
FICO: 601 -620	1%	1%	1%	1%	1%	1%	1%	1%	1%
FICO: 621 - 640	2%	1%	1%	2%	1%	2%	2%	2%	1%
FICO: 641 -660	4%	3%	3%	3%	3%	3%	3%	3%	3%
FICO: 661 - 680	7%	7%	8%	7%	7%	7%	7%	7%	8%
FICO: 681 - 700	12%	12%	12%	12%	12%	12%	12%	12%	12%
FICO: 701 - 720	13%	13%	14%	13%	14%	13%	14%	14%	14%
FICO: 721 - 740	13%	13%	14%	13%	13%	13%	13%	13%	13%
FICO: 741 - 760	15%	15%	15%	15%	15%	15%	15%	15%	15%
FICO: 761 - 780	17%	17%	17%	17%	17%	17%	17%	17%	17%
FICO: 781 - 800	12%	13%	13%	13%	13%	13%	13%	12%	12%
FICO: >= 801	3%	4%	4%	4%	3%	4%	4%	3%	3%

Conforming % (1)	52%	34%	33%	34%	34%	35%	35%	37%	38%
% balance in loans > $1mm per loan	14%	15%	15%	15%	15%	15%	15%	16%	18%

2nd home %	11%	11%	11%	11%	11%	11%	11%	11%	11%
Investment home %	3%	3%	3%	3%	3%	3%	3%	3%	3%

Purchase	34%	36%	36%	36%	36%	36%	35%	35%	34%
Cash out refinance	34%	32%	32%	32%	32%	32%	32%	31%	32%
Rate-term refinance	31%	30%	30%	30%	30%	31%	31%	32%	32%
Other	1%	2%	2%	2%	2%	2%	2%	2%	2%

(1) The definition of a conforming loan has significantly changed over time. For all periods shown in this table, the conforming loan definition available during the corresponding period was used. For December 31, 2008, the conforming loan definition available in January 2009 was used (which had a maximum loan balance of $625,500).

THE REDWOOD REVIEW 4TH QUARTER 2008	Table 13: Other Real Estate Investments and Underlying Characteristics at Redwood	77

Table 14: Commercial Real Estate Loans Credit Performance ($ in thousands)	78

		Managed Loans	Internally-Designated Credit Reserve	External Credit Enhancement	Total Credit Protection (2)	Total Credit Protection as % of Loans	Seriously Delinquent Loans	Seriously Delinquent Loan % of Current Balance	Total Credit Losses	Third Parties' Share of Net Charge-offs/ (Recoveries)	Redwood's Share of Net Charge-offs/ (Recoveries)	Total Credit Losses As % of Loans (Annualized)

Total Managed	Q4: 2006	$57,789,159	$303,481	$472,669	$776,150	1.34%	$64,367	0.11%	$1,156	$1,132	$24	0.01%
Commercial Portfolio	2006	57,789,159	303,481	472,669	776,150	1.34%	64,367	0.11%	4,876	4,355	521	0.03%
	Q1: 2007	57,450,042	304,955	551,917	856,872	1.49%	77,726	0.14%	2,688	1,417	1,271	0.02%
	Q2: 2007	63,626,147	321,234	584,706	905,940	1.42%	73,104	0.10%	72	30	42	0.00%
	Q3: 2007	65,030,244	320,987	577,447	898,434	1.38%	181,473	0.28%	680	408	272	0.00%
	Q4: 2007	61,776,102	328,945	427,868	756,813	1.23%	183,093	0.30%	1,952	1,171	781	0.01%
	2007	61,776,102	328,945	427,868	756,813	1.23%	183,093	0.30%	5,392	3,026	2,366	0.01%
	Q1: 2008 (1)	54,746,581	389,014	63,299	452,313	0.83%	227,494	0.42%	42	4	38	0.00%
	Q2: 2008	49,370,254	395,113	63,297	458,410	0.93%	390,117	0.79%	13,756	8,254	5,502	0.03%
	Q3: 2008	49,028,984	481,286	63,297	544,583	1.11%	472,840	0.96%	6,508	3,775	2,733	0.01%
	Q4: 2008	48,703,440	507,673	63,196	570,869	1.17%	561,676	1.15%	1,782	1,069	713	0.00%
	2008	$48,703,440	$507,673	$63,196	$570,869	1.17%	$561,676	1.15%	$22,088	$13,102	$8,986	0.05%

Commercial Real Estate	Q4: 2006	$38,360	$8,141	$0	$8,141	21.22%	$0	0.00%	$0	$0	$0	0.00%
Loans	2006	38,360	8,141	-	8,141	21.22%	-	0.00%	35	-	35	0.36%
	Q1: 2007	38,394	10,489	-	10,489	27.32%	-	0.00%	-	-	-	0.00%
	Q2: 2007	38,311	10,489	-	10,489	27.38%	-	0.00%	-	-	-	0.00%
	Q3: 2007	38,224	10,489	-	10,489	34.07%	-	0.00%	-	-	-	0.00%
	Q4: 2007	38,111	10,489	-	10,489	27.52%	-	0.00%	-	-	-	0.00%
	2007	38,111	10,489	-	10,489	27.52%	-	0.00%	-	-	-	0.00%
	Q1: 2008 (1)	10,645	10,626	-	10,626	99.82%	-	0.00%	-	-	-	0.00%
	Q2: 2008	10,643	10,626	-	10,626	99.84%	-	0.00%	-	-	-	0.00%
	Q3: 2008	10,642	10,626	-	10,626	99.85%	-	0.00%	-	-	-	0.00%
	Q4: 2008	10,640	10,626	-	10,626	99.87%	-	0.00%	-	-	-	0.00%
	2008	$10,640	$10,626	$0	$10,626	99.87%	$0	0.00%	$0	$0	$0	0.00%

Commercial CES	Q4: 2006	$57,750,799	$295,340	$472,669	$768,009	1.33%	$64,367	0.11%	$1,156	$1,132	$24	0.01%
	2006	57,750,799	295,340	472,669	768,009	1.33%	64,367	0.11%	4,841	4,355	486	0.01%
	Q1: 2007	57,411,648	294,466	551,917	846,383	1.47%	77,726	0.14%	2,688	1,417	1,271	0.02%
	Q2: 2007	63,587,836	310,745	584,706	895,451	1.41%	73,104	0.10%	72	30	42	0.00%
	Q3: 2007	64,999,460	310,498	577,447	887,945	1.37%	181,473	0.28%	680	408	272	0.00%
	Q4: 2007	61,737,991	318,456	427,868	746,324	1.21%	183,093	0.30%	1,952	1,171	781	0.01%
	2007	61,737,991	318,456	427,868	746,324	1.21%	183,093	0.30%	5,392	3,026	2,366	0.01%
	Q1: 2008 (1)	54,735,936	378,388	63,299	441,687	0.81%	227,494	0.42%	42	4	38	0.00%
	Q2: 2008	49,359,611	384,487	63,297	447,784	0.91%	390,117	0.79%	13,756	8,254	5,502	0.03%
	Q3: 2008	49,018,342	470,660	63,297	533,957	1.09%	472,840	0.96%	6,508	3,775	2,733	0.01%
	Q4: 2008	48,692,800	497,047	63,196	560,243	1.15%	561,676	1.15%	1,782	1,069	713	0.00%
	2008	$48,692,800	$497,047	$63,196	$560,243	1.15%	$561,676	1.15%	$22,088	$13,102	$8,986	0.05%

(1) As of January 1, 2008 balances includes loans and CES held by Redwood only.

 (2) The credit reserve on commercial real estate loans is only available to absorb losses on our commercial real estate loan portfolio.  Internally-designated credit reserves and external credit enhancement are only available to absorb losses on commercial CES.  The credit enhancement balances shown above do not include pari passu CES owned by others.  If we had included these amounts, the total credit protection would increase to 1.55% for commercial CES compared to the 1.15% shown in the table above.

THE REDWOOD REVIEW 4TH QUARTER 2008	Table 14: Commercial Real Estate Loans Credit Performance

Table 15: Commercial CES at Redwood Underlying Loan Characteristics (all $ in thousands)

	2008	2008	2008	2008
	Q4	Q3	Q2	Q1

Commercial loans	$48,692,800	$49,018,342	$49,359,611	$54,735,936
Number of loans	3,286	3,310	3,351	3,407
Average face value	$14,779	$14,809	$14,758	$14,629

State Distribution
CA	16%	15%	15%	15%
NY	13%	13%	13%	13%
TX	9%	9%	9%	9%
VA	5%	5%	5%	5%
FL	6%	6%	6%	6%
Other	51%	52%	52%	52%

Property Type Distribution
Office	39%	38%	39%	39%
Retail	28%	28%	28%	28%
Multi-family	16%	16%	16%	16%
Hospitality	7%	7%	7%	7%
Self-storage	3%	3%	3%	3%
Industrial	3%	4%	4%	4%
Other	4%	4%	4%	4%

Weighted average LTV	68%	68%	70%	70%

Weighted average debt service coverage ratio	1.60	1.60	1.62	1.60

THE REDWOOD REVIEW 4TH QUARTER 2008	Table 15: Commercial CES at Redwood Underlying Loan Characteristics	79

Table 16: Securities at Redwood Fair Value as a % of Principal ($ in millions)1	80

<=2004 Value	%	2005 Value	%	2006 Value	%	2007 Value	%	2008 Value	%	Total Value	%

Prime
Resi - IGS
AAA	$1	15%	$34	67%	$7	42%	$6	63%	$-	0%	$48	62%
AA	8	32%	7	23%	-	0%	-	0%	1	10%	16	25%
A	4	18%	-	0%	-	0%	-	0%	-	0%	4	17%
BBB	3	17%	0	7%	-	0%	2	35%	-	0%	5	17%
Resi - IGS Total	16	25%	41	47%	7	42%	8	53%	1	10%	73	37%

Resi - CES
BB	$5	14%	$1	5%	$1	6%	$-	0%	$-	0%	$7	9%
B	4	12%	-	0%	-	0%	-	0%	-	0%	4	9%
NR	9	8%	1	2%	-	0%	1	1%	-	0%	11	5%
Resi - CES Total	18	10%	2	3%	1	6%	1	1%	-	0%	22	6%

Total Prime	$34	14%	$43	29%	$8	15%	$9	14%	$1	4%	$95	18%

Non-Prime
Resi - IGS
AAA	$-	0%	$24	41%	$6	35%	$-	0%	$-	0%	$30	39%
AA	-	0%	1	59%	-	0%	-	0%	-	0%	1	59%
BBB	-	0%	-	0%	-	0%	11	43%	-	0%	11	41%
Resi - IGS Total	-	0%	25	41%	6	35%	11	43%	-	0%	42	40%

BB	-	0%	-	0%	-	0%	1	3%	-	0%	1	3%
B	-	0%	-	0%	-	0%	3	4%	-	0%	3	3%
NR	1	2%	1	4%	-	0%	2	1%	-	0%	4	1%
Resi - CES Total	1	2%	1	4%	-	0%	6	2%	-	0%	8	2%

Total Non-Prime	$1	2%	$26	27%	$6	9%	$17	5%	$-	0%	$50	9%

Comm - CES
BB	$2	20%	$-	0%	$-	0%	$1	11%	$-	0%	$3	14%
B	-	0%	-	0%	3	11%	2	10%	-	0%	5	10%
NR	8	21%	9	7%	14	6%	3	6%	-	0%	34	8%
Comm - CES Total	10	21%	9	7%	17	7%	6	7%	-	0%	42	8%

Total CMBS	$10	21%	$9	7%	$17	7%	$6	7%	$-	0%	$42	8%

CDO
CDO - IGS
AA	$-	0%	$4	20%	$-	0%	$-	0%	$-	0%	$4	20%
CDO - CES Total	-	-	4	20%	$-	-	-	-	-	-	$4	20%

Total CDO	$-	0%	$4	20%	$-	0%	$-	0%	$-	0%	$4	20%

Total Securities	$45		$82		$31		$32		$1		$191	12%

(1) Certain categories have market values of less than one million and significant face values.  For example, Non-Prime Resi CES from the 2006 vintage is carried at only $106 thousand and has a face value of $47 million.

THE REDWOOD REVIEW 4TH QUARTER 2008	Table 16: Securities at Redwood Fair Value as a % of Principal

Redwood Trust Corporate Information

Executive Officers:	Directors:

George E. Bull, III	George E. Bull, III
Chairman of the Board and	Chairman of the Board and
Chief Executive Officer	Chief Executive Officer

Martin S. Hughes	Richard D. Baum
President, Chief Financial Officer,	Executive Director,
and Co-Chief Operating Officer	California Commission for
Economic Development
Brett D. Nicholas
Chief Investment Officer and	Thomas C. Brown
Co-Chief Operating Officer	COO, McGuire Real Estate and
Principal Shareholder, Urban Bay Properties, Inc.
Harold F. Zagunis
Chief Risk Officer and	Mariann Byerwalter
Managing Director	Chairman, JDN Corporate
Advisory LLC

Douglas B. Hansen
Private Investor

Greg H. Kubicek
President, The Holt Group, Inc.

Diane L. Merdian
Private Investor

Georganne C. Proctor
Executive Vice President and
Chief Financial Officer, TIAA-CREF
Stock Listing:
The Company’s common stock is traded	Charles J. Toeniskoetter
on the New York Stock Exchange under	Chairman, Toeniskoetter & Breeding, Inc.
the symbol RWT	Development
Chairman & CEO, Toeniskoetter Construction, Inc.
Corporate Office:
One Belvedere Place, Suite 300	David L. Tyler
Mill Valley, California 94941	Private Investor
Telephone: (415) 389-7373

Investor Relations:
Mike McMahon
Managing Director	Transfer Agent:
Paula Kwok	Computershare
Assistant Vice President	2 North LaSalle Street
IR Hotline: (866) 269-4976	Chicago, IL 60602
Email: investorrelations@redwoodtrust.com	Telephone: (888) 472-1955

For more information about Redwood Trust, please visit our website at: www.redwoodtrust.com